SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant [x]
Filed by a Party other than the Registrant [_]

Check the appropriate box:
[_]  Preliminary Proxy Statement                  [_] Soliciting Material Under Rule
[_]  Confidential, For Use of the                        14a-12
       Commission Only (as permitted
       by Rule 14a-6(e)(2))
[x]  Definitive Proxy Statement
[_]  Definitive Additional Materials

Eastman Kodak Company
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(Name of Registrant as Specified In Its Charter)

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(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[x]  No fee required.
[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

1)  Title of each class of securities to which transaction applies:
____________________________________________________________________________________
2)  Aggregate number of securities to which transaction applies:
3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
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____________________________________________________________________________________
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[_] Fee paid previously with preliminary materials:
[_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or
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____________________________________________________________________________________
      1) Amount previously paid:
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NOTICE OF 2009 ANNUAL MEETING
AND PROXY STATEMENT

Date of Notice April 2, 2009

EASTMAN KODAK COMPANY
343 STATE STREET
ROCHESTER, NEW YORK 14650

TABLE OF CONTENTS

PROXY STATEMENT
1	Notice of the 2009 Annual Meeting of Shareholders

QUESTIONS & ANSWERS
2	Questions & Answers
8	Householding of Disclosure Documents
8	Audio Webcast of Annual Meeting

PROPOSALS
9	Company Proposals
9	Item 1 — Election of Directors
9	Item 2 — Ratification of the Audit Committee’s
Selection of PricewaterhouseCoopers LLP as
Independent Registered Public Accounting Firm

BOARD STRUCTURE AND CORPORATE GOVERNANCE
10	Introduction
10	Corporate Governance Guidelines
10	Business Conduct Guide and Directors’
Code of Conduct
10	Board Independence
11	Audit Committee Financial Qualifications
and Memberships
11	Review, Approval or Ratification of Transactions
with Related Persons
13	Board of Directors
16	Committees of the Board
18	Committee Membership
19	Executive Compensation and Development
Committee
20	Compensation Committee Interlocks and
Insider Participation
20	Governance Practices
23	Director Compensation

BENEFICIAL OWNERSHIP
27	Beneficial Security Ownership of More Than 5%
of the Company’s Common Stock
28	Beneficial Security Ownership of Directors, Nominees
and Section 16 Executive Officers

COMMITTEE REPORTS
31	Report of the Audit Committee
32	Report of the Corporate Responsibility
and Governance Committee
33	Report of the Executive Compensation
and Development Committee
COMPENSATION DISCUSSION AND ANALYSIS
34	Introduction
35	Compensation Philosophy and Program
35	Determining Executive Total Direct Compensation
38	Elements of Total Direct Compensation
46	Executive Compensation Policies Relating to
Incentive Plans
47	Other Compensation Elements
48	Severance and Change-in-Control Arrangements

COMPENSATION OF NAMED EXECUTIVE OFFICERS
49	Summary Compensation Table
53	Employment and Retention Arrangements
55	Grants of Plan-Based Awards in 2008 Table
58	Outstanding Equity Awards at 2008 Fiscal
Year-End Table
62	Option Exercises and Stock Vested Table
63	Pension Benefits for 2008
65	Supplemental Individual Retirement Arrangements
66	Non-Qualified Deferred Compensation for 2008
68	Termination and Change-in-Control Arrangements
68	Potential Payments upon Termination or
Change-in-Control
69	Individual Severance Arrangements
72	Regular Severance Payments Table
73	Severance Benefits Based on Termination
Due to Disability Table
74	Severance Benefits Based on Termination
Due to Death Table
75	Severance Benefits Based on Termination
with Good Reason Table
76	Change-in-Control Severance Payments
78	Change-in-Control Severance Payments Table

REPORTING COMPLIANCE
79	Section 16(a) Beneficial Ownership Reporting
Compliance

EXHIBITS
80	Exhibit I — Director Independence Standards
81	Exhibit Il — Director Qualification Standards
82	Exhibit Ill — Director Selection Process
83	Exhibit IV — Audit and Non-Audit Services
Pre-Approval Policy

ANNUAL MEETING INFORMATION
85	2009 Annual Meeting Directions and Parking
Information

NOTICE OF 2009 ANNUAL MEETING AND PROXY STATEMENT

Dear Shareholder:

You are cordially invited to attend our Annual Meeting of Shareholders on Wednesday, May 13, 2009 at 9:00 a.m., local time, at the Embassy Suites Hotel Walnut Creek, 1345 Treat Boulevard, Walnut Creek, CA. You will be asked to vote on Company proposals.

Whether or not you attend the Annual Meeting, we hope you will vote as soon as possible. You may vote over the internet, as well as by telephone or by mailing a proxy card or voting instruction card. We encourage you to use the internet, as it is the most cost-effective way to vote.

We look forward to seeing you at the Annual Meeting and would like to take this opportunity to remind you that your vote is very important.

Sincerely,

Antonio M. Perez
Chairman of the Board

NOTICE OF THE 2009 ANNUAL MEETING OF SHAREHOLDERS

The Annual Meeting of Shareholders of Eastman Kodak Company will be held on Wednesday, May 13, 2009 at 9:00 a.m., local time, at the Embassy Suites Hotel Walnut Creek, 1345 Treat Boulevard, Walnut Creek, CA. The following proposals will be voted on at the Annual Meeting:

1.	Election of 11 directors named in the Proxy Statement for a term of one year or until their successors are duly elected and qualified.

2.	Ratification of the Audit Committee’s selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm.

The Board of Directors recommends a vote FOR Items 1 and 2.

If you were a shareholder of record at the close of business on March 16, 2009, you are entitled to vote at the Annual Meeting.

Again this year, we are taking advantage of the Securities and Exchange Commission “e-proxy” rules that allow public companies to furnish proxy materials to their shareholders over the internet. These rules allow us to provide you with the information you need, while lowering the cost of delivery and reducing the environmental impact of our Annual Meeting.

If you have any questions about the Annual Meeting, please contact: Coordinator, Shareholder Services, Eastman Kodak Company, 343 State Street, Rochester, NY 14650-0218, (585) 724-5492, e-mail: shareholderservices@kodak.com.

The Annual Meeting will be accessible by the handicapped. If you require special assistance, contact the Coordinator, Shareholder Services.

By Order of the Board of Directors

Laurence L. Hickey
Secretary and Assistant General Counsel
Eastman Kodak Company
April 2, 2009

Important Notice Regarding the Availability of Proxy Materials for the Shareholders Meeting to be held on May 13, 2009. The Notice of 2009 Annual Meeting and Proxy Statement and 2008 Annual Report on Form 10-K are available at www.envisionreports.com/ek.

QUESTIONS & ANSWERS

Q.	Why am I receiving these proxy materials?
A.	Our Board of Directors (the Board) is providing these proxy materials to you on the internet, or has delivered printed versions to you by mail in connection with Kodak’s 2009 Annual Meeting of Shareholders (the Annual Meeting), which will take place on Wednesday, May 13, 2009. As a shareholder of record, you are invited to attend the Annual Meeting and are entitled and requested to vote on the items of business described in this Proxy Statement. The approximate date on which these proxy materials are being made available to you is April 2, 2009.

Q.	What is included in these proxy materials?
A.	These proxy materials include:
  Our 2008 Annual Report on Form 10-K; and

  Notice of 2009 Annual Meeting and Proxy Statement.
If you received printed versions of the proxy materials by mail, these proxy materials also include the Proxy Card for the Annual Meeting.

Q.	What am I voting on?
A.	The Board is soliciting your proxy in connection with the Annual Meeting to be held on Wednesday, May 13, 2009 at 9:00 a.m., local time, at the Embassy Suites Hotel Walnut Creek, and any adjournment or postponement thereof. You are voting on the following proposals:

	1.	Election of directors for a term of one year or until their successors are duly elected and qualified.

	2.	Ratification of the Audit Committee’s selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm.

Q.	What are the voting recommendations of the Board?
A.	The Board recommends the following votes:
  FOR each of the director nominees.

  FOR ratification of the Audit Committee’s selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm.
Q.	Why did I receive a one-page notice in the mail regarding the internet availability of proxy materials this year instead of a full set of proxy materials?
A.	This year, we are pleased to be again using the Securities and Exchange Commission (SEC) “e-proxy” rules. These rules allow companies to furnish proxy materials to shareholders over the internet. The “e-proxy” rules remove the requirement for public companies to automatically send shareholders a full, printed copy of proxy materials and allow them instead to deliver to their shareholders a “Notice of Internet Availability of Proxy Materials” and to provide online access to the documents. As a result, we mailed to many of our shareholders a “Notice of Internet Availability of Proxy Materials” (the Notice) on or about April 2, 2009.

The Notice provides instructions on how to:
  View our proxy materials for the Annual Meeting on the internet; and

  Request a printed copy of the proxy materials.
In addition, shareholders may request to receive proxy materials in printed form by mail or electronically by e-mail on an ongoing basis. Choosing to receive your future proxy materials by e-mail will save us the cost of printing and mailing documents to you and will reduce the environmental impact of printed materials.

Q.	Why didn’t I receive a notice in the mail about the internet availability of the proxy materials?
A.	We are providing some of our shareholders, including those who have previously requested to receive paper copies of the proxy materials, with paper copies of the proxy materials instead of the Notice.

In addition, we are providing the Notice by e-mail to those shareholders who have previously elected delivery of the proxy materials electronically. Those shareholders should have received an e-mail containing a link to the website where materials are available.

Q.	Where can I view the proxy materials on the internet?
A.	This Proxy Statement, the form of proxy and voting instructions are being made available to shareholders on or about April 2, 2009, at www.envisionreports.com/ek. Our 2008 Annual Report on Form 10-K is being made available at the same time and by the same method. The Annual Report on Form 10-K is not to be considered as a part of the proxy solicitation material or as having been incorporated by reference.

Q.	How can I receive a printed copy of the proxy materials?
A.	Shareholder of Record. You may request a printed copy of the proxy materials by any of the following methods:
  Telephone at (866) 641-4276;

  Internet at www.envisionreports.com/ek; or

  E-mail at investorvote@computershare.com. Reference “Proxy Materials Order” on the subject line. In the message, include your full name, address and the three numbers located in the shaded bar on the Notice, and state that you want to receive a paper copy of current and/or future meeting materials.
Beneficial Owner. You may request a printed copy of the proxy materials by following the instructions provided to you by your broker, trustee or nominee.

Q.	What is the difference between holding shares as a shareholder of record and as a beneficial owner?
A.	Most Kodak shareholders hold their shares through a broker or other nominee (beneficial ownership) rather than directly in their own name (shareholder of record). As summarized below, there are some distinctions between shares held of record and those owned beneficially.

Shareholder of Record. If your shares are registered in your name with Kodak’s transfer agent, Computershare Trust Company, N.A., you are considered, with respect to those shares, the shareholder of record, and these proxy materials are being made available directly to you by Kodak. As the shareholder of record, you have the right to give your voting proxy to Kodak management or a third party, or to vote in person at the Annual Meeting.

Beneficial Owner. If your shares are held in a brokerage account or by another nominee, you are considered the beneficial owner of shares held in street name, and these proxy materials are being made available to you together with a voting instruction card on behalf of your broker, trustee or nominee. As the beneficial owner, you have the right to direct your broker, trustee or nominee on how to vote your shares and you are also invited to attend the Annual Meeting. Your broker, trustee or nominee has enclosed or provided voting instructions for you to use in directing the broker, trustee or nominee on how to vote your shares. Since a beneficial owner is not the shareholder of record, you may not vote these shares in person at the Annual Meeting unless you obtain a “legal proxy” from the broker, trustee or nominee that holds your shares, giving you the right to vote the shares at the Annual Meeting. Your broker has the discretion to vote on routine corporate matters presented in the proxy materials without your specific voting instructions, but with respect to any non-routine matter over which the broker does not have discretionary voting power, your shares will not be voted without your specific voting instructions. When the broker does not have discretionary voting power on a particular proposal and does not receive voting instructions from you, the shares are not voted and are referred to as “broker non-votes.”

Q.	Which proposal items are considered “routine” or “non-routine”?
A.	Item 1 (Election of directors) and Item 2 (Ratification of independent registered public accounting firm) involve matters that we believe will be treated as routine.

Q.	Will any other matter be voted on?
A.	We are not aware of any other matters you will be asked to vote on at the Annual Meeting. If you have returned your signed proxy card or otherwise given the Company’s management your proxy, and any other matter is properly brought before the Annual Meeting, Antonio M. Perez and Laurence L. Hickey, acting as your proxies, will vote for you in their discretion. New Jersey law (under which the Company is incorporated) requires that you be given notice of all matters to be voted on, other than procedural matters such as adjournment of the Annual Meeting.

Q.	How do I vote?
A.	Shareholder of Record. There are four ways to vote, if you are a shareholder of record:
  By internet at www.envisionreports.com/ek. We encourage you to vote this way.

  By toll-free telephone: (800) 652-VOTE (8683).

  By completing and mailing your proxy card.

  By written ballot at the Annual Meeting.

Your shares will be voted as you indicate. If you return your signed proxy card or otherwise give the Company’s management your proxy, but do not indicate your voting preferences, Antonio M. Perez and Laurence L. Hickey will vote your shares FOR Items 1 and 2. As to any other business that may properly come before the Annual Meeting, Antonio M. Perez and Laurence L. Hickey will vote in accordance with their best judgment, although the Company does not presently know of any other business.

Beneficial Owner. If you are a beneficial owner, please follow the voting instructions sent to you by your broker, trustee or nominee.

Q.	What happens if I do not give specific voting instructions?
A.	Shareholder of Record. If you are a shareholder of record and you:
  Indicate when voting on the internet or by telephone that you wish to vote as recommended by our Board; or

  If you sign and return a proxy card without giving specific voting instructions,

the proxy holders will vote your shares in the manner recommended by our Board on all matters presented in this Proxy Statement, and as the proxy holders may determine in their discretion with respect to any other matters properly presented for a vote at the Annual Meeting.

Beneficial Owner. If you are a beneficial owner of shares held in street name and do not provide your broker, trustee or nominee with specific voting instructions:

  Your broker, trustee or nominee will have the authority to exercise discretion to vote your shares with respect to Item 1 (Election of directors) and Item 2 (Ratification of independent registered public accounting firm) because they involve matters we believe will be considered routine.
Q.	What is the deadline for voting my shares?
A.	Shareholder of Record. If you are a shareholder of record and vote by internet or telephone, your vote must be received by 1:00 a.m., Eastern Time, on May 13, 2009, the morning of the Annual Meeting. If you are a shareholder of record and vote by mail or by written ballot at the Annual Meeting, your vote must be received before the polls close at the Annual Meeting.

Beneficial Owner. If you are a beneficial owner, please follow the voting instructions provided by your broker, trustee or nominee. You may vote your shares in person at the Annual Meeting only if you obtain a legal proxy from your broker, trustee or nominee and provide it at the Annual Meeting.

Q.	Who can vote?
A.	To be able to vote your Kodak shares, the records of the Company must show that you held your shares as of the close of business on March 16, 2009, the record date for the Annual Meeting. Each share of common stock is entitled to one vote.

Q.	How can I change my vote or revoke my proxy?
A.	Shareholder of Record. If you are a shareholder of record, you can change your vote or revoke your proxy before the Annual Meeting by:
  Entering a timely new vote by internet or telephone;

  Returning a later-dated proxy card; or

  Notifying Laurence L. Hickey, Secretary and Assistant General Counsel.
You may also complete a written ballot at the Annual Meeting. Beneficial Owner. If you are a beneficial owner, please follow the voting instructions sent to you by your broker, trustee or nominee.

Q.	How are votes counted?
A.	In the election of directors, you may vote “FOR,” “AGAINST” or “ABSTAIN” with respect to each of the nominees. If you elect to abstain in the election of directors, the abstention will not impact the election of directors. In tabulating the voting results for the election of directors, only “FOR” and “AGAINST” votes are counted.

You may vote “FOR,” “AGAINST” or “ABSTAIN” with respect to the proposal to ratify the Audit Committee’s selection of the independent registered public accounting firm. In tabulating the voting results for this proposal, only “FOR” and “AGAINST” votes are counted. If you elect to abstain with respect to this proposal, the abstention will not impact the ratification of the Audit Committee’s selection of the independent registered public accounting firm.

Q.	What vote is required to approve each proposal?
A.	The following table describes the voting requirements for each proposal:

Item 1	—	Election of directors

In February 2009, the Board amended the Company’s By-laws to adopt a majority voting standard for uncontested director elections. Because the number of nominees properly nominated for the Annual Meeting is the same as the number of directors to be elected at the Annual Meeting, the 2009 election of directors is an uncontested election.

To be elected in an uncontested election, a director nominee must be elected by a majority of the votes cast with respect to that director nominee. A majority of the votes cast means that the number of votes cast FOR a nominee’s election must exceed the number of votes cast AGAINST the nominee’s election. Each nominee receiving more votes FOR his or her election than votes AGAINST his or her election will be elected.

Item 2	—	Ratification of the Audit Committee’s selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm	To be approved, this proposal must receive the affirmative vote of a majority of the votes cast at the Annual Meeting.

Q.	Is my vote confidential?
A.	Yes. Only the inspectors of election and certain individuals who help with processing and counting the votes have access to your vote. Directors and employees of the Company may see your vote only if the Company needs to defend itself against a claim or if there is a proxy solicitation by someone other than the Company. Therefore, please do not write any comments on your proxy card.

Q.	Who will count the vote?
A.	Computershare Trust Company, N.A. will count the vote. Its representative will serve as the inspector of election.

Q.	Who can attend the Annual Meeting?
A.	If the records of the Company show that you held your shares as of the close of business on March 16, 2009, the record date for the Annual Meeting, you can attend the Annual Meeting. Seating, however, is limited. Attendance at the Annual Meeting will be on a first-come, first-served basis, upon arrival at the Annual Meeting. Photographs may be taken and videotaping may be conducted at the Annual Meeting by the Company. We may use these images in publications. If you attend the Annual Meeting, we assume we have your permission to use your image.

Q.	What do I need to do to attend the Annual Meeting?
A.	To attend the Annual Meeting, please follow these instructions:
  If you vote by internet or telephone, follow the instructions provided for attendance.

  If you vote by using a proxy card, check the appropriate box on the card.

  If you are a beneficial owner, bring proof of your ownership with you to the Annual Meeting.

  To enter the Annual Meeting, bring the Admission Ticket attached to your proxy card or printed from the internet.

  If you do not have an Admission Ticket, go to the Registration desk upon arrival at the Annual Meeting.
Seating at the Annual Meeting will be on a first-come, first-served basis, upon arrival at the Annual Meeting.

Q.	Can I bring a guest?
A.	Yes. If you plan to bring a guest to the Annual Meeting, follow the instructions on the internet or telephone or check the appropriate box on your proxy card. When you go through the registration area at the Annual Meeting, your guest must register with you.

Q.	What is the quorum requirement of the Annual Meeting?
A.	A majority of the outstanding shares on May 13, 2009 constitutes a quorum for voting at the Annual Meeting. If you vote, your shares will be part of the quorum. Abstentions and broker non-votes, other than where stated, will be counted in determining the quorum, but neither will be counted as votes cast. On March 16, 2009, there were 268,194,675 shares outstanding.

Q.	Where can I find the voting results of the Annual Meeting?
A.	We intend to announce preliminary voting results at the Annual Meeting and publish final results on our corporate governance website at www.kodak.com/go/governance and in our quarterly report on Form 10-Q for the second quarter of fiscal year 2009.

Q.	Can I nominate someone to the Board?
A.	Our By-laws provide that any shareholder may nominate a person for election to the Board so long as the shareholder follows the procedure outlined in the By-laws as summarized below. In addition, the shareholder must deliver a proxy statement and form of proxy to holders of a sufficient number of shares of Kodak common stock to elect the nominee. This is the procedure to be followed for direct nominations, as opposed to recommendations of nominees for consideration by our Corporate Responsibility and Governance Committee.

The complete description of the procedure for shareholder nomination of director candidates is contained in our By-laws. A copy of the full text of the by-law provision containing this procedure may be obtained by writing to our Secretary at our principal executive offices. Our By-laws can also be accessed at www.kodak.com/go/governance. For purposes of summarizing this procedure, we have assumed: 1) the date of the upcoming Annual Meeting is within 30 days of the anniversary of the annual meeting for the previous year and 2) if the size of the Board is to be increased, that both the name of the director nominee and the size of the increased Board are publicly disclosed at least 120 days prior to the first anniversary of the previous year’s annual meeting. Based on these assumptions, a shareholder desiring to nominate one or more candidates for election at the next annual meeting must deliver written notice of such nomination to our Secretary, at our principal office, not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting. Accordingly, for our 2010 annual meeting, notice of nomination must be delivered to our Secretary no earlier than January 13, 2010 and no later than February 12, 2010.

The written notice to our Secretary must contain the following information with respect to each nominee: 1) the proposing shareholder’s name and address; 2) the number of shares of the Company owned of record and beneficially by the proposing shareholder; 3) the name of the person to be nominated; 4) the number of shares of the Company owned of record and beneficially by the nominee; 5) a description of all relationships, arrangements and understandings between the shareholder and the nominee and any other person or persons (naming such person or persons) pursuant to which the nomination is to be made by the shareholder; 6) such other information regarding the nominee as would have been required to be included in the Proxy Statement filed pursuant to the proxy rules of the SEC had the nominee been nominated, or intended to be nominated, by the Board, such as the nominee’s name, age and business experience; and 7) the nominee’s signed consent to serve as a director if so elected.

Persons who are nominated in accordance with this procedure will be eligible for election as directors at the 2010 annual meeting of the Company’s shareholders.

Q.	What is the deadline to propose actions for consideration at the 2010 annual meeting?
A.	For a shareholder proposal to be considered for inclusion in Kodak’s proxy statement for the 2010 annual meeting, the Secretary of Kodak must receive the written proposal at our principal executive offices no later than December 3, 2009. Such proposals must comply with SEC regulations under Rule 14a-8 regarding the inclusion of shareholder proposals in company-sponsored proxy materials. Proposals should be addressed to:

Secretary
Eastman Kodak Company
343 State Street
Rochester, NY 14650-0218

For a shareholder proposal that is not intended to be included in Kodak’s proxy statement under Rule 14a-8, the shareholder must deliver a proxy statement and form of proxy to holders of a sufficient number of shares of Kodak common stock to approve that proposal, provide the information required by the By-laws of Kodak and give timely notice to the Secretary of Kodak in accordance with the By-laws of Kodak, which, in general, require that the notice be received by the Secretary of Kodak:

  Not earlier than the close of business on January 13, 2010; and

  Not later than the close of business on February 12, 2010.

If the date of the shareholder meeting is moved more than 30 days before or 30 days after the anniversary of the 2009 Annual Meeting, then notice of a shareholder proposal that is not intended to be included in Kodak’s proxy statement under Rule 14a-8 must be received no earlier than the close of business 120 days prior to the meeting and no later than the close of business on the later of the following two dates:

  90 days prior to the meeting; and

  10 days after public announcement of the meeting date.

You may contact our Secretary at our principal executive offices for a copy of the relevant by-law provisions regarding the requirements for making shareholder proposals. Our By-laws can also be accessed at www.kodak.com/go/governance.

Q.	How much did this proxy solicitation cost?
A.	The Company hired Georgeson Inc. to assist in the solicitation of votes. The estimated fee is $18,500 plus reasonable out-of-pocket expenses. In addition, the Company will reimburse brokerage houses and other custodians, nominees, trustees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to shareholders. Directors, officers and employees of the Company may solicit proxies and voting instructions in person, by telephone or other means of communication. These directors, officers and employees will not be additionally compensated but may be reimbursed for reasonable out-of-pocket expenses in connection with these solicitations.

Q.	What other information about Kodak is available?
A.	The following information is available:

  2008 Annual Report on Form 10-K

  Transcript of the Annual Meeting

  Plan descriptions, annual reports and trust agreements and contracts for the pension plans of the Company and its subsidiaries

  Diversity Report; Form EEO-1

  Health, Safety and Environment Annual Report on Kodak’s website at www.kodak.com/go/HSE

  Corporate Responsibility Principles on Kodak’s website at www.kodak.com/US/en/corp/principles

  Corporate Governance Guidelines on Kodak’s website at www.kodak.com/go/governance

  Business Conduct Guide on Kodak’s website at www.kodak.com/US/en/corp/principles/businessConduct.shtml

  Eastman Kodak Company By-laws on Kodak’s website at www.kodak.com/go/governance

  Charters of the Board’s Committees (Audit Committee, Corporate Responsibility and Governance Committee, Executive Committee, Executive Compensation and Development Committee, and Finance Committee) on Kodak’s website at www.kodak.com/go/governance

  Directors’ Code of Conduct on Kodak’s website at www.kodak.com/go/governance

  Kodak Board of Directors Policy on Recoupment of Annual Incentive Bonuses in the Event of a Restatement Due to Fraud or Misconduct at www.kodak.com/go/governance

You may request printed copies of any of these documents by contacting:

               Coordinator, Shareholder Services
               Eastman Kodak Company
               343 State Street
               Rochester, NY 14650-0218
               (585) 724-5492

               E-mail: shareholderservices@kodak.com

The address of our principal executive office is:

               Eastman Kodak Company
               343 State Street
               Rochester, NY 14650

HOUSEHOLDING OF DISCLOSURE DOCUMENTS

The SEC has adopted rules regarding the delivery of disclosure documents to shareholders sharing the same address. This rule benefits both you and Kodak. It reduces the volume of duplicate information received at your household and helps Kodak reduce expenses. Kodak expects to follow this rule any time it distributes annual reports, proxy statements, information statements and prospectuses. As a result, we are sending only one copy of the Notice to multiple shareholders sharing an address, unless we receive contrary instructions from one or more of these shareholders.

If your household received a Notice for this year, but you would prefer to receive your own copy, please contact Kodak’s transfer agent, Computershare Trust Company, N.A., by calling its toll-free number, (800) 253-6057, or by mail at P.O. Box 43078, Providence, RI 02940-3078.

If you would like to receive your own Notice in future years, follow the instructions described below. Similarly, if you share an address with another Kodak shareholder, and together both of you would like to receive only a single Notice, follow these instructions:

  If your Kodak shares are registered in your own name, please contact Kodak’s transfer agent, Computershare Trust Company, N.A., and inform them of your request by phone: (800) 253-6057, or by mail: P.O. Box 43078, Providence, RI 02940-3078.

  If a broker or other nominee holds your Kodak shares, please contact Broadridge Financial Solutions, Inc. and inform them of your request by phone: (800) 542-1061, or by mail: Householding Department, 51 Mercedes Way, Edgewood, NY 11717. Be sure to include your name, the name of your brokerage firm and your account number.

AUDIO WEBCAST OF ANNUAL MEETING AVAILABLE ON THE INTERNET

Kodak’s Annual Meeting will be webcast live. If you have internet access, you can listen to the webcast by going to Kodak’s Investor Center webpage at www.kodak.com/US/en/corp/investorCenter/investorsCenterHome.shtml. This webcast is listen only. You will not be able to ask questions. The Annual Meeting audio webcast will remain available on our website for a short period of time after the Annual Meeting.

Information included on our website, other than our Proxy Statement and proxy card, is not part of the proxy solicitation materials.

2008 Annual Report on Form 10-K

The Company will provide without charge, upon your request, a printed copy of its 2008 Annual Report on Form 10-K. To receive a printed copy of the 2008 Annual Report on Form 10-K, please contact:

       Coordinator, Shareholder Services
       Eastman Kodak Company
       343 State Street
       Rochester, NY 14650-0218
       (585) 724-5492

       E-mail: shareholderservices@kodak.com

PROPOSALS

COMPANY PROPOSALS

ITEM 1 — Election of Directors

Kodak’s By-laws require us to have at least nine directors but no more than 18. The number of directors is set by the Board and is currently 12. Mr. Perez is the only director who is an employee of the Company.

There are 11 directors standing for re-election (Richard S. Braddock, Timothy M. Donahue, Michael J. Hawley, William H. Hernandez, Douglas R. Lebda, Debra L. Lee, Delano E. Lewis, William G. Parrett, Antonio M. Perez, Dennis F. Strigl and Laura D’Andrea Tyson). All the nominees agree to serve a one-year term. Information about them is provided on pages 13 - 15 of this Proxy Statement. Hector de J. Ruiz will not be standing for re-election.

If a nominee is unable to stand for election, the Board may reduce the number of directors or choose a substitute. If the Board chooses a substitute, the shares represented by proxies will be voted for the substitute. If a director retires, resigns, dies or is unable to serve for any reason, the Board may reduce the number of directors or elect a new director to fill the vacancy.

Each director nominee who receives more “FOR” votes than “AGAINST” votes representing shares of the Company’s common stock presented in person or represented by proxy and entitled to be voted at the Annual Meeting will be elected.

If a director nominee receives a greater number of votes “AGAINST” his or her election than votes “FOR” such election, the Board will decide, in accordance with the Company’s Majority Vote Policy described on page 22 of this Proxy Statement, whether to accept the irrevocable letter of resignation the nominee submitted as a condition of being nominated to the Board as required by the Majority Vote Policy.

The Board of Directors recommends a vote FOR the election of all the director nominees.

ITEM 2 —	Ratification of the Audit Committee’s Selection of PricewaterhouseCoopers LLP as Our Independent Registered Public Accounting Firm

PricewaterhouseCoopers LLP has been the Company’s independent accountants for many years. The Audit Committee has selected PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm to serve until the 2010 annual meeting.

A representative of PricewaterhouseCoopers LLP is expected to attend the Annual Meeting to respond to questions and, if he or she desires, make a statement.

As a matter of good corporate governance, the Audit Committee has determined to submit its selection of the independent registered public accounting firm to our shareholders for ratification. In the event that this selection of PricewaterhouseCoopers LLP is not ratified, the Audit Committee will review its future selection of an independent registered public accounting firm.

The ratification of the Audit Committee’s selection of PricewaterhouseCoopers LLP requires the affirmative vote of a majority of the votes cast by the holders of shares entitled to vote.

The Board of Directors recommends a vote FOR ratification of the Audit Committee’s selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm.

BOARD STRUCTURE AND CORPORATE GOVERNANCE

INTRODUCTION

Ethical business conduct and good corporate governance are not new practices at Kodak. The reputation of our Company and our brand has been built by more than a century of ethical business conduct. The Company and the Board have long practiced good corporate governance and believe it to be a prerequisite to providing sustained, long-term value to our shareholders. We continually monitor developments in the area of corporate governance and lead in developing and implementing best practices. This is a fundamental goal of our Board.

CORPORATE GOVERNANCE GUIDELINES

Our Corporate Governance Guidelines reflect the principles by which the Company operates. From time to time, the Board reviews and revises our Corporate Governance Guidelines in response to regulatory requirements and evolving best practices. A copy of the Corporate Governance Guidelines is published on our website at www.kodak.com/go/governance.

BUSINESS CONDUCT GUIDE AND DIRECTORS’ CODE OF CONDUCT

All of our employees, including the CEO, the CFO, the Controller, all other senior financial officers and all other Section 16 executive officers, as defined under Section 16 of the Securities Exchange Act of 1934 (a Section 16 Executive Officer) are required to comply with our long-standing code of conduct, the “Business Conduct Guide.” The Business Conduct Guide requires our employees to maintain the highest ethical standards in the conduct of Company business so that they and the Company are always above reproach. The Company also has a code of conduct for its directors, known as the Directors’ Code of Conduct. Both our Business Conduct Guide and our Directors’ Code of Conduct are published on our website at www.kodak.com/go/governance. We will post on this website any amendments to the Business Conduct Guide or Directors’ Code of Conduct and any waivers of either code for directors or the Company’s CEO, CFO or Controller. Our directors annually certify in writing that they understand and are in compliance with the Directors’ Code of Conduct.

BOARD INDEPENDENCE

For a number of years, a substantial majority of our Board has been comprised of independent directors. In February 2004, the Board adopted Director Independence Standards to aid it in determining whether a director is independent. The Director Independence Standards, which were amended by the Board in February 2009 to comply with recent changes to the director independence requirements of the New York Stock Exchange’s (NYSE) Corporate Governance Listing Standards (Listing Standards), are attached as Exhibit I to this Proxy Statement.

The Board has determined that each of the following former and current directors has no material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company) and is independent under the Company’s Director Independence Standards and, therefore, is independent within the meaning of the NYSE’s Listing Standards and the rules of the SEC: Richard S. Braddock, Timothy M. Donahue, Michael J. Hawley, William H. Hernandez, Douglas R. Lebda, Debra L. Lee, Delano E. Lewis, William G. Parrett, Hector de J. Ruiz, Dennis F. Strigl and Laura D’Andrea Tyson. The remaining director, Antonio M. Perez, Chairman of the Board and CEO, is an employee of the Company and, therefore, is not independent.

In the course of the Board’s determination regarding the independence of each non-employee director, it considered any transactions, relationships and arrangements as required by the Company’s Independence Standards. In particular, with respect to the most recent completed fiscal year, the Board considered:

  The annual amount of purchases from the Company by the company where Mr. Hernandez is an executive officer, and determined that the amount of purchases did not exceed the greater of $1,000,000 or 2% of the consolidated gross revenues of that company and, therefore, were immaterial.

  The annual amount of sales to the Company by the company where Mr. Hernandez is an executive officer, and determined that the amount of sales did not exceed the greater of $1,000,000 or 2% of the consolidated gross revenues of that company and, therefore, were immaterial.

  The annual amount of purchases from the Company by the company where Mr. Strigl is an executive officer, and determined that the amount of purchases did not exceed the greater of $1,000,000 or 2% of the consolidated gross revenues of that company and, therefore, were immaterial.

  The annual amount of sales to the Company by the company where Mr. Strigl is an executive officer, and determined that the amount of sales did not exceed the greater of $1,000,000 or 2% of the consolidated gross revenues of that company and, therefore, were immaterial.

  The annual amount of sales to the Company by the company where Dr. Tyson is a director, and determined that the amount of sales did not exceed the greater of $1,000,000 or 2% of the consolidated gross revenues of that company and, therefore, were immaterial.

  The annual amount of sales to the Company by the company where Dr. Tyson is employed, and determined that the amount of sales did not exceed the greater of $1,000,000 or 2% of the consolidated gross revenues of that company and, therefore, were immaterial.

  The amount of the contributions from the Company to a charitable organization where Ms. Lee is a director, and determined that the amount of the contributions did not exceed the greater of $1,000,000 or 2% of the charitable organization’s gross revenues and, therefore, were immaterial.

  The amount of the contributions from the Company to a second charitable organization where Ms. Lee is a director, and determined that the amount of the contributions did not exceed the greater of $1,000,000 or 2% of the charitable organization’s gross revenues and, therefore, were immaterial.

AUDIT COMMITTEE FINANCIAL QUALIFICATIONS AND MEMBERSHIPS

The Board has determined that all members of its Audit Committee (Richard S. Braddock, William H. Hernandez, Debra L. Lee, Delano E. Lewis, William G. Parrett and Dennis F. Strigl) are independent and are financially literate as required by the NYSE, and that Richard S. Braddock, William H. Hernandez and William G. Parrett possess the qualifications of an Audit Committee Financial Expert, as defined by SEC rules, and have accounting or related financial management expertise, as required by the NYSE.

The Board determined that William G. Parrett’s simultaneous service on the audit committees of three other public companies will not impair his ability to effectively serve on the Company’s Audit Committee.

REVIEW, APPROVAL OR RATIFICATION OF TRANSACTIONS WITH RELATED PERSONS

In February 2007, our Board, based on the recommendation of the Corporate Responsibility and Governance Committee, adopted written policies and procedures relating to approval or ratification of “interested transactions” with “related parties.” Under these policies and procedures, which are posted on our website at www.kodak.com/go/governance, our Governance Committee is to review the material facts of all interested transactions that require the Governance Committee’s approval. The Governance Committee will approve or disapprove the interested transactions, subject to certain exceptions, by taking into account, among other factors it deems appropriate, whether the interested transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the related person’s interest in the transaction. No director may participate in any discussion or approval of an interested transaction for which he or she is a related party. If an interested transaction will be ongoing, the Governance Committee may establish guidelines for our management to follow in its ongoing dealings with the related party and then at least annually must review and assess ongoing relationships with the related party.

Under the policies and procedures, an “interested transaction” is any transaction, arrangement or relationship, or series of similar transactions, arrangements or relationships (including any indebtedness or guarantee of indebtedness), in which the aggregate amount involved will or may be expected to exceed $100,000 in any calendar year, the Company is a participant and any related party has or will have a direct or indirect interest (other than solely as a result of being a director or a less than 10% beneficial owner of another entity). A “related party” is any person who is or was since the beginning of the last fiscal year for which we have filed a Form 10-K and proxy statement, a Section 16 Executive Officer, director or nominee for election as a director (even if they presently do not serve in that role), any greater than 5% beneficial owner of the Company’s common stock or any immediate family member of any of the foregoing. Immediate family member includes a person’s spouse, parents, stepparents, children, stepchildren, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, brothers- and sisters-in-law and anyone residing in such person’s home (other than a tenant or employee).

The Governance Committee has reviewed and pre-approved certain types of interested transactions described below. In addition, our Board has delegated to the chair of the Governance Committee the authority to pre-approve or ratify (as applicable) any interested transaction with a related party in which the aggregate amount involved is expected to be less than $500,000. Pre-approved interested transactions include:

  Employment of Section 16 Executive Officers either if the related compensation is required to be reported in our proxy statement or if the Section 16 Executive Officer is not an immediate family member of another Section 16 Executive Officer or a director of our Company and the related compensation would be reported in our proxy statement if the Section 16 Executive Officer was a “Named Executive Officer” and our Compensation Committee approved (or recommended that the Board approve) such compensation.

  Any compensation paid to a director if the compensation is required to be reported in our proxy statement.

  Any transaction with another company with which a related person’s only relationship is as an employee (other than an executive officer), director or beneficial owner of less than 10% of that company’s shares, if the aggregate amount involved does not exceed the greater of $1,000,000 or 2% of that company’s total annual revenues.

  Any charitable contribution, grant or endowment by the Company to a charitable organization, foundation or university with which a related person’s only relationship is as an employee (other than an executive officer) or a director, if the aggregate amount involved does not exceed the greater of $1,000,000 or 2% of the charitable organization’s total annual receipts.

  Any transaction where the related person’s interest arises solely from the ownership of the Company’s common stock and all holders of our common stock received the same benefit on a pro rata basis (e.g., dividends).

  Any transaction involving a related party where the rates or charges involved are determined by competitive bids.

  Any transaction with a related party involving the rendering of services as a common or contract carrier, or public utility, at rates or charges fixed in conformity with law or governmental authority.

  Any transaction with a related party involving services as a bank depository of funds, transfer agent, registrar, trustee under a trust indenture or similar services.

The Governance Committee reviewed two interested transactions with related parties occurring in 2008 that did not fall within any of the pre-approved interested transactions described above. In each case, the Committee ratified the transaction and determined that the related person did not have a material interest in the transaction. Therefore, there are no related party transactions that need to be disclosed in this Proxy Statement under the relevant SEC rules.

BOARD OF DIRECTORS

NOMINEES TO SERVE A ONE-YEAR TERM EXPIRING AT THE 2010 ANNUAL MEETING

RICHARD S. BRADDOCK Director since May 1987
Mr. Braddock, 67, is the Chairman & CEO of Fresh Direct. He was named CEO on March 4, 2008 and has been the Chairman since 2005. Mr. Braddock began his business career in 1965 spending a number of years in product management at General Foods. He joined Citicorp in 1973, was elected to the board of directors in 1985 and was elected president and chief operating officer of Citicorp and its principal subsidiary, Citibank, N.A. in January, 1990. Mr. Braddock resigned from Citicorp in November 1992, and subsequently served as chief executive officer of Medco Containment Services, Inc. until its acquisition by Merck & Co., Inc., and then spent a year as a principal at Clayton, Dubilier & Rice, Inc. He served as Chairman (non-executive) of True North Communications Inc. from December 1997 to January 1999. He served as Chairman and CEO of priceline.com from August 1998 to April 2004. Mr. Braddock served as Chairman of MidOcean Partners from April 2003 until December 2007.

TIMOTHY M. DONAHUE     Director since October 2001
Mr. Donahue, 60, is the retired Executive Chairman of Sprint Nextel Corporation, where he served since the merger of Sprint Corporation and Nextel Communications, Inc. on August 12, 2005. Prior to this, he was the President and CEO of Nextel Communications, Inc., positions he held since August 1999. He began his career with Nextel in February 1996 as President and COO. Mr. Donahue has served as Chairman of the Cellular Telecommunications and Internet Association, the industry’s largest and most respected association. Before joining Nextel, he served as northeast regional president for AT&T Wireless Services Operations from 1991 to 1996. Mr. Donahue started his career with AT&T Wireless Services (formerly McCaw Cellular Communications) in 1986 as President for McCaw Cellular’s paging division. In 1989, he was named McCaw Cellular’s President for the U.S. central region. Mr. Donahue is a director of NVR, Inc., Covidien AG, and Tyco International Ltd.

MICHAEL J. HAWLEY     Director since December 2004
Dr. Hawley, 47, is the former Director of Special Projects at the Massachusetts Institute of Technology, a position he held from 2001 until August 2006. Prior to assuming these duties, Dr. Hawley served as the Alex W. Dreyfoos Assistant Professor of Media Technology at the MIT Media Lab. From 1986 to 1995, he held a number of positions at MIT, including Assistant Professor, Media Laboratory; Assistant Professor, EECS; and Research Assistant, Media Laboratory. Dr. Hawley is the founder of Friendly Planet, a non-profit organization working to provide better educational opportunities for children in developing regions of the world. He is also a co-founder of Things That Think, a ground-breaking research program that examines the way digital media infuses itself into everyday objects.

WILLIAM H. HERNANDEZ     Director since February 2003
Mr. Hernandez, 60, is Senior Vice President, Finance, and CFO of PPG Industries, Inc. Prior to assuming his current duties in 1995, Mr. Hernandez served as PPG’s Corporate Controller from 1990 to 1994 and as Vice President and Controller in 1994. From 1974 until 1990, Mr. Hernandez held a number of positions at Borg-Warner Corporation, including Assistant Controller, Chemicals; Controller, Chemicals; Business Director, ABS Polymers; Assistant Corporate Controller; Vice President, Finance; and CFO, Borg- Warner Automotive, Inc. Earlier in his career, he was a financial analyst for Ford Motor Company. Mr. Hernandez is a Certified Management Accountant.

DOUGLAS R. LEBDA Director since November 2007
Mr. Lebda, 38, is the Chairman, Chief Executive Officer and Director of Tree.com. From the end of 2005 to January 2008, Mr. Lebda served as President and Chief Operating Officer of IAC/InterActiveCorp. Prior to assuming these roles, Mr. Lebda served as the Chief Executive Officer of LendingTree, which he founded, since September 1998. Prior to his tenure as Chief Executive Officer of LendingTree, Mr. Lebda served as Chairman of the Board and President of LendingTree since June 1996. Before founding LendingTree in June 1996, Mr. Lebda worked as an auditor and consultant for PriceWaterhouseCoopers LLP.

DEBRA L. LEE     Director since September 1999
Ms. Lee, 54, is Chairman and CEO of BET Holdings, Inc. (BET), a media and entertainment company and a division of Viacom, Inc. She joined BET in 1986 as Vice President and General Counsel. In 1992, she was elected Executive Vice President of Legal Affairs and named publisher of BET’s magazine division, in addition to serving as General Counsel. She was placed in charge of strategic business development in 1995. Ms. Lee is a director of WGL Holdings, Inc., Marriott International, Inc. and Revlon, Inc.

DELANO E. LEWIS     Director since July 2001
Mr. Lewis, 70, is a Senior Fellow at New Mexico State University. Mr. Lewis is the former U.S. Ambassador to South Africa, a position he held from December 1999 to July 2001. Prior to his ambassadorship, Mr. Lewis was President and CEO of National Public Radio Corporation, a position he held from January 1994 until August 1998. He was President and CEO of C&P Telephone Company, a subsidiary of Bell Atlantic Corporation, from 1988 to 1993, after having served as Vice President since 1983. Mr. Lewis held several positions in the public sector prior to joining C&P Telephone Company. Mr. Lewis previously served as a director of Eastman Kodak Company from May 1998 to December 1999. He is a director of Colgate-Palmolive Co.

WILLIAM G. PARRETT     Director since November 2007
Mr. Parrett, 63, is the retired CEO of Deloitte & Touche USA LLP. From 2003 to May 2007, he served as the Chief Executive Officer of Deloitte Touche Tohmatsu (DDT). Prior to serving as Chief Executive Officer of DDT, he was Managing Partner of Deloitte & Touche USA since 1999. Mr. Parrett joined Deloitte in 1967 and served in a series of roles of increasing responsibility. Mr. Parrett serves as a director of The Blackstone Group LP, Thermo Fisher Scientific and UBS AG.

ANTONIO M. PEREZ     Director since October 2004
Mr. Perez, 63, joined Kodak as President and Chief Operating Officer in April 2003 and was elected to the Company’s Board in October 2004. In May 2005, he was elected Chief Executive Officer, and on December 31, 2005, he became Chairman of the Company’s Board. Mr. Perez joined Kodak after a 25-year career at Hewlett-Packard Company (HP), where he was a corporate Vice President and a member of the company’s Executive Council. From August 1998 to October 1999, Mr. Perez served as President of HP’s Consumer Business, with responsibility for Digital Media Solutions and corporate marketing. Prior to that assignment, Mr. Perez served for five years as President and CEO of HP’s Inkjet Imaging Business. In his career, Mr. Perez held a variety of positions in research and development, sales, manufacturing, marketing and management both in Europe and the United States. Just prior to joining Kodak, Mr. Perez served as an independent consultant for large investment firms, providing counsel on the effect of technology shifts on financial markets. From June 2000 to December 2001, Mr. Perez was President and CEO of Gemplus International. He is a member of The Business Council as well as the Business Roundtable. Mr. Perez serves as Chair of the Diversity Best Practices CEO Diversity Initiative. Mr. Perez is a member of the board of directors of Schering-Plough Corporation.

DENNIS F. STRIGL     Director since February 2008
Mr. Strigl, 62, is President and Chief Operating Officer of Verizon Communications. Prior to this position, he was the President and Chief Executive Officer of Verizon Wireless since its formation in April 2000. Mr. Strigl served as President and Chief Executive Officer of Bell Atlantic Mobile since 1991, Group President and Chief Executive Officer of the Global Wireless Group of Bell Atlantic, Vice President of Operations and Chief Operating Office of Bell Atlantic New Jersey, Inc. and served on its board of directors. He began his career in 1968 with New York Telephone and held positions at AT&T and Wisconsin Telephone before becoming Vice President of American Bell Inc. He also served as President and Chief Executive Officer of Applied Data Research Inc. He serves on the board of directors of PNC Financial Services Group.

LAURA D’ANDREA TYSON     Director since May 1997
Dr. Tyson, 61, has been a professor at the Walter A. Haas School of Business at the University of California, Berkeley, since January 2007. From January 2002 to December 2006, she was the Dean of London Business School. She was formerly the Dean of the Walter A. Haas School of Business at the University of California, Berkeley, a position she held between July 1998 and December 2001. Previously, she was Professor and holder of the Class of 1939 Chair in Economics and Business Administration at the University of California, Berkeley, a position she held from January 1997 to July 1998. Prior to this position, Dr. Tyson served in the first Clinton Administration as Chairman of the President’s National Economic Council and 16th Chairman of the White House Council of Economic Advisers. Prior to joining the Administration, Dr. Tyson was Professor of Economics and Business Administration, Director of the Institute of International Studies, and Research Director of the Berkeley Roundtable on the International Economy at the University of California, Berkeley. She is a Director of Morgan Stanley and AT&T Inc.

COMMITTEES OF THE BOARD

The Board has the five committees described below. The Board has determined that each of the members of the Audit Committee (Richard S. Braddock, William H. Hernandez, Debra L. Lee, Delano E. Lewis, William G. Parrett and Dennis F. Strigl), the Corporate Responsibility and Governance Committee (Timothy M. Donahue, Michael J. Hawley, Douglas R. Lebda, Hector de J. Ruiz and Laura D’Andrea Tyson), the Executive Compensation and Development Committee (Richard S. Braddock, Michael J. Hawley, Douglas R. Lebda, Delano E. Lewis and William G. Parrett) and the Finance Committee (Timothy M. Donahue, William H. Hernandez, Debra L. Lee, Hector de J. Ruiz, Dennis F. Strigl and Laura D’Andrea Tyson) has no material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company) and is independent under the Company’s Director Independence Standards and, therefore, independent within the meaning of the NYSE’s Listing Standards and, in the case of the Audit Committee, the rules of the SEC.

Audit Committee — 9 meetings in 2008

The Audit Committee assists the Board in overseeing: the integrity of the Company’s financial reports; the Company’s compliance with legal and regulatory requirements; the independent registered public accounting firm’s (PricewaterhouseCoopers LLP) selection, qualifications, performance and independence; the Company’s systems of disclosure controls and procedures and internal controls over financial reporting; and the performance of the Company’s internal auditors. A detailed list of the Audit Committee’s functions is included in its charter, which can be accessed at www.kodak.com/go/governance.

In the past year, the Audit Committee:

  Discussed the independence of PricewaterhouseCoopers LLP;

  Discussed the accounting principles used to prepare the Company’s financial statements;

  Reviewed the Company’s periodic financial statements and SEC filings;

  Retained PricewaterhouseCoopers LLP as the Company’s independent auditors;

  Reviewed and approved the audit and non-audit budgets and activities of both PricewaterhouseCoopers LLP and the internal audit staff of the Company;

  Received and analyzed reports from the Company’s independent accountants and internal audit staff;

  Received and analyzed reports from the Company’s Chief Compliance Officer;

  Met separately and privately with PricewaterhouseCoopers LLP, and with the Company’s Director, Corporate Auditing, to ensure that the scope of their activities had not been restricted and that adequate responses to their recommendations had been received;

  Reviewed the progress of the Company’s internal controls assessment;

  Conducted and reviewed the results of an Audit Committee self-evaluation;

  Reviewed the fees and activities of the Company’s other significant accounting service providers;

  Reviewed the results of the PCAOB report on the 2007 limited inspection of PricewaterhouseCoopers LLP;

  Reviewed the results of the Company’s employee affirmation and training process relating to the Company’s Business Conduct Guide;

  Monitored the Company’s legal and regulatory compliance, compliance with the Company’s Business Conduct Guide and activity regarding the Company’s Business Conduct Help Line;

  Received reports on the Company’s enterprise risk management program, including the results of the Company’s risk assessment and the activities of the corporate Risk Management Council; and

  Reviewed the Company’s key accounting policies with the Controller and Assistant Controllers.

Corporate Responsibility and Governance Committee — 6 meetings in 2008

The Corporate Responsibility and Governance Committee assists the Board in: overseeing the Company’s corporate governance structure; identifying and recommending individuals to the Board for nomination as directors; performing an annual review of the Board’s performance; and overseeing the Company’s activities in the areas of environmental and social responsibility, charitable contributions, diversity and equal employment opportunity. A detailed list of the Corporate Responsibility and Governance Committee’s functions is included in its charter, which can be accessed at www.kodak.com/go/governance.

In the past year, the Corporate Responsibility and Governance Committee:

  Recommended to the Board 2008 Board goals and monitored the Board’s performance against these goals;

  Recommended to the Board that the Company’s By-laws be amended to provide for the majority voting of directors in uncontested elections;

  Discussed best practices and evolving developments in the area of corporate governance;

  Reviewed and approved several amendments to the Committee’s charter;

  Reviewed the Company’s Corporate Responsibility Principles;

  Reviewed and approved changes to the Directors’ Deferred Compensation Plan to comply with Section 409A of the Internal Revenue Code;

  Met with the Company’s Chief Diversity Officer to review the Company’s progress against the Diversity Advisory Panel’s 2004 recommendations;

  Prepared and conducted an evaluation of the Corporate Responsibility and Governance Committee’s own performance, discussed the results of the evaluation and prepared an action plan from these discussions to further enhance the Committee’s performance;

  Reviewed the Company’s Health, Safety and Environment strategies;

  Reviewed and approved the Company’s 2009 Charitable Contributions Budget;

  Monitored the Board’s progress against its action plan from its 2007 evaluation; and

  Oversaw the Board’s annual performance review.

The Corporate Responsibility and Governance Committee is also referred to as the “Governance Committee” in this Proxy Statement.

Executive Compensation and Development Committee — 10 meetings in 2008

The Executive Compensation and Development Committee assists the Board in: overseeing the Company’s executive compensation strategy; overseeing the administration of its executive compensation and equity-based compensation plans; reviewing and approving the compensation of the Company’s CEO; overseeing the compensation of the Company’s Section 16 Executive Officers; reviewing the Company’s succession plans for its CEO, President, if applicable, and other key positions; and overseeing the Company’s activities in the areas of leadership and executive development. A detailed list of the Executive Compensation and Development Committee’s functions is included in its charter, which can be accessed at www.kodak.com/go/governance.

In the past year, the Executive Compensation and Development Committee:

  Determined the compensation arrangements for our Chairman and CEO, Antonio M. Perez;

  Reviewed the executive compensation strategy, goals and principles;

  Reviewed the Company’s liabilities and cost control initiatives for U.S. benefits;

  Completed an evaluation of the Committee’s own performance;

  Reviewed and approved the compensation recommendations for the Company’s Section 16 Executive Officers;

  Reviewed Tally Sheets for the components of the CEO’s and the Named Executive Officers’ compensation; and

  Granted and certified awards under the Company’s executive compensation plans.

The Executive Compensation and Development Committee is also referred to as the “Compensation Committee” in this Proxy Statement.

Finance Committee — 6 meetings in 2008

The Finance Committee assists the Board in overseeing the Company’s: balance sheet and cash flow performance; financing plans; capital expenditures; acquisitions, joint ventures and divestitures; risk management programs; performance of sponsored pension plans; and tax policy. A detailed list of the Finance Committee’s functions is included in its charter, which can be accessed at www.kodak.com/go/governance.

In the past year, the Finance Committee:

  Reviewed the Company’s capital structure and financing strategies, including dividend declaration, capital expenditures, debt repayment plan, share repurchase and hedging of foreign exchange and commodity price risks;

  Reviewed cash flow and balance sheet performance;

  Reviewed credit ratings and key financial ratios;

  Reviewed significant acquisitions and divestitures, including real estate sales and joint ventures;

  Reviewed pension plan investment performance;

  Reviewed the funding status and performance of the Company’s defined benefit pension plans;

  Reviewed the Company’s insurance risk management, crisis management and asset protection programs;

  Reviewed the Company’s tax policy and strategies; and

  Conducted and reviewed the results of the Committee self-evaluation.

Executive Committee — No meetings in 2008

The Executive Committee is composed of the following directors: the Chairman of the Board, the Presiding Director and the Chairs of the other four committees. The Executive Committee is generally authorized to exercise all of the powers of the Board in the intervals between meetings of the Board. The Executive Committee did not meet in 2008. The Executive Committee’s charter can be accessed at www.kodak.com/go/governance.

COMMITTEE MEMBERSHIP FROM FEBRUARY 26, 2008 – MARCH 20, 2009

		Corporate Responsibility	Executive Compensation	Finance
Director Name	Audit Committee	and Governance Committee	and Development Committee	Committee
Richard S. Braddock	Member		Chair
Timothy M. Donahue		Member		Chair
Michael J. Hawley		Member	Member
William H. Hernandez	Chair			Member
Douglas R. Lebda		Member	Member
Debra L. Lee	Member			Member
Delano E. Lewis	Member		Member
William G. Parrett	Member		Member
Hector de J. Ruiz		Chair		Member
Dennis F. Strigl	Member			Member
Laura D’Andrea Tyson		Member		Member

COMMITTEE MEMBERSHIP BEGINNING MARCH 20, 2009

		Corporate Responsibility	Executive Compensation	Finance
Director Name	Audit Committee	and Governance Committee	and Development Committee	Committee
Richard S. Braddock	Member		Chair
Timothy M. Donahue		Member		Chair
Michael J. Hawley		Member	Member
William H. Hernandez		Member		Member
Douglas R. Lebda		Member	Member
Debra L. Lee	Member			Member
Delano E. Lewis	Member		Member
William G. Parrett	Chair		Member
Hector de J. Ruiz*		Member		Member
Dennis F. Strigl	Member			Member
Laura D’Andrea Tyson		Chair		Member

* Dr. Ruiz is not seeking reelection at the 2009 Annual Meeting.

EXECUTIVE COMPENSATION AND DEVELOPMENT COMMITTEE

The Compensation Committee is comprised of five members of the Board, all of whom are independent in accordance with the Board’s Director Independence Standards, which standards reflect the NYSE’s director independence standards. The Compensation Committee assists the Board in fulfilling its responsibilities in connection with the compensation of its executives, including our Named Executive Officers. It performs this function by overseeing the Company’s executive compensation strategy, overseeing the administration of its executive compensation and long-term equity incentive compensation plans, assessing the effectiveness of the Company’s executive compensation plans, reviewing and approving the compensation of the Company’s CEO, and reviewing and approving the compensation of the Company’s Named Executive Officers and other Section 16 Executive Officers. The entire Board reviews the Company’s succession plans for its CEO and other key positions, and oversees the Company’s activities in the areas of leadership and executive development. The Compensation Committee operates under a written charter adopted by the Board, which details the Compensation Committee’s duties and responsibilities. A current copy of the Compensation Committee’s charter can be accessed at www.kodak.com/go/governance.

The full Board sets the compensation of the Company’s non-employee directors based on the recommendation of the Governance Committee.

The Compensation Committee has delegated limited authority to the Company’s Chief Human Resources Officer to assist the Compensation Committee with administration of the Company’s executive compensation and equity-based compensation plans. The Chief Human Resources Officer is authorized to amend any executive compensation or equity-based compensation plan in which our Named Executive Officers participate other than to materially increase the benefits accruing to a participant under the plan, increase the number of shares available for issuance under the plan or substantially modify the requirements as to eligibility for participation. The Chief Human Resources Officer has also been delegated the authority to amend award agreements under any executive compensation and equity-based compensation plan other than to increase the benefits accruing to the participant and to determine the manner and timing of payments under the Eastman Kodak Company 1982 Executive Deferred Compensation Plan (EDCP).

The Compensation Committee meets routinely throughout the year. It is the Compensation Committee’s policy to make most compensation decisions in a two-step process to ensure sufficient deliberation. The Compensation Committee approves all compensation and awards under the Company’s executive compensation plans for each of the Company’s Named Executive Officers. The Compensation Committee also approves compensation levels for each component of total direct compensation following discussions and after review of analyses and recommendations received from its independent compensation consultant and management, as it deems appropriate. The CEO, Chief Human Resources Officer and Director of Global Compensation make recommendations regarding each compensation element for the Named Executive Officers other than the CEO. The Compensation Committee’s independent compensation consultant and the Director of Global Compensation present analyses and recommendations regarding CEO compensation to the Compensation Committee in executive sessions.

With respect to the Company’s executive performance-based plans, management, including the CEO, CFO, Chief Human Resources Officer and Director of Global Compensation, proposes performance goals. The CEO and Chief Human Resources Officer are involved in formulating recommendations to the Compensation Committee on award levels for each Named Executive Officer for the upcoming performance year, with the exception of award levels for the CEO. Management develops these performance targets considering the Company’s strategic and operational imperatives for the year and its executive compensation strategy and goals. Generally, the performance targets and individual award targets for the Company’s annual variable pay plan are reviewed and approved by the Compensation Committee within the first 90 days of each calendar year. The performance targets of the Company’s long-term equity incentive compensation plans for the new performance cycle are reviewed and approved by the Compensation Committee within the first 90 days of each calendar year while annual stock option grants and allocations for the Leadership Stock Program for the next performance cycle are generally established in December of the prior year. Throughout the year, the Compensation Committee reviews projections for achievement of each plan’s performance targets.

Role of Compensation Consultant

To assist the Compensation Committee in evaluating the Company’s executive compensation plans, the Compensation Committee engaged an independent compensation consultant, Frederic W. Cook & Co., Inc., to advise it directly. The Compensation Committee’s consultant attends Compensation Committee meetings on a regular basis and provides the Compensation Committee with market information and analysis with respect to establishing executive compensation practices that are in line with the Company’s executive compensation strategy and goals. The consultant is also asked to confirm that the Company’s executive compensation goals continue to be aligned with best practices.

The Company’s Chief Human Resources Officer and others directly involved with the Company’s executive compensation programs routinely consult with and seek advice from the consultant regarding the design, competitiveness, operation and administration of our executive compensation programs and practices that fall within the scope of the Compensation Committee charter. In 2008, neither the Compensation Committee nor the Company engaged other consultants or advisors to advise in determining the amount or form of executive compensation. The consultant does not provide any services other than executive compensation consulting to Kodak.

During 2008 the Committee discussed principles of engagement between management and the consultant and approved an Independent Compensation Consultant Engagement Policy. This policy reinforces that the consultant reports directly to the Committee and provides services only in the area of Executive Compensation. In addition, the policy defines work done directly for the Committee and a limited set of work that is within the Committee’s responsibilities that management may engage the consultant without the Committee’s prior approval. The policy specifies that work outside the defined scope must be pre-approved by the Committee chair. At the end of 2008, the consultant provided to the Committee a written affirmation of its compliance with this policy.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The following directors served on the Compensation Committee during 2008: Richard S. Braddock, Timothy M. Donahue, Michael J. Hawley, Douglas R. Lebda, Delano E. Lewis, William G. Parrett, Hector de J. Ruiz and Laura D’Andrea Tyson. There were no Compensation Committee interlocks between the Company and other entities involving the Company’s executive officers and directors.

GOVERNANCE PRACTICES

Described below are some of the significant governance practices that have been adopted by our Board.

Presiding Director

Our Board created the position of Presiding Director in February 2003. The Board has designated Richard S. Braddock its Presiding Director. The primary functions of the Presiding Director are to: 1) see that our Board operates independently of our management; 2) chair the meetings of the independent directors; 3) act as the principal liaison between the independent directors and the CEO; and 4) assist the Board in its understanding of the boundaries between Board and management responsibilities. A more detailed description of the Presiding Director’s duties can be found at www.kodak.com/go/governance.

Meeting Attendance

Our Board has a Director Attendance Policy. A copy of this policy is attached as an appendix to our Corporate Governance Guidelines, which can be accessed at www.kodak.com/go/governance. Under this policy, all of our directors are strongly encouraged to attend our annual meeting of shareholders.

In 2008, the Board held a total of eight meetings. Each incumbent director attended at least 75% of the meetings of the Board and committees of the Board on which the director served. Eleven out of our twelve directors attended our 2008 annual meeting; ten attended in person, one attended via phone.

Executive Sessions

Executive sessions of our non-management directors are chaired by our Presiding Director.

The Board’s Corporate Governance Guidelines provide that the non-management directors will regularly meet in executive session, without management, at least four times per year. If all of our non-management directors are not independent, the independent directors will meet in executive session at least once a year. Our Presiding Director will chair these meetings.

In 2008, all of our non-management directors were independent. They met in executive session four times.

Policy on Recoupment of Executive Bonuses in the Event of Certain Restatements

The Board has a policy requiring the recoupment of bonuses paid to Named Executive Officers upon certain financial restatements. Under the policy, which is posted on our website at www.kodak.com/go/governance, the Company will require reimbursement of a certain portion of any bonus paid to a Named Executive Officer when:

  The payment was predicated upon the achievement of certain financial results that were subsequently the subject of a restatement;

  In the Board’s view, the officer engaged in fraud or misconduct that caused the need for the restatement; and

  A lower payment would have been made to the officer based upon the restated financial results.

In each such instance, the Company will, to the extent practicable, seek to recover the amount by which the individual officer’s annual bonus for the relevant period exceeded the lower payment that would have been made based on the restated financial results, plus a reasonable rate of interest.

Communications with Our Board

The Board maintains a process for our shareholders and other interested parties to communicate with the Board. Shareholders and interested parties who wish to communicate with the Board, the independent directors as a group, or an individual director, including the Presiding Director, may send an e-mail to our Presiding Director at presiding-director@kodak.com or may send a letter to our Presiding Director at P.O. Box 92818, Rochester, NY 14650. Communications sent by e-mail will go simultaneously to Kodak’s Presiding Director and Secretary. Our Secretary will review communications sent by mail, and if they are relevant to, and consistent with, Kodak’s operations, policies and philosophies, they will be forwarded to the Presiding Director. By way of example, communications that are unduly hostile, threatening, illegal or similarly inappropriate will not be forwarded to the Presiding Director. Our Secretary will periodically provide the Board with a summary of all communications received that were not forwarded to the Presiding Director and will make those communications available to any director upon request. The Presiding Director will determine whether any communication sent to the full Board should be properly addressed by the entire Board or a committee thereof and whether a response to the communication is warranted. If a response is warranted, the Presiding Director may choose to coordinate the content and method of the response with our Secretary.

Consideration of Director Candidates

The Governance Committee will consider for nomination as director of the Company candidates recommended by its members, other Board members, management, shareholders and the search firms it retains.

Shareholders wishing to recommend candidates for consideration by the Governance Committee may do so by providing the following information, in writing, to the Governance Committee, c/o Secretary, Eastman Kodak Company, 343 State Street, Rochester, NY 14650-0218: 1) the name, address and telephone number of the shareholder making the request; 2) the number of shares of the Company owned, and, if such person is not a shareholder of record or if such shares are held by an entity, reasonable evidence of such person’s ownership of such shares or such person’s authority to act on behalf of such entity; 3) the full name, address and telephone number of the individual being recommended, together with a reasonably detailed description of the background, experience and qualifications of that individual; 4) a signed acknowledgement by the individual being recommended that he or she has consented to: a) serve as director if elected and b) the Company undertaking an inquiry into that individual’s background, experience and qualifications; 5) the disclosure of any relationship of the individual being recommended with the Company or any subsidiaries or affiliates, whether direct or indirect; and 6) if known to the shareholder, any material interest of such shareholder or individual being recommended in any proposals or other business to be presented at the Company’s next annual meeting of shareholders (or a statement to the effect that no material interest is known to such shareholder). Our Board may change the process by which shareholders may recommend director candidates to the Governance Committee. Please refer to the Company’s website at www.kodak.com/go/governance for any changes to this process. The Governance Committee will consider candidates recommended by shareholders on the same basis as candidates identified through other means.

Director Qualification Standards

When reviewing a potential candidate for the Board, the Governance Committee looks to whether the candidate possesses the necessary qualifications to serve as a director. To assist it in these determinations, the Governance Committee has adopted “Director Qualification Standards.” The Director Qualification Standards are attached as Exhibit ll to this Proxy Statement and can also be accessed at www.kodak.com/go/governance. These standards specify the minimum qualifications that a nominee must possess in order to be considered for election as a director. If a candidate possesses these minimum qualifications, the Governance Committee, in accordance with the Director Selection Process described in the next section, will then consider the candidate’s qualifications in light of the needs of the Board and the Company at that time, given the then-current mix of director attributes.

Director Selection Process

As provided in the Company’s Corporate Governance Guidelines, the Governance Committee seeks to create a diverse and inclusive Board that, as a whole, is strong in both its knowledge and experience. When identifying, screening and recommending new candidates to the Board for membership, the Governance Committee follows the procedures outlined in its “Director Selection Process.” The Director Selection Process is attached as Exhibit lll to this Proxy Statement and can also be accessed at www.kodak.com/go/governance. The Governance Committee generally uses the services of a third-party executive search firm when identifying and evaluating possible nominees for director.

Board Goals

Our Board has a formal process for annually establishing and prioritizing its goals. The Board believes that adopting annual goals enhances its ability to measure its performance and improves its focus on the Company’s long-term strategic issues. The Board’s goals are aligned with the Company’s operational and strategic imperatives.

Under the process approved by the Board, each year the Governance Committee submits to the Board a proposed list of Board goals for the following year. At its first meeting of the year, the Board finalizes its goals for the year based on the Governance Committee’s recommendations. Once the goals are established by the Board, the Governance Committee is responsible for tracking the Board’s performance against its goals and routinely reporting these results to the Board. Performance against the goals is assessed as part of the Board’s annual evaluation process.

Strategic Role of Board

The Board plays a key role in developing, reviewing and overseeing the Company’s business strategy. Twice each year, the Board devotes an extended meeting to an update from management regarding the strategic issues and opportunities facing the Company and its businesses. In addition, the Board throughout the year reviews the Company’s strategic plan and receives briefings and reports on critical aspects of its implementation. These include business unit performance reviews, product category reviews and presentations regarding research and development initiatives and the Company’s intellectual property portfolio.

Majority Voting for Directors

In February 2009, the Board amended the Company’s By-laws, as a result of a recent change in New Jersey law, to provide for majority voting in uncontested director elections. Previously, the Company had a policy providing for the election of directors by majority vote in uncontested elections; the change in New Jersey law allowed the Company to implement majority voting of directors in uncontested elections via a by-law amendment.

Along with the by-law amendment, the Board also amended the Company’s Majority Vote Policy to address the so-called “holdover” rule of New Jersey law. Under this rule, a director who fails to receive the required votes for reelection remains in office until his or her resignation or removal.

The amended Majority Vote Policy requires a director nominee, in connection with his or her nomination to the Board, to submit a resignation letter in which the director nominee irrevocably elects to resign if he or she fails to receive the required majority vote in the next election and the Board accepts the resignation. The policy requires the Board to nominate for election or reelection as director only those candidates who agree to execute such a letter upon his or her nomination. A copy of the amended Majority Vote Policy can be found on the Company’s corporate governance website at www.kodak.com/go/governance.

If a director nominee fails to receive a majority vote in an uncontested election, the amended Majority Vote Policy provides that the Governance Committee will consider the resignation letter and recommend to the Board whether to accept it. The Governance Committee, in making its recommendation to the Board, and the Board, in reaching its decision, may under the policy consider those factors it considers relevant, including any stated reason why shareholders voted against the election of the director, the director’s qualifications, the director’s past and expected future contributions to the Company, the overall composition of the Board and whether accepting the resignation letter would cause the Company to fail to meet any applicable rule, such as the NYSE’s Listing Standards.

The policy provides that the Board will act on the Governance Committee’s recommendation and publicly disclose its decision whether to accept the director’s letter of resignation within 90 days following the certification of the shareholder vote. If the letter of resignation is not accepted by the Board within these 90 days, the resignation will not be effective until the next annual meeting.

All of the director nominees standing for election at the Annual Meeting have submitted the irrevocable letter of resignation as a condition of being renominated to the Board as called for under the amended Majority Vote Policy.

DIRECTOR COMPENSATION

Introduction

Our directors are compensated through a combination of cash retainers and equity-based incentives. Consistent with the Board’s Director Compensation Principles, a substantial portion of director compensation is linked to our stock performance. In addition, directors can elect to receive their entire Board remuneration in equity-based compensation. Our directors are required to keep all of the shares, net of any shares used to pay the exercise price when exercising an option, they receive as compensation until they own shares equal in market value to at least five times their annual retainer that is paid in cash.

Kodak does not pay management directors for Board service in addition to their regular employee compensation.

Director Compensation Principles

The Board has adopted the following director compensation principles, which are aligned with the Company’s executive compensation principles:

  Pay should represent a moderately important element of Kodak’s director value proposition.

  Pay levels should generally target near the market median, and pay mix should be consistent with market considerations.

  Pay levels should be differentiated based on the time demands on some members’ roles, and the Board will ensure regular rotation of certain of these roles.

  The program design should ensure that rewards are tied to the successful performance of Kodak stock, and the mix of pay should allow flexibility and Board diversity.

  To the extent practicable, Kodak’s Director Compensation Principles should parallel the principles of the Company’s executive compensation program.

Review

The Governance Committee, which consists solely of independent directors, has the primary responsibility for reviewing and considering any changes to the Board’s compensation program. The Board reviews the Governance Committee’s recommendation and determines the amount of director compensation.

The Governance Committee last completed a review of the Board’s compensation program in 2007. In connection with this review, the Governance Committee retained Peal Meyer & Partners, independent compensation consultant, to competitively assess our director compensation relative to market trends and comparable peer companies.

Director Compensation Program

The annual cash and equity components of the Company’s director compensation program are now as follows:

	Cash		Equity (1)
		Chair/Presiding
	Board Retainer	Director Retainer	Restricted Stock	Stock Options
	(2)	(3)	(4)	(5)	Total
Director	$70,000	—	$70,000	$70,000	$210,000
Presiding Director (6)	70,000	$100,000	70,000	70,000	310,000
Audit Committee Chair	70,000	20,000	70,000	70,000	230,000
Compensation Committee Chair	70,000	10,000	70,000	70,000	220,000
Finance Committee Chair	70,000	10,000	70,000	70,000	220,000
Governance Committee Chair	70,000	10,000	70,000	70,000	220,000

(1)	The methodology used to convert the dollar-denominated value of equity awards to the actual quantities of restricted stock and stock options that are granted is discussed on page 46 of this Proxy Statement.

(2)	Directors can elect to have their cash Board retainer paid in stock or deferred into the Directors’ Deferred Compensation Plan.

(3)	The Committee Chairs and the Presiding Director may elect to have their retainers paid in stock or deferred into the Directors’ Deferred Compensation Plan.

(4)	The restricted shares vest on the first anniversary of the date of grant. Directors who stop serving on the Board prior to vesting forfeit their restricted shares, unless their cessation of service is due to retirement, approved reason or death, in which case the restrictions on the shares lapse on the date of the director’s cessation of service. Directors may elect to defer their restricted shares into the Directors’ Deferred Compensation Plan.

(5)	The exercise price of the options is the mean between the high and low price of our common stock on the date of grant. The options become exercisable on the first anniversary of the date of grant and expire seven years after grant. Directors who stop serving on the Board prior to vesting forfeit their unvested options, unless their cessation of service is due to retirement, approved reason or death. In the case of retirement and cessation for approved reason, the options continue to vest per their terms and remain exercisable for the remainder of the option’s full term. In the case of death, the options fully vest upon death and remain exercisable by the directors’ estate for the remainder of the option’s full term.

(6)	Currently, our Presiding Director also serves as the Chair of the Compensation Committee and therefore receives an additional retainer as Chair of that committee.

Director Share Ownership Requirements

A director is not permitted to exercise any stock options or sell any restricted shares granted to him or her by the Company unless and until the director owns shares of stock in the Company (either outright or through phantom stock units in the Directors’ Deferred Compensation Plan) that have a value equal to at least five times the then maximum amount of the annual retainer which may be taken in cash by the director (currently, this amount is $350,000).

Director Compensation Table

In 2008, we provided the following compensation to our directors who are not employees:

				Non-qualified
				Deferred
	Fees Earned or			Compensation	All Other
	Paid In Cash	Stock Awards	Option Awards	Earnings	Compensation	Total
	($)	($)	($)	($)	($)	($)
Name	(1)	(2)	(3)	(4)	(5)
Richard S. Braddock	$180,000	$59,240	$59,691	$0	$32,442	$331,372
Timothy M. Donahue	80,000	59,240	59,691	0	4,351	203,282
Michael J. Hawley	70,000	59,240	59,691	0	23,471	212,402
William H. Hernandez	90,000	59,240	59,691	0	3,174	212,105
Douglas R. Lebda	70,000	59,240	59,691	0	31,212	220,143
Debra L. Lee	70,000	59,240	59,691	0	34,475	223,406
Delano E. Lewis	70,000	59,240	59,691	0	25,083	214,014
William G. Parrett	70,000	59,240	59,691	0	7,975	196,906
Hector de J. Ruiz	80,000	59,240	59,691	0	760	199,691
Dennis F. Strigl	70,000	1,903	4,136	0	1,686	77,725
Laura D’Andrea Tyson	70,000	59,240	59,691	2,555	760	192,246

(1)	This column reports the director, chair and presiding director retainers earned in 2008. The following table reports the cash portion of the annual retainer that was deferred by a director into his or her deferred stock account under the Directors’ Deferred Compensation Plan and the amount of phantom stock units that were credited to the director as a result of that deferral.

	Deferred	Phantom
Name	Amount	Stock Units
Douglas R. Lebda	$70,000	4,091.62

(2)	This column represents the dollar amount of expense recognized for financial statement reporting purposes with respect to the 2008 fiscal year for the fair value of restricted stock awards granted in 2008, as well as prior fiscal years, in accordance with Statement No. 123R, “Share-Based Payment” (SFAS 123R). The assumptions used to calculate the value of the stock awards are the same as those used for our stock-based compensation disclosure in Note 20 to our financial statements in our Annual Report on Form 10-K for the year ended December 31, 2008, as filed with the SEC on February 27, 2009.

The following table reports the outstanding stock awards held by each of the non-employee directors at the end of fiscal year 2008.

Aggregate Stock Awards Outstanding at Fiscal Year End

Name	Unvested	Vested
Richard S. Braddock	4,600	7,070
Timothy M. Donahue	4,600	7,070
Michael J. Hawley	4,600	7,070
William H. Hernandez	4,600	7,070
Douglas R. Lebda	4,600	2,570
Debra L. Lee	4,600	7,070
Delano E. Lewis	4,600	7,070
William G. Parrett	4,600	2,570
Hector de J. Ruiz	4,600	7,070
Dennis F. Strigl	4,600	0
Laura D’Andrea Tyson	4,600	7,070

(3)	This column represents the dollar amount of expense recognized for financial statement reporting purposes with respect to the 2008 fiscal year for the fair value of stock options granted in 2008 as well as in prior years, in accordance with SFAS 123R. The assumptions used to compute the value of the stock options granted on December 11, 2007 and December 9, 2008 were:

	Risk-Free	Expected Option	Expected	Expected Dividend
Grant Date	Interest Rate (%)	Life (Years)	Volatility (%)	Yield (%)
December 11, 2007	3.59	7	35.15	1.90
December 9, 2008	1.82	6	32.17	7.42

The following table reports the outstanding option awards held by each of the non-employee directors at the end of fiscal year 2008.

Aggregate Stock Options Outstanding at Fiscal Year End

Name	Unvested	Vested
Richard S. Braddock	18,180	24,120
Timothy M. Donahue	18,180	22,120
Michael J. Hawley	18,180	14,120
William H. Hernandez	18,180	16,120
Douglas R. Lebda	18,180	9,620
Debra L. Lee	18,180	24,120
Delano E. Lewis	18,180	22,120
William G. Parrett	18,180	9,620
Hector de J. Ruiz	18,180	22,120
Dennis F. Strigl	18,180	0
Laura D’Andrea Tyson	18,180	24,120

(4)	The amount for Dr. Tyson represents the above-market interest earned by her contributions to the Directors’ Deferred Compensation Plan.

(5)	The amounts in this column include perquisites and other benefits provided to directors. The total incremental cost of all perquisites or other benefits paid to our directors must be disclosed, unless the aggregate value of this compensation is less than $10,000. Despite the minimum disclosure threshold, we have disclosed the full value for all of our directors.

		Company	Company
		Sponsored	Samples of
	Transportation	Events	Products &
Name	(a)	(b)	Services	Total
Richard S. Braddock	$26,115	$5,068	$1,259	$32,442
Timothy M. Donahue	920	2,671	760	4,351
Michael J. Hawley	17,705	4,640	1,126	23,471
William H. Hernandez	0	2,048	1,126	3,174
Douglas R. Lebda	26,112	3,974	1,126	31,212
Debra L. Lee	27,898	5,211	1,366	34,475
Delano E. Lewis	19,256	4,701	1,126	25,083
William G. Parrett	834	6,015	1,126	7,975
Hector de J. Ruiz	0	0	760	760
Dennis F. Strigl	0	0	1,686	1,686
Laura D’Andrea Tyson	0	0	760	760

(a)	The amounts in this column include transportation expenses the Company paid for the director and his/her spouse/guest to attend one or more events which the Company sponsored for promotional purposes.

(b)	The amounts in this column include all other expenses, e.g., meals, tickets and Kodak apparel, that the Company paid for the director and his/her spouse/guest, relating to one or more events which the Company sponsored for promotional purposes.

Deferred Compensation

Non-employee directors may defer some or all of their Board retainer, chair retainer, presiding director retainer and restricted stock award into the Directors’ Deferred Compensation Plan. The plan has two investment options: an interest-bearing account that pays interest at the prime rate and a Kodak phantom stock account. The value of the Kodak phantom stock account reflects changes in the market price of the common stock and dividends paid. Five directors deferred compensation in 2008. In the event of a change-in-control, the amounts in the phantom accounts will generally be paid in a single cash payment. The plan’s benefits are neither funded nor secured.

Other Benefits

The Company reimburses its directors for travel expenses incurred in connection with attending Board, committee and shareholder meetings and other Company-sponsored events, and provides Company transportation to the directors (including use of Company aircraft) to attend such meetings and events. From time to time, we also invite our directors’ spouses, significant others and other family members to accompany them to these meetings and events, and we reimburse travel and incidental expenses related to their attendance, in order to encourage attendance and to foster social interaction among directors. To encourage our directors to experience and familiarize themselves with our products and services, we occasionally provide them samples of the Company’s products and services.

Charitable Award Program

This program, which was closed to new participants effective January 1, 1997, provides for a contribution by the Company of up to a total of $1,000,000 following a director’s death, to be shared by a maximum of four charitable institutions recommended by the director. The individual directors derive no financial benefits from this program. It is funded by self-insurance and joint life insurance policies purchased by the Company. Mr. Braddock is the only current director who continues to participate in the program.

BENEFICIAL OWNERSHIP

BENEFICIAL SECURITY OWNERSHIP OF MORE THAN 5% OF THE COMPANY’S COMMON STOCK

As of February 17, 2009, based on Schedule 13G/A and Schedule 13D filings, the Company was aware of the following beneficial owners of more than 5% of its common stock:

			Percentage of
	Number of Common Shares		Company’s Common
Shareholder’s Name and Address	Beneficially Owned		Shares Beneficially Owned
Legg Mason Capital Management, Inc.
LMM LLC
100 Light St.	47,298,653	(1)	17.62%
Baltimore, MD 21202
Brandes Investment Partners, L.P.
11988 El Camino Real
Suite 500	24,381,748	(2)	9.08%
San Diego, CA 92130
Franklin Mutual Advisors, LLC
101 John F. Kennedy Parkway	15,575,778	(3)	5.4%
Short Hills, NJ 07078
Cascade Investment, L.L.C.
2365 Carillon Point
Kirkland, WA 98033
Bill & Melinda Gates Foundation Trust	14,000,000	(4)	5.2%
1551 East Lake Avenue E.
Seattle, WA 98102

(1)	As set forth in Amendment No. 6 of Shareholder’s Schedule 13G/A, as of December 31, 2008, filed on February 17, 2009, the following entities were listed as having shared voting and dispositive power with respect to all shares as follows:

	Number of Shares with Shared Voting
Name	and Dispositive Power	Percent of Class Represented
Legg Mason Capital Management, Inc.	41,009,453*	15.28%
LMM LLC	6,289,200	2.34%

*	Includes 18,300,900 shares, representing 6.82% of total shares outstanding, owned by Legg Mason Value Trust, Inc., a Legg Mason Capital Management managed fund.

(2)	As set forth in Amendment No. 6 of Shareholder’s Schedule 13G/A, as of December 31, 2008, filed on February 17, 2009, the 24,381,748 shares are also deemed to be beneficially owned by the following as control persons of the investment advisor: Brandes Investment Partners, L.P.; Brandes Investment Partners, Inc.; Brandes Worldwide Holdings, L.P.; Charles H. Brandes; Glenn R. Carlson; and Jeffrey A. Busby. Brandes Investment Partners, L.P., has shared voting power with respect to 19,405,695 of the shares and shared dispositive power with respect to 24,381,748 of the shares.

(3)	As set forth in Shareholder’s Schedule 13D, as of July 3, 2008, filed on July 14, 2008.

(4)	As set forth in Shareholder’s Schedule 13G, as of December 31, 2008, filed February 17, 2009, the following entities were listed as having voting and dispositive power with respect to the shares as follows:

	Number of Shares with Shared Voting	Number of Shares with Sole	Percent of Class
Name	and Dispositive Power	Voting and Dispositive Power	Represented
Cascade Investment, L.L.C.	0	7,950,000 *	3.0%
Bill & Melinda Gates Foundation
Trust	6,050,000 **	0	2.2%

*	These 7,950,000 shares are also deemed to be beneficially owned by William H. Gates III.

**	The 6,050,000 shares are also deemed to be beneficially owned by William H. Gates III and Melinda French Gates as co-trustees of the Trust.

BENEFICIAL SECURITY OWNERSHIP OF DIRECTORS, NOMINEES AND SECTION 16 EXECUTIVE OFFICERS

			Percentage of
	Number of Common Shares		Company’s Common
Directors, Nominees	Beneficially Owned on		Shares Beneficially
and Section 16 Executive Officers	March 2, 2009		Owned
Robert L. Berman	188,990	(b) (c)	*
Richard S. Braddock	113,259	(a) (b)	*
Timothy M. Donahue	39,516	(a) (b)	*
Philip J. Faraci	259,201	(b)	*
Michael J. Hawley	25,903	(a) (b)	*
Mary Jane Hellyar	256,066	(b)	*
William H. Hernandez	20,190	(a) (b)	*
James T. Langley	152,712	(b)	*
Douglas R. Lebda	12,593	(a) (b)	*
Debra L. Lee	33,878	(a) (b)	*
Delano E. Lewis	30,990	(a) (b)	*
William G. Parrett	14,593	(a) (b) (d)	*
Antonio M. Perez	1,564,712	(b) (c)	*
Hector de J. Ruiz	62,771	(b)	*
Frank S. Sklarsky	143,255	(b)	*
Dennis F. Strigl	6,700	(b)	*
Laura D’Andrea Tyson	31,659	(a) (b)	*
All Directors, Nominees and Section 16
Executive Officers as a Group (21), including
the above	3,350,707	(b) (e)	1.2364%

*	Represents holdings of less than 1%.

The above table reports beneficial ownership of the Company’s common stock in accordance with the applicable SEC rules. All Company securities over which the directors, nominees and Section 16 Executive Officers directly or indirectly have or share voting or investment power are listed as beneficially owned. The figures above include shares held for the account of the above persons in the Kodak Employees’ Stock Ownership Plan, and the interests of the above persons in the Kodak Stock Fund of the Eastman Kodak Employees’ Savings and Investment Plan, stated in terms of Kodak shares.

(a)	The amounts listed for each non-employee director do not include stock units representing fees that non-employee directors have elected to defer under the Directors’ Deferred Compensation Plan. The combined number of stock units subject to deferred share awards, and in stock unit accounts of non-employee directors as of March 2, 2009 were as follows: Mr. Braddock: 7,194 shares; Mr. Donahue: 7,702 shares; Dr. Hawley: 4,912 shares; Mr. Hernandez: 18,222 shares; Mr. Lebda: 14,148 shares; Ms. Lee: 14,423 shares; Mr. Lewis: 9,681 shares; Mr. Parrett: 4,600; and Dr. Tyson: 16,708 shares. Stock units under the Directors’ Deferred Compensation Plan do not carry voting rights and are not transferable. Stock units are distributed in cash following a director’s departure.

(b)	The chart below includes the number of shares which may be acquired by exercise of stock options:

Name	Options
Robert L. Berman	170,575
Richard S. Braddock	24,120
Timothy M. Donahue	22,120
Philip J. Faraci	223,854
Michael J. Hawley	14,120
Mary Jane Hellyar	206,828
William H. Hernandez	16,120
James T. Langley	152,712
Douglas R. Lebda	9,620
Debra L. Lee	24,120
Delano E. Lewis	22,120
William G. Parrett	9,620
Antonio M. Perez	1,418,769
Hector de J. Ruiz	22,120
Frank S. Sklarsky	103,286
Dennis F. Strigl	0
Laura D’Andrea Tyson	24,120
All Directors, Nominees and
Section 16 Executive Officers	2,808,474

(c)	Mr. Perez has 94,796 stock units and Mr. Berman has 3,476 stock units that they each elected to defer under the 2000 Long-Term Omnibus Plan which are not included in this table. These units do not carry voting rights and may not be redeemed as shares of common stock within 60 days of Mr. Perez’s and Mr. Berman’s departures from the Company.

(d)	Mr. Parrett has 2,000 shares that have been pledged as security.

(e)	Each individual Section 16 Executive Officer and director listed beneficially owned less than 1% of the outstanding shares of the Company’s common stock. As a group, these Section 16 Executive Officers and directors owned 1.2364% of the outstanding shares of the Company’s common stock.

Share Ownership Program

In order to closely align the interests of our executives with those of our shareholders, the Company strongly encourages executives to acquire a significant ownership stake in Company stock. Effective February 26, 2008, our share ownership program was revised to require our Section 16 Executive Officers to retain 100% of shares attributable to stock option exercises or the vesting or earn-out of full value shares (such as restricted shares or Leadership Stock) until they attain specified ownership levels, which are expressed below as a multiple of base salary. Also, stock acquired upon stock option exercise, restricted stock, restricted stock units, any shares held in the executive’s account under Kodak’s Employee Stock Ownership Plan or Savings and Investment Plan and any “phantom stock” selected by an executive as an investment option in the Executive Deferred Compensation Plan count toward meeting the executive’s share ownership requirement. The Compensation Committee monitors each executive’s status regarding achievement of the applicable minimum ownership requirement throughout the year utilizing a fixed stock price of $25.66 per share that was established at the commencement of the program. As of January 31, 2009, Messrs. Berman, Perez and Sklarsky and Ms. Hellyar had met their share ownership targets.

Effective February 26, 2008, our Named Executive Officers have the following share ownership guidelines:

Named Executive Officer	Salary Multiple	Retention Ratio
A.M. Perez	5X	100%
P.J. Faraci	4X	100%
F.S. Sklarsky	3X	100%
M.J. Hellyar
R.L. Berman	2X	100%

COMMITTEE REPORTS

REPORT OF THE AUDIT COMMITTEE

The Audit Committee of the Company’s Board is composed solely of independent directors and operates under a written charter adopted by the Board, most recently amended on February 17, 2004. A copy of the Audit Committee’s charter can be found on our website at www.kodak.com/go/governance.

Management is responsible for the Company’s internal control over financial reporting, the Company’s disclosure controls and procedures, and preparing the Company’s consolidated financial statements. The Company’s independent registered public accounting firm (independent accountants), PricewaterhouseCoopers LLP (PwC), is responsible for performing an independent audit of the consolidated financial statements and of its internal control over financial reporting in accordance with standards of the Public Company Accounting Oversight Board (United States) and for issuing a report of the results. As outlined in its charter, the Audit Committee is responsible for overseeing these processes.

During 2008, the Audit Committee met and held discussions with management and the independent accountants on a regular basis. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States (U.S. GAAP), and the Audit Committee reviewed and discussed the audited consolidated financial statements with management and the independent accountants.

The Audit Committee met and discussed with the Corporate Controller and Assistant Controller the Company’s significant accounting matters, key fluctuations in the Company’s financial statements and the quality of the Company’s earnings reports.

The Audit Committee discussed with the independent accountants the matters specified by Statement on Auditing Standards No. 61, “Communications with Audit Committee,” as adopted by the PCAOB in Rule 3200T. The independent accountants provided to the Audit Committee the written disclosures required by the PCAOB in Rule 3526, “Communication with Audit Committees Concerning Independence.” The Audit Committee discussed with the independent accountants their independence.

The Audit Committee discussed with the Company’s internal auditors and independent accountants the plans for their audits. The Audit Committee met with the internal auditors and independent accountants, with and without management present. The internal auditors and independent accountants discussed with or provided to the Audit Committee the results of their examinations, their evaluations of the Company’s internal control over financial reporting, the Company’s disclosure controls and procedures, and the quality of the Company’s financial reporting.

With reliance on these reviews, discussions and reports, the Audit Committee recommended that the Board approve the audited financial statements for inclusion in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008, and the Board accepted the Audit Committee’s recommendations. The following fees were paid to PwC for services rendered in 2008 and 2007:

(in millions)	2008	2007
Audit Fees	$13.0	$14.4
Audit-Related Fees	0.5	3.2
Tax Fees	1.0	2.1
All Other Fees	0.0	0.0
Total	$14.5	$19.7

The audit fees related primarily to the annual audit of the Company’s consolidated financial statements (including Section 404 internal control assessment under the Sarbanes-Oxley Act of 2002) included in the Company’s Annual Report on Form 10-K, quarterly reviews of interim financial statements included in the Company’s Quarterly Reports on Forms 10-Q, statutory audits of certain of the Company’s subsidiaries, and services relating to filings under the Securities Act of 1933 and the Securities Exchange Act of 1934.

The audit-related fees for 2008 related primarily to audits of certain benefit plans of the Company. The audit-related fees for 2007 related primarily to separate financial statement audits for the Company’s former Health Group Segment.

Tax fees in 2008 consisted of $0.9 million for tax compliance services and $0.1 million for tax planning and advice. Tax fees in 2007 consisted of $1.9 million for tax compliance services and $0.2 million for tax planning and advice.

The Audit Committee appointed PwC as the Company’s independent accountants. In addition, the Audit Committee approved the scope of non-audit services anticipated to be performed by PwC in 2009 and the estimated budget for those services. The Audit Committee has adopted an Audit and Non-Audit Services Pre-Approval Policy, a copy of which is attached to this Proxy Statement as Exhibit IV.

William H. Hernandez, Chair	Dated: February 24, 2009
Richard S. Braddock
Debra L. Lee
Delano E. Lewis
William G. Parrett
Dennis F. Strigl

REPORT OF THE CORPORATE RESPONSIBILITY AND GOVERNANCE COMMITTEE

Introduction

The Company has long practiced and led in developing and implementing good corporate governance. The Corporate Responsibility and Governance Committee of the Board is primarily responsible for overseeing the Company’s governance practices, with the intent of seeking to maintain “best practices” in the area of corporate governance.

The Governance Committee continually considers ways to improve the Company’s corporate governance practices. In this regard, the Governance Committee periodically reviews the Board’s governance policies and procedures to ensure that they are aligned with best practices, the Board’s corporate governance documents and applicable statutory and regulatory requirements.

This report, an annual voluntary governance practice that the Governance Committee began in 2003, highlights the Governance Committee’s corporate governance activities during the past year.

Governance Committee Composition

The Governance Committee is composed of five directors, each of whom meets the definition of independence set forth in the NYSE’s corporate governance listing standards. During 2008, the Governance Committee met six times and routinely reported its activities to the full Board. The Governance Committee acts pursuant to a written charter, which can be accessed electronically in the “Corporate Governance” section at www.kodak.com/go/governance.

Governance Committee Responsibilities

The primary role of the Governance Committee is to: assess the independence of Board members; lead the annual evaluation of the Board and its committees; identify and assess candidates for Board membership; oversee the Company’s activities in the areas of environmental and social responsibility, charitable contributions, diversity and equal employment opportunity; and generally oversee the Company’s corporate governance structure. The Governance Committee monitors emerging issues and practices in the area of corporate governance and pursues those initiatives that it believes will enhance the Company’s governance practices and policies. In addition, the Governance Committee is responsible for, among other things: 1) administering the Board’s Director Selection Process; 2) developing the Board’s Director Qualification Standards; 3) implementing the Board’s director orientation and education programs; 4) overseeing and reviewing the Company’s Corporate Governance Guidelines and Director Independence Standards; and 5) recommending to the Board the compensation for directors. A complete description of the Governance Committee’s responsibilities can be found in its charter.

Governance Initiatives

Described below are some of the significant governance actions that the Governance Committee has taken since its report in last year’s proxy statement.

Director Search

The Governance Committee continued to spend a significant amount of its time considering and recruiting candidates to fill the Board’s vacancies. To assist in this process, the Governance Committee engaged an external executive search firm who helped in identifying and evaluating qualified independent candidates who met the Board’s target candidate profiles and fit the Board’s Director Qualification Standards.

Based on the Governance Committee’s recommendation, Dennis F. Strigl was elected to the Board in February 2008. Mr. Strigl was reelected to the Board by you at the 2008 annual meeting. The Governance Committee’s external executive search first suggested that it consider Mr. Strigl as a candidate for the Board. In accordance with the Board’s Director Selection Process, the Committee oversaw the process of electing Mr. Strigl to the Board. A copy of the Board’s Director Selection Process and Director Qualification Standards can be found in the “Corporate Governance” section of www.kodak.com/go/governance.

Majority Voting

Based on the recommendation of the Governance Committee, the Board recently approved an amendment to the Company’s By-laws to provide for majority voting in the election of directors in uncontested elections. A description of this by-law amendment appears on page 22 of this Proxy Statement. The Committee suggested this action in response to your vote at our 2008 annual meeting on the shareholder proposal on majority voting requirements for director nominees.

The Board first addressed this topic in early 2007 when it adopted a majority voting policy for the election of directors. While the Board would have preferred to implement majority voting by way of a by-law amendment, rather than a policy, New Jersey law at the time did not permit this.

Other Key Actions

Some of the other key actions taken by the Governance Committee last year are described below.

Director Independence Standards

The Board, based on the advice of the Governance Committee, amended its Director Independence Standards to be consistent with the recent changes by the NYSE to its independence standards. A copy of the amended Director Independence Standards is attached to this Proxy Statement as Exhibit I.

Director Independence

The Governance Committee assessed each non-management director’s independence based upon the Board’s Director Independence Standards and those of the NYSE, and made recommendations to the full Board regarding each non-management director’s independence.

Board Annual Goals

Based on the Governance Committee’s assistance, the Board last year continued its practice of establishing annual Board goals. A more detailed description of this process appears on page 21 of this Proxy Statement. The Governance Committee tracked the Board’s performance against its goals and provided periodic reports to the Board on its progress.

Governance Committee Evaluation

The Governance Committee prepared and conducted an annual self-evaluation, discussed the results of this evaluation and developed an action plan from these discussions to further enhance the Governance Committee’s performance.

Diversity Advisory Panel’s Recommendations

The Governance Committee met with the Company’s Chief Diversity Officer to assess the Company’s progress with regard to the recommendations of the Diversity Advisory Panel, a seven-member, blue-ribbon panel launched in 2001 to provide advice on the Company’s comprehensive diversity strategy and assess future diversity trends and the potential impact on Kodak.

Board Action Plan

The Governance Committee monitored the Board’s performance against the action plan arising from the Board’s 2007 annual evaluation and provided periodic reports to the Board concerning its progress against the action plan.

Hector de J. Ruiz, Chair	Dated: February 24, 2009
Timothy M. Donahue
Michael J. Hawley
Douglas R. Lebda
Laura D’Andrea Tyson

REPORT OF THE EXECUTIVE COMPENSATION AND DEVELOPMENT COMMITTEE

The Executive Compensation and Development Committee has reviewed and discussed the Compensation Discussion and Analysis that is required by the SEC rules with the Company’s management.

Based on such review and discussions, the Compensation Committee recommended to the Company’s Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Richard S. Braddock, Chair	Dated: February 24, 2009
Michael J. Hawley
Douglas R. Lebda
Delano E. Lewis
William G. Parrett

COMPENSATION DISCUSSION AND ANALYSIS

INTRODUCTION

The Executive Compensation and Development Committee, to which we refer in this discussion as the Committee, has oversight responsibility for the Company’s executive compensation strategy. The Committee approves our compensation objectives, plans, philosophy and forms of compensation for all executives, including our Named Executive Officers. In 2008, our Named Executive Officers included our:

1)	Chairman & Chief Executive Officer (CEO), Antonio M. Perez,

2)	Executive Vice President (EVP) and Chief Financial Officer (CFO), Frank S. Sklarsky,

3)	President and Chief Operating Officer (COO), Philip J. Faraci,

4)	Executive Vice President and President, Film, Photofinishing and Entertainment Group (FPEG), Mary Jane Hellyar, and

5)	Senior Vice President (SVP) and Chief Human Resources Officer (CHRO), Robert L. Berman.

Our Named Executive Officers for 2008 also included one former Senior Vice President, James T. Langley. Decisions for Mr. Langley can be found on pages 45, 54, 65 and 71 of this Proxy Statement.

The 2008 year marked Kodak’s first year following its four-year transformation to a digital company. The focus of our business strategy and key financial metrics for 2008 are described in the table below.

Our 2008 business strategy focused on:	Our 2008 business metrics focused on:
  Our capabilities at the intersection of materials science and digital imaging science;

  The profitable growth of our digital portfolio; and

  The continued management of a sustainable business model implemented in 2007 for our traditional businesses.
Digital revenue growth; Cash; and Segment earnings from operations.

Management selected our 2008 business metrics because they provide insight to the Company’s ability to grow revenue from our digital portfolio and generate cash and profitability.

To support our business strategy, our compensation philosophy continued to focus on attracting, retaining and motivating world-class executive talent critical to the success of the Company’s business goals. During 2008, our compensation strategy focused on:

  Designing our annual variable pay and long-term incentive plans to be highly performance-based and to ensure a strong linkage between realized compensation and the achievement of our key operational and strategic objectives;

  Monitoring our long-term incentive plans to achieve their objectives, which include 1) aligning the economic interest of our executives with our shareholders; 2) creating significant incentives for retention; 3) encouraging long-term performance by our executives; and 4) promoting stock ownership; and

  Maintaining target compensation levels for our Named Executive Officers that are competitive relative to the marketplace for executives with comparable levels of responsibility.

Following the completion of our four-year transformation, the Company created significant momentum in our digital portfolio. Revenues from digital businesses grew by double-digits for four consecutive quarters from the third quarter of 2007 through the second quarter of 2008. The revenue decline in our traditional businesses during the first half of 2008 was in line with our expectations.

As we entered the second half of 2008, the global recession broadened dramatically and began to negatively impact all of our businesses. The global economic downturn is particularly challenging for the Company and other businesses in our industries that rely heavily on consumer discretionary spending and business capital investment to fuel growth in revenue and profit. In addition, the heavy fourth quarter seasonality of our consumer businesses coincided with the acceleration of the economic downturn. In response, the Company aggressively implemented necessary actions to align the business with external realities.

Despite the economic downturn, we achieved most of our strategic business objectives in 2008, such as key product introductions, market share maintenance or growth and effective cash management, all of which will help to position us well when the economy recovers. We did not, however, achieve our key operational objectives, which were established prior to the deteriorating economic conditions that occurred in the second half of the year. While the Committee felt the Company performed well leading up to the economic downturn, and responded aggressively and appropriately to the downturn, it agreed with management’s recommendation that no payouts be made under our annual variable pay or long-term equity incentive compensation plans in 2008. The Committee’s decision was consistent with our highly results-oriented compensation strategy.

COMPENSATION PHILOSOPHY AND PROGRAM

Our overall compensation philosophy focuses on attracting, retaining and motivating world-class executive talent critical to the success of the Company’s business goals. Our objective is to leverage all elements of market competitive total compensation to drive profitable growth and shareholder value consistent with our Company values. We design our plans to be highly performance-based to drive appropriate rewards for outstanding performance.

Our executive compensation program consists of the following material elements: 1) base salary; 2) annual variable pay; 3) long-term equity incentives; and 4) benefits, which include retirement, termination and change-in-control arrangements. Our Named Executive Officers are also eligible to participate in a limited set of perquisites and the benefit plans and programs that are generally available to our employees.

The Committee regularly reviews the Company’s executive compensation principles, which provide a framework for the Company’s executive compensation programs. In 2008, the Committee reviewed and approved the following principles:

  Aggregate total direct compensation, consisting of base salary, annual variable pay and long-term equity incentives, should be at a competitive median level while maintaining flexibility to selectively target compensation for key positions at the 75th percentile.

  A significant portion of each executive’s compensation should be at risk, with a positive correlation between the degree of risk and the level of the executive’s responsibility. In other words, the senior-most executives have the greatest amount of compensation at risk, which ensures that executives most responsible to shareholders are held most accountable to changes in shareholder value and achievement of critical performance goals.

  Interests of executives should be aligned with those of the Company’s shareholders by providing long-term equity incentives and encouraging executives to acquire and maintain a requisite level of stock ownership.

  Compensation should be linked to key operational and strategic metrics of the Company’s business plan, along with qualitative and behavioral expectations.

  Executive compensation should be differentiated on the following basis:

-	Base salaries – internal and external relative responsibility and experience;

-	Annual variable pay – Company performance, unit level performance (where applicable), individual performance as it relates to results vs. commitments, and leadership and diversity; and

-	Long-term equity incentives – Company performance and individual execution and leadership.
  Compensation program design should ensure high standards and consider best practices.

DETERMINING EXECUTIVE TOTAL DIRECT COMPENSATION

The Committee oversees the Company’s executive compensation strategy and reviews and approves the compensation of our Named Executive Officers. The Committee annually conducts a review of each Named Executive Officer’s total direct compensation including a review of base salary, target total cash and total long-term equity incentive. In the course of the Committee’s review in 2008, the Committee sought the advice and input of its independent compensation consultant, Frederic W. Cook & Co., Inc. (Consultant), as well as Company management. In general, management gathers and analyzes data and provides a recommendation, with rationale, for dialog with the Committee. Management provides a recommendation for each Named Executive Officer, with the exception of our CEO. In the case of our CEO, the Consultant gathers and analyzes data and discusses a recommendation with the Committee Chair. The Committee takes these recommendations into consideration and exercises its judgment to make decisions. For additional information regarding the role of the Consultant, see page 19 of this Proxy Statement.

The Committee made the following decisions in 2008, which are described and referred within this Compensation Discussion and Analysis as the “2008 Awards.”

2008 Executive Compensation Determination Timeline
Committee Meeting	Compensation Determination
February-08	2008 Base salary considerations
2008 Annual variable pay plan (Executive Compensation for Excellence and Leadership: EXCEL) target opportunity
December-08	Aggregate 2009 target dollar value, form and mix of long-term equity incentive awards
December 2008 stock option grant
January 2009 Leadership Stock allocation (Kodak's performance stock unit plan)
January 2009 restricted stock unit (RSU) grant
January-09	2008 Annual variable pay plan (EXCEL) award certification
2008 Leadership Stock certification
February-09	2009 Base salary considerations
2009 Annual variable pay plan (EXCEL) target opportunity

Decisions made by the Committee in 2007, which impacted 2008 compensation, were described in the Notice of 2008 Annual Meeting and Proxy Statement.

Factors Considered by the Committee to Determine Level and Mix of Total Direct Compensation

The Committee considers a broad range of facts and circumstances when determining levels of executive compensation. Among the factors that the Committee considers are: 1) market competitiveness; 2) experience relative to typical market peers; 3) the importance of the position in the Company relative to other senior management positions; 4) sustained individual performance; 5) readiness for promotion to a higher level and/or role in the Company’s senior management succession plans; and 6) retention of critical talent. The significance of any individual factor will vary from year-to-year and may vary among Named Executive Officers.

The Committee establishes each Named Executive Officer’s level of annual target total direct compensation after reviewing market data and factors listed in the prior paragraph. In general, the Committee does not consider awards granted or earned under plans in past years, or the effect of changes in the Company’s stock price when setting annual target total direct compensation levels of our Named Executive Officers. The Committee does, however, consider equity awards granted in past years in the evaluation of the retentive value of the Company’s long-term equity incentive plans and the mix of long-term equity incentives as further described on page 42 of this Proxy Statement. In addition, the Committee averaged the Company’s stock price over a 60-day period when converting the dollar-denominated annual long-term incentive target opportunities into share equivalents as discussed on page 46 of this Proxy Statement.

Competitive Compensation Analysis

To assist the Committee in its annual market review of each Named Executive Officer’s total direct compensation, the Consultant prepares an analysis of the market competitiveness of the aggregate value of total direct compensation as well as the market competitiveness of each element of total direct compensation for each Named Executive Officer. The Consultant derives the market data from the average of data from national surveys in which the Company participates.

In 2008, market data was compiled from the Towers Perrin Executive Compensation Survey, the Hewitt Executive Compensation Survey and the Radford Survey. These surveys are national non-industry specific compensation surveys. The data in each survey was size-adjusted to be representative of companies with approximately $10.3 billion and $13.3 billion in revenue. The Committee reviewed this competitive data for companies at both revenue levels to reflect the Company’s revenue size at the start of 2008 and its revenue size prior to the divestiture of the Health Group on April 30, 2007. Given that the divestiture of the Health Group occurred in the prior year, the Committee wanted visibility to the competitive target positioning at both revenue levels to ensure appropriate consideration for executives who drove a divestiture decision in the best interest of shareholders. The number of companies included in the data with regard to each survey is approximately 50.

The Committee does not review the individual companies who participate in these surveys. The Committee has used the national survey data in lieu of a smaller group of specific companies to conduct a comparative analysis of total direct compensation because there were few companies with a similar product portfolio, revenue and market capitalization size during the Company’s transformation and emergence as a digital company. Based on the recommendation of its Consultant, the Committee believes these surveys provide a reasonable representation of the cost to hire and retain executive talent.

In 2008, the Committee agreed that this approach continued to be appropriate for the same reasons as outlined above. The Committee intends to periodically review the methodology to assess the market competitiveness of our total direct compensation, including, but not limited to, the process of using survey versus specific peer frame data and adopt, if and when appropriate, changes to its methodology.

The Committee generally targets total direct compensation for each Named Executive Officer at approximately the median of total direct compensation paid to executives in similar positions with similar responsibilities as identified by the market data derived from these national surveys. Our CEO target total direct compensation differs from other Named Executive Officer target total direct compensation primarily because the benchmark market data reflects a higher target total direct compensation for a CEO than for the other Named Executive Officer positions. Our target total direct compensation approximates the median in order to ensure that the overall target compensation level is sufficient to attract highly talented executives while avoiding the creation of an unaffordable cost structure. By setting target compensation at a level which approximates the median, the Committee ensures that actual realized compensation will range above or below the median based on payouts in the annual variable pay and long-term incentive plans, which vary based on performance against operating and strategic goals and changes in shareholder value. Differences in actual direct compensation between our CEO and other Named Executive Officers are impacted by the fact that, as shown in the table below, there is a positive correlation between responsibility and the percentage of total direct compensation delivered through annual variable pay and long-term equity incentive compensation. This relationship reflects the CEO’s greater opportunity to influence the Company’s financial performance. (Another difference between our CEO compensation and that of our Named Executive Officers is reflected in the CEO’s change in pension value, which is described further in the narrative accompanying the Summary Compensation Table on page 49 of this Proxy Statement.)

The Committee does not have a pre-defined target for each element of total direct compensation. Rather, the Committee reviews the market data as a reference to assess how each component compares to market practices and to confirm that the overall compensation mix is reasonably aligned with market practices as well as the Company’s compensation philosophy. The table below shows the mix of total direct compensation for each of our Named Executive Officers in 2008.

2008 Compensation Elements as a Percentage of Target Total Direct Compensation

	Base Salary as a % of	Annual Variable Pay	Long-Term Equity
	Target Total Direct	(EXCEL) at Target(2) as	Incentive(3) as a % of
Named Executive Officer	Compensation(1) (TDC)	a % of TDC	TDC
A.M. Perez, Chairman & CEO	13%	20%	67%
F.S. Sklarsky, EVP & CFO	23%	17%	60%
P.J. Faraci, President & COO	22%	19%	59%
M.J. Hellyar, EVP & President, FPEG	27%	17%	56%
R.L. Berman, SVP & CHRO	27%	18%	55%

(1)	Target Total Direct Compensation = base salary + annual variable pay (EXCEL) opportunity at target + dollar-denominated value of target long-term equity.

(2)	Mr. Berman and Ms. Hellyar’s target annual variable pay award opportunity increased from 62% to 65% effective May 12, 2008.

(3)	Long-term equity incentive in 2008 was delivered 50% in stock options and 50% in Leadership Stock.

The 2008 compensation mix supports the Company’s compensation principles that: 1) a significant amount of pay should be at risk, as demonstrated by the fact that 13% - 27% of target total direct compensation is delivered in base salary, and the remaining 73% - 87% is performance based; 2) realized compensation is significantly tied to performance against operating results and changes in shareholder value through our annual variable pay plan, our Leadership Stock equity plan, and stock options, which are dependent solely on stock price appreciation; 3) the economic interests of our executives are aligned with our shareholders, as demonstrated by the fact that 55% - 67% of our Named Executive Compensation is tied to long-term equity incentives; and 4) the senior-most executives are held most accountable for overall performance, as demonstrated by the fact that the mix of compensation at risk increases by level of responsibility.

The Committee utilized market data provided by the Consultant as a reference when the Committee considered base salary, long-term equity incentive awards and the annual variable pay plan target opportunity for Named Executive Officers. The 2008 market review indicated that:

1)	base salaries of our Named Executive Officers are generally below median;

2)	target total cash compensation (base salary plus target EXCEL opportunity) of our Named Executive Officers is generally at or below median;

3)	long-term equity incentive target value is generally at or slightly above median; and

4)	in the aggregate, the total direct compensation of our Named Executive Officers is generally competitive with market median.

The compensation decision and analysis resulting from this review and specific to each component of total direct compensation for the

Named Executive Officers are discussed under “Elements of Total Direct Compensation,” beginning on page 38 of this Proxy Statement.

Use of Tally Sheets

The Committee annually reviews all components of our Named Executive Officers’ compensation as presented in a comprehensive set of Tally Sheets that the Consultant prepares. The Tally Sheets provide a comprehensive view of each Named Executive Officer’s compensation, broken down into three components:

1)	An estimate of projected annual compensation, including target total cash compensation, the total estimated value of annual long-term equity awards and the value of benefits and perquisites received by each Named Executive Officer;

2)	A comprehensive summary of the vested and unvested values of all outstanding equity awards held by each Named Executive Officer at current and assumed future stock prices; and

3)	A summary of the severance benefits potentially payable to each Named Executive Officer as of year-end under various termination scenarios.

The Tally Sheets provide the Committee with context for the decisions it makes in relation to total direct compensation. The Tally Sheets allow the Committee to holistically assess total direct compensation and the relationship of various components of the total compensation program to each other. The Tally Sheets also enable the Committee to determine how much wealth creation opportunity exists through equity-based compensation and how strong the retention power is as a result of unvested value. The Tally Sheets may also influence the Committee’s views on a variety of issues, such as changes to severance plans and employment agreements, special equity grants to promote retention, or changes in long-term equity incentives.

From the 2008 Tally Sheets, the Committee found that the total outstanding equity held by our Named Executive Officers had little intrinsic value and thereby did not provide sufficient retentive power, even in the event of significant stock price appreciation. The Committee considered this factor in determining, at the end of 2008, the long-term equity mix for 2009 as described on page 42 of this Proxy Statement. Mr. Berman is the only Named Executive Officer for whom Tally Sheets were not prepared or reviewed in 2008, because he was not a Named Executive Officer in 2007.

Use of the CEO Evaluation Process

The Presiding Director and the Chair of the Compensation Committee, with support from the CHRO, lead the annual CEO evaluation process to assess the performance of our CEO. Each February, our CEO completes a written self-assessment of his performance against the business plan of record for the prior year. This written assessment is sent to the full Board for review. Later in the same month, the CHRO interviews each member of the Board to collect feedback against an established set of criteria, including reaction to our CEO self-assessment and the Company’s leadership imperatives, which are: 1) “Drives to Win,” 2) “Develops Leaders” and 3) “Leads With Values.” The CHRO summarizes the input of each Board member and reviews all input with the Presiding Director and the Chair of the Committee. The Presiding Director and the Chair of the Committee discuss the summary with the Board and subsequently review the feedback with our CEO. Since the same director currently is both the Presiding Director and Chair of the Committee, the Chair of the Finance Committee served as co-leader of this process for 2008.

For 2008, the Board noted a number of strengths in Mr. Perez’s performance. The Board recognized Mr. Perez’s strong leadership of the Company’s digital transformation, which resulted in four consecutive quarters of double-digit growth in our digital businesses, from the second half of 2007 through the first half of 2008. It acknowledged his strong strategic capability in guiding the identification and development of key digital properties. It also recognized the strong operating capability demonstrated by his leadership of the changes required to address the global economic challenges that impacted the business during the second half of 2008. While acknowledging the impact of the global economic downturn on operational results that fell short of goals, the Board recognized the leadership he demonstrated in enabling the Company to maintain a strong balance sheet, while maintaining and growing market share in key businesses and achieving key milestones related to new product introductions throughout the year. The Board noted the important role Mr. Perez has played in leading the Company’s continued progress in developing a robust, diverse pipeline of senior executive talent during a period of dramatic change. The Board also recognized his leadership in modeling the Company values as he reinforces the cultural transformation of Kodak. Typically, the Committee utilizes the CEO evaluation results when determining our CEO’s annual variable pay plan award. Given, however, that no annual variable pay plan award was earned for 2008, the 2008 evaluation did not influence this year’s determination as further described on page 41 of this Proxy Statement. The Committee considered the 2007 CEO evaluation when determining our CEO’s long-term equity target allocation in December 2008 as described on page 43 of this Proxy Statement.

ELEMENTS OF TOTAL DIRECT COMPENSATION

Total direct compensation consists of the following elements: base salary, annual variable pay and long-term equity incentives.

Base Salaries

Base salaries provide a regular source of income to our Named Executive Officers. Consistent with our philosophy of tying pay to performance, our Named Executive Officers receive a relatively small proportion of overall total direct compensation in the form of base salary. The base salaries of our Named Executive Officers in 2008 ranged from approximately 13% - 27% of their target total direct compensation, with a positive correlation between the degree of compensation at risk and the level of an executive’s responsibility, as seen on the “2008 Compensation Element as a percentage of Total Direct Compensation” chart on page 37 of this Proxy Statement.

The Committee reviews base salaries annually at the beginning of the year, but it does not automatically increase salaries. Rather, base salaries are adjusted if, and as, the Committee deems appropriate utilizing market median data as a reference and in consideration of: 1) experience; 2) expanded responsibilities; 3) the importance of the position relative to other senior management positions within the Company; 4) external relative scope or changes in the competitive marketplace; and 5) years since last base salary change. Any change in base salary will affect an executive’s target opportunity under our annual variable pay plan, which is based on a percentage of base salary.

Committee Decision and Analysis

In making 2008 base salary decisions, the Committee determined not to increase base salaries for any Named Executive Officer. The Committee reached this conclusion after reviewing the total direct compensation as well as base salary and target total cash compensation of each of our Named Executive Officers against the 2007 market median data prepared by the Consultant. For those Named Executive Officers who held their current position prior to the divestiture of the Health Group (Mr. Perez and Mr. Berman), the Committee also considered market data for revenue reflecting the Company’s size prior to the Health Group divestiture. The Committee found the base salary levels of our Named Executive Officers to be appropriate and competitive. The market analysis indicated that the total direct compensation of each of our Named Executive Officers was approximately at or slightly above median, and their base salaries were competitively positioned to median. The Committee recognized that the total direct compensation and target total cash compensation data reflected the completion of the Company’s multi-year strategy designed to increase the proportion of our Named Executive Officer’s total direct compensation delivered in the form of equity and decrease the proportion delivered as base salary.

For 2009, the Committee reviewed the 2008 market analysis that its Consultant prepared and considered each Named Executive Officer’s total direct compensation, target total cash compensation and base salary in relation to the market median for comparable sized companies and responsibilities. For those Named Executive Officers who held their current position prior to the divestiture of the Health Group (Mr. Perez and Mr. Berman), the Committee also considered market data for revenue reflecting the Company’s size prior to the Health Group divestiture. Further, the Committee considered the number of years since the Named Executive Officer received a base salary increase. The CEO provided a summary of the individual’s prior year contributions and Tally Sheet as background, with the exception of Mr. Berman, since he was not a Named Executive Officer in 2007. After this review, and based on management’s recommendation, the Committee determined that there would be no salary increases for any Named Executive Officers. The Committee made this decision in light of management’s recommendation, based on the severe economic environment, to provide no increases in either base salary or annual variable pay target opportunity for executives except in limited cases where an executive makes a job change that involves a substantial increase in responsibility.

Annual Variable Pay: EXCEL Plan

The Company provides an annual variable cash incentive opportunity to our executives, including our Named Executive Officers, through its EXCEL plan. The purpose of EXCEL is to provide annual cash compensation based on the Company’s overall annual operating performance, thereby 1) motivating management to pursue operational and strategic objectives deemed most critical for the Company’s short-term success; 2) aligning realized pay with delivered performance; and 3) ensuring that costs are supported by underlying operating results. The EXCEL plan is intended to comply with the “performance-based” compensation requirements of Section 162(m) of the Internal Revenue Code (the Code) so that any cash incentives payable under the plan will be fully deductible by the Company to the extent permitted under Section 162(m).

Executives participating in the plan are assigned a target opportunity expressed as a percentage of base salary. Annual cash incentives may be awarded under the plan based on achievement of key operational performance goal(s) that the Committee establishes at the beginning of the year. These objective measures are designed to drive Company performance. Typically, the Committee establishes threshold, target and stretch performance goals. Payouts under EXCEL are provided through a corporate funding pool, the size of which is based on results achieved against the goals.

If the threshold performance level is not achieved, no amounts will be paid under the plan to our Named Executive Officers. If performance targets are exceeded, payouts may exceed an executive’s target opportunity. If a Named Executive Officer has not met his or her share ownership guidelines, as described further on page 30 of this Proxy Statement, the amount of the EXCEL awards earned above target, if any, will be paid in unrestricted shares of Kodak common stock to the point required to meet the ownership guideline.

The Committee also establishes a set of EXCEL baseline metrics for each performance year. These metrics are designed to provide the Committee with additional guidance should it decide to exercise discretion to adjust (upward or downward) the size of the corporate award pool and the amount allocated to each Named Executive Officer. These metrics reflect the key strategic and operational imperatives for the year in support of the Company’s business strategy. The Committee selects these metrics in part to ensure that the primary EXCEL performance metrics are not achieved at the expense of the longer-term interest of the shareholders. Typically, the baseline metrics are not assigned any relative weight vis-à-vis each other.

After the end of the performance year, the Committee determines the extent to which the operational performance goals were achieved and the corporate funding pool resulting from any such achievement. Based on performance against the baseline metrics, the Committee may decide whether to increase or decrease the amount of the corporate funding pool; positive discretion, however, may not increase the size of a Named Executive Officer’s award above the maximum award level established under the plan. The maximum award under the plan for any Named Executive Officer is the lesser of 10% of the corporate award pool (without discretion), or 500% of his or her prior year-end base salary, not to exceed $5 million. In addition, the Committee may also choose to exercise discretion to recognize circumstances such as unanticipated economic or market changes, extreme currency exchange effects and management of significant workforce issues. Following its determination regarding the size of the corporate funding pool for the year, the Committee determines the amount of any awards for the Named Executive Officers.

EXCEL Target Opportunity

As noted above, our Named Executive Officers are assigned target opportunities based on a percentage of base salary. Since a Named Executive Officer’s EXCEL opportunity is a component of total direct compensation, the Committee annually reviews survey data to determine the position of each Named Executive Officer’s target opportunity relative to the market.

Committee Decision and Analysis

For 2008, the target EXCEL opportunities as a percent of base salary for our Named Executive Officers were: 155% for Mr. Perez, 85% for Mr. Faraci, 75% for Mr. Sklarsky, and 65% for Ms. Hellyar and Mr. Berman (changed from 62% to 65% effective May 12, 2008). The target EXCEL opportunity for our Named Executive Officers, other than Ms. Hellyar and Mr. Berman, remained unchanged from 2007 because the Committee felt that each executive’s target total cash position was appropriately positioned against the market median. Ms. Hellyar’s target opportunity was increased by 3% to recognize her increase in responsibilities as President FPEG and to move her total direct compensation to market median. Mr. Berman’s target opportunity was also increased by 3% to maintain internal equity in target EXCEL opportunities and to more closely align his target total cash to market median.

For 2009, the Committee determined that the target EXCEL opportunity for our Named Executive Officers will remain unchanged due to the challenging economic environment and management’s decision to provide no salary and no annual variable pay target opportunity increase for executives.

2008 EXCEL Plan Design and Performance Results

Performance Metrics

For 2008, the Committee selected two performance metrics to be used to determine the corporate award pool from which awards would be allocated. The Committee set the targets of these performance metrics in alignment with the Company’s external guidance to investors. Using these targets, a performance matrix was created that determined the funding percentage of the plan’s corporate award pool. The Committee also established a set of baseline metrics. The Committee reviewed and finalized these performance metric targets and baseline metrics in the first 90 days of the performance year.

For 2008, the Committee selected: 1) Net Cash Generation and 2) Combined Consumer Digital Imaging Group (CDG) and Graphic Communications Group (GCG) year-over-year percent revenue growth as the two primary metrics for the plan, each of which was equally weighted. Specific definitions for these non-GAAP financial measures can be found in the narratives for the Grants of Plan-based Awards on page 55 of this Proxy statement.

The Committee established baseline metrics for 2008 that were focused on:

  Key market introductions (Consumer Inkjet, Continuous Inkjet, Drop on Demand and Consumer Digital Dry Lab);

  Market share for key products (Digital Cameras, Digital Plates and Digital Scanners);

  Financial metrics (FPEG EFO Margin, Cash Conversion); and

  Milestones under the Company’s grow people strategy.

These baseline metrics were not assigned any relative weight vis-à-vis each other.

The following abbreviated performance matrix shows the threshold, target and stretch goals for 2008 and the resulting EXCEL corporate funding pool percentage:

EXCEL Corporate Funding Pool Percentage Matrix

	Combined CDG and GCG year-over-year % revenue growth
Net Cash Generation	4%	7%	10%
(in millions)	(Threshold)	(Target)	(Stretch)
$ 50 (Threshold)	11%	44%	114%
300 (Target)	67%	100%	170%
500 (Stretch)	120%	144%	214%

If the Company achieved both of the target goals, the corporate pool would fund at 100%. If either threshold goal was not achieved, the corporate pool would not be funded and our Named Executive Officers will not earn a bonus under the plan.

Committee Discussion and Analysis

The Committee selected the two primary metrics because they are key operational metrics for the Company and are among the metrics our CEO periodically reports to the investment community. They provide insight to the Company’s ability to generate cash to invest in organic and non-organic growth as well as the continued growth of the Company’s digital businesses.

The Committee established the Net Cash Generation threshold at $50 million to provide a level of positive cash flow (after dividends), while still providing the flexibility to make investments to drive growth in our digital businesses. Further, the target of $300 million was consistent with the midpoint of the Net Cash Generation range communicated to investors, as adjusted for dividends. The Committee established the target for CDG and GCG year-over-year percent revenue growth at the low end of the range communicated to investors (7%), because it was consistent with prior full-year digital revenue growth after reflecting the realignment of two analog business product groups. The threshold was established at 4% revenue growth, which was the midpoint of the range communicated to investors in 2007.

In the creation of the matrix, the Committee increased the rate of payout for digital revenue growth above 8.5%. The Committee felt that an accelerated payout for performance above 8.5% was appropriate because it represented performance above the midpoint of the revenue growth communicated to investors and was a challenging objective given the strong full year growth the Company achieved in 2007. In addition, the Committee set the matrix so that the rate of payout was relatively flat for results delivered within the range communicated to investors and which increased or decreased more steeply outside the range. The Committee selected this payout rate to reinforce the importance of delivering net cash generation within the target range shared with investors.

As discussed above, the Committee also established a set of baseline metrics in 2008. The Committee chose these metrics because they reflected key strategic and operational imperatives for the year in support of the Company’s business strategy. The metrics were selected in part to ensure that the primary EXCEL performance metrics were not achieved at the expense of the longer-term interest of shareholders.

Determination of Corporate Award Pool for 2008

The Company ended 2008 with a negative $144 million Net Cash Generation and a negative 4% Combined CDG and GCG year-over-year percentage digital revenue growth.

Committee Decision and Analysis

Given that the result for each EXCEL performance metric was below threshold, the Committee determined that the matrix produced a funding pool of 0%. The Committee reviewed the results of the baseline metrics but, in light of the below-threshold results in Net Cash Generation and digital revenue growth, the Committee did not factor in the results of the baseline metrics in its determination of the funding pool.

Because the EXCEL matrix resulted in a corporate funding pool of 0%, and because the Committee did not factor in the baseline metric results, none of our Named Executive Officers earned an EXCEL award for 2008.

Long-Term Equity Incentive Compensation

Our Named Executive Officers receive an annual grant of long-term equity incentive awards as described further below. In addition to these awards, Named Executive Officers may receive additional equity awards during the year in recognition of a promotion or other significant achievement. All equity awards are issued under the 2005 Omnibus Long-Term Compensation Plan.

Purpose

The objectives of our long-term equity incentive programs are to:

1)	Align executive compensation with shareholder interests;

2)	Create significant incentives for executive retention;

3)	Encourage long-term performance by our executives; and

4)	Promote stock ownership.

The Committee reviews our long-term equity incentive programs annually to ensure that they are meeting the intended objectives.

Over the last several years, in connection with our digital transformation, the Committee implemented a compensation strategy designed to increase the proportion of our Named Executive Officers’ total direct compensation delivered in the form of long-term equity incentive awards. For 2008, the percentage of our Named Executive Officer’s target total direct compensation that is based upon the long-term equity program ranges from 55% to 67% (as seen on the chart titled “2008 Compensation Elements as a Percentage of Target Total Direct Compensation” on page 37 of this Proxy Statement), underscoring the alignment of the interests of our Named Executive Officers with the interests of the Company’s shareholders.

Mix of Long-Term Equity Incentive Compensation

The Committee has no pre-determined mix of the form of long-term equity incentives granted to our Named Executive Officers. In December 2008, the Committee determined, based on the analysis discussed below, that the equity compensation program for 2009 would deliver:

  50% of the equity dollar value in the form of stock options;

  25% of the equity dollar value in the form of Leadership Stock; and

  25% of the equity dollar value in the form of restricted stock units.

The stock options vest in substantially equal annual installments over a three-year period. Leadership Stock program awards are granted in the form of performance stock units, which, if earned, are paid in the form of shares of common stock upon fulfilling a two-year vesting period which follows a one-year performance period. The performance goals for the Leadership Stock program are established each year, providing flexibility to the Committee to design a pay-for-performance plan that rewards achievement of key financial and/or operational metrics. Awards delivered in restricted stock units are paid in the form of shares of common stock when the three-year vesting period lapses.

Committee Decision and Analysis

In determining the annual mix of the form of long-term equity for 2009, the Committee considered the following:

  Alignment with shareholders’ interests. The percentage of total direct compensation of our Named Executive Officers delivered in the form of equity ranges from 55% - 67%. All three forms of long-term equity incentive compensation provided in 2009 (stock options, Leadership Stock, and restricted stock units) are either wholly or partially dependent on changes in share price and, as such, support our shareholder alignment objective. The Committee recognized that stock options foster the strongest linkage between changes in shareholder value and gains realized by our executives. Therefore, it assigned the greatest percentage (50%) of the total equity mix to stock options. The Committee also recognized that stock options, especially if used in isolation, can create windfalls in a rising market and may lead to gains even when operating performance is weak. Conversely, in a declining market, it is possible for stock options to deliver little or no value even when operating performance is strong. Stock options also create a fixed expense for the Company regardless of whether they actually deliver value to executives and, therefore, create the possibility of incurring earnings charges for awards that may deliver little or no value. As such, while stock options are the major form of equity compensation used for 2009, the Committee also used other awards, as discussed below, to ensure balance in the overall program and to mitigate the impact that uncontrollable market volatility may have on the pay realized by the Named Executive Officers.

  Retention and stock ownership. For 2009, the Committee introduced restricted stock units, with a three-year cliff vesting, as a part of the long-term equity incentive mix. The Committee decided to introduce restricted stock units after a review of the Named Executive Officer Tally Sheets. The Tally Sheets demonstrated that the existing outstanding equity awards held little intrinsic value for our Named Executive Officers, even in the event of significant stock price appreciation, and therefore were not effectively supporting the Company’s retention objectives. The introduction of restricted stock units, while limiting the upside equity opportunity available through Leadership Stock, provides a time-based equity opportunity that is tied to stock price, enhances stock ownership, and addresses retention. In determining the percentage of restricted stock units that should comprise the incentive mix, the Committee sought the advice of its Consultant, who indicated that utilization of restricted stock units in the recommended percentage (25%) was aligned with current general industry practice.

  Pay for performance. The Committee continued the use of Leadership Stock in the equity mix to link a meaningful portion of the overall long-term incentive opportunity toward the delivery of key operating goals. This mix mitigates the impact of uncontrollable market volatility on payouts while it strengthens the linkage between controllable performance and realized compensation. The Committee determined a mix of 25% to be an appropriate weight, recognizing the volatility of the current economic environment and the challenge it poses in establishing appropriate financial metrics. Leadership Stock is financially more efficient than stock options and restricted stock units since the costs are incurred only if the underlying operating performance goals are achieved. In addition, because Leadership Stock, like restricted stock units, is structured in whole shares (rather than just potential appreciation in the value of underlying shares), it requires fewer shares to deliver a given level of value and thereby helps in the management of potential share dilution (i.e., overhang).

Determining Annual Target Allocations of Long-Term Equity Incentive Compensation

The number of stock options, Leadership Stock, and restricted stock units granted to the Named Executive Officers is calculated based on a dollar value for each executive. This dollar-denominated value is set and intended to align target total direct compensation with approximately the market median. The Committee reviews the dollar amount and, if appropriate, adjusts it to reflect individual performance factors. The methodology used to convert this dollar-denominated long-term equity incentive opportunity into equity grants (stock options, leadership stock units and restricted stock units) can be found on page 46 of this Proxy Statement. The equity grants are made in accordance with the Board of Directors Policy on Equity Awards, discussed further on page 46 of this Proxy Statement.

While the Committee determines a total dollar value for purposes of calculating the number of stock options, Leadership Stock units and restricted stock units to be granted, this value does not represent the actual compensation that our Named Executive Officers might realize. The actual value that our executives receive will depend on the Company’s stock price on the grant date, stock price appreciation and the number of shares earned under the Leadership Stock program based on Company performance against established metrics for the performance year. The number of stock options and Leadership Stock units granted to our Named Executive Officers in 2008 is shown in the Grants of Plan-Based Awards Table on page 55 of this Proxy Statement. As indicated in the 2008 Executive Compensation determination timeline table on page 36, this Proxy Statement addresses the equity decisions made in 2008. For Committee Decision and Analysis for 2008 Leadership Stock grants, determined in December 2007, see the Company’s Notice of 2008 Annual Meeting and Proxy Statement.

Committee Decision and Analysis

With respect to the award determinations made in December 2008, the Committee determined there would be no increase in the target dollar value of long-term equity incentive compensation for any Named Executive Officer from the prior year. The Committee made this decision considering: 1) the challenging economic environment; 2) the Company’s financial performance for 2008; and 3) the position of our Named Executive Officer’s total direct compensation relative to market median.

Target Dollar Value of Long-Term Incentive Opportunity
Named Executive Officer	Target Dollar Value
A.M. Perez, Chairman & CEO	$5,786,885
F.S. Sklarsky, EVP & CFO	$1,600,080
P.J. Faraci, President & COO	$1,899,978
M.J. Hellyar, EVP & President, FPEG	$1,017,962
R.L. Berman, SVP & CHRO	$775,716

The above amounts in the table represent the intended target dollar value of the long-term incentive opportunity. Because of significant declines in the price of the Company’s stock in the fourth quarter of 2008, the methodology used to convert this opportunity into stock options and full value shares resulted in an actual equity value at the time of grant equal to 33% of the intended dollar value. The methodology used can be found on page 46 of this Proxy Statement.

Leadership Stock — 2008 Performance Cycle Awards

As part of its annual review of long-term equity incentives, the Committee approves the performance criteria and terms of the annual Leadership Stock award. The Leadership Stock performance goals are approved in compliance with the rules of Section 162(m) of the Code, which require that goals be established no later than 90 days after the start of the performance period.

For 2008, given the difficulty in establishing multi-year performance goals, the Committee decided to continue its use of a one-year performance period followed by a two-year time-based vesting schedule for Leadership Stock. Leadership Stock awards provide the participant with the right to earn shares of our common stock based upon attainment of certain performance goals.

For 2008, the Committee selected a single performance goal, Total Segment Earnings from Operations (EFO), a non-GAAP financial measure, because it provides insight into the Company’s profitability. It is the third of the key financial metrics the CEO periodically reports to the investment community. The specific definition for Total Segment Earnings from Operations (EFO) can be found on page 57 of this Proxy statement.

The following abbreviated corporate performance matrix shows the threshold, target and maximum goal and associated payout percentage for 2008 Leadership Stock:

Leadership Stock Matrix
	EFO	Payout
Threshold	$200M	10%
Target	$400M	100%
Maximum	$500M	200%

Awards earned under the plan are based on an executive’s target Leadership Stock allocation multiplied by the applicable payout percentage. Performance results below $200 million EFO would result in a zero performance percentage, and, therefore, no awards would be earned for the performance cycle. Performance at $400 million would lead to a 100% performance percentage and results of $500 million or greater would result in a 200% performance percentage. Results are interpolated between threshold and target and between target and maximum. The threshold, target and maximum number of shares allocated to our Named Executive Officers under the 2008 Leadership Stock performance cycle are shown in the Grants of Plan-Based Awards Table on page 55 of this Proxy Statement.

Committee Decision and Analysis

The Committee established the threshold, target and maximum award levels as follows: 1) the threshold was established at $200M; 2) the target was established at the low-end of the external guidance range; and 3) the maximum was set at the top end of the external guidance range. These levels were established to align with external guidance, while also providing the Company flexibility to make additional investment during the fiscal year to grow the Company’s digital businesses.

2008 Leadership Stock Program Results

For 2008, the Company’s EFO was $33 million. Since this result was below the threshold EFO of $200 million, the Leadership Stock Matrix delivered a zero performance percentage.

Committee Decision and Analysis

Based on the Company results, the Committee certified a zero performance award for Leadership Stock. As a result, our Named Executive Officers did not receive a Leadership Stock award for the 2008 performance cycle.

2008 Delivered Compensation

Largely due to the Company’s results in 2008, the delivered compensation for our Named Executive Officers in 2008 was significantly below the target total direct compensation levels that the Committee established. By “delivered compensation,” we mean the compensation that was actually delivered to our Named Executive Officers for 2008 (i.e., delivered compensation = 2008 base salary + the actual 2008 annual variable pay (EXCEL) award earned + the actual 2008 Leadership Stock award earned + the SFAS 123R grant date fair value of the stock options granted in 2008). The following tables demonstrate that the delivered compensation for our Named Executive Officers was 21% to 34% of their target total direct compensation in 2008. This outcome resulted from a zero payout under the EXCEL and Leadership Stock plans and the manner in which dollar-denominated long-term equity targets were converted into actual awards (as described on page 46 of this Proxy Statement) and valued based on the grant date fair value.

The grant date fair value of stock options will be realized only in the event of stock price appreciation. As indicated in footnote 4 below, as of December 31, 2008, the intrinsic value of the stock options was zero. If the stock option value in the tables reflected the intrinsic stock option value, rather than the SFAS 123R grant date fair value, as of December 31, 2008, delivered compensation of our Named Executive Officers as a percentage of their target total direct compensation would range from 13% to 27%.

These tables demonstrate the degree of performance sensitivity inherent in our overall compensation programs and how the various incentive plans operate to ensure that compensation realized by Named Executive Officers is aligned with overall Company results and changes in shareholder value. The information on these tables differs substantially from the Summary Compensation Table on page 49 of this Proxy Statement and is not a substitute for that table. A description of those differences is found following these tables.

2008 Target Compensation
			Target Long-Term Equity Value(2)
Named		Target Annual	2008 Leadership	2008 Stock	Target Total Direct
Executive Officer	Base Salary	Variable Pay(1)	Stock	Options	Compensation(3)
A.M. Perez,
Chairman & CEO	$1,100,000	$1,705,000	$2,893,443	$2,893,443	$8,591,886
F.S. Sklarsky,
EVP & CFO	600,000	450,000	800,040	800,040	2,650,080
P.J. Faraci,
President & COO	700,000	595,000	949,989	949,989	3,194,978
M.J. Hellyar,
EVP & President,
FPEG	490,000	313,600	508,981	508,981	1,821,562
R.L. Berman, SVP
& CHRO	385,000	246,400	387,858	387,858	1,407,116

2008 Delivered Compensation vs. Target
			Long-Term Equity
			Incentive Plan
				Grant Date Fair		% 2008 Delivered
Named	Actual	Actual 2008	Actual 2008	Value of 2008	Delivered 2008	Compensation vs.
Executive	2008 Base	Annual	Leadership	Stock Option	Total Direct	Target Total Direct
Officer	Salary	Variable Pay	Stock Award	Award(4)	Compensation	Compensation(5)
A.M. Perez,
Chairman & CEO	$1,096,168	$0	$0	$683,901	$1,780,069	21%
F.S. Sklarsky,
EVP & CFO	597,911	0	0	189,098	787,009	30%
P.J. Faraci,
President & COO	697,561	0	0	224,543	922,104	29%
M.J. Hellyar, EVP
& President,
FPEG	488,293	0	0	120,302	608,595	33%
R.L. Berman,
SVP & CHRO	383,658	0	0	91,673	475,331	34%

(1)	Mr. Berman and Ms. Hellyar's target award opportunity under EXCEL increased from 62% to 65% effective May 12, 2008.

(2)	Target Long-Term Equity Value represents the dollar-denominated target value of 2008 Leadership Stock and 2008 Stock Options.

(3)	Target Total Direct Compensation = base salary + annual variable pay (EXCEL) opportunity at target + dollar-denominated target value of long-term equity.

(4)	Full 2008 Stock Option grant date fair value, as calculated in accordance with SFAS 123R. The actual value of the stock option grant will be a function of stock price. The grant price of the 2008 stock option award was $7.41. The closing price of the stock as of December 31, 2008 was $6.58. Therefore, the intrinsic value of the stock options on December 31, 2008 was zero.

(5)	Percent 2008 Delivered Compensation = (actual 2008 base salary + actual 2008 annual variable pay award earned + 2008 Leadership Stock award earned + 2008 stock option grant date fair value) divided by Target Total Direct Compensation as defined in footnote 3.

As previously indicated, these tables are not a substitute for the Summary Compensation table, and the information provided in these tables differs from the Summary Compensation Table in two major ways. First, a significant difference between these tables and the Summary Compensation Table is in the representation of equity value. In the Summary Compensation Table, the equity awards represent the expense recognized for financial reporting purposes, with respect to equity awards granted in the current year and prior years. In the table reflecting 2008 Delivered Compensation vs. Target, the equity awards represent: 1) the grant date fair value of the 2008 stock option award in accordance with SFAS 123R, and 2) the actual 2008 Leadership Stock awards earned. Secondly, the Summary Compensation Table includes changes in pension value, non-qualified deferred compensation and perquisites. These amounts are not included in the tables above because they are not taken into account in determining total direct compensation.

Initial Hire Grants and Ad Hoc Awards

In addition to annual equity awards, our Named Executive Officers may receive stock options and time-based restricted stock grants in connection with the commencement of their employment, election as a Company Officer, as a result of a promotion or for retention purposes. The objectives of these grants are to encourage hiring, retention and stock ownership and to align an executive’s interests with those of our shareholders. On occasion, the Committee may also grant one-time, ad hoc stock option awards to reward an executive for superior individual performance.

There were no ad hoc awards granted to any Named Executive Officers in 2008.

Former Executive: James T. Langley

Mr. Langley’s last day of employment with the Company was March 14, 2008. In connection with Mr. Langley’s planned separation from service with the Company, the Compensation Committee approved a severance payment of $810,000, which was equivalent to Mr. Langley’s target cash compensation. Mr. Langley’s severance was determined in consideration of: 1) the severance guidelines for Named Executive Officers discussed on page 48 of this Proxy Statement; 2) the Company organizational changes resulting in the elimination of Mr. Langley’s position; and 3) the severance arrangement in Mr. Langley’s hiring agreement, which had expired a year earlier and provided a comparable benefit. In addition to severance, the Committee granted an “approved reason” and accelerated vesting for the remaining

3,453 restricted shares of the Company’s stock granted to Mr. Langley on February 27, 2007 as a performance award. The Committee felt it was appropriate to accelerate vesting on the remaining shares given that these shares were granted to recognize 2006 results. Finally, for purposes of Mr. Langley’s supplemental unfunded retirement benefit, the Committee determined that Mr. Langley would receive service credit for the period beginning August 18, 2007 and ending on March 14, 2008, and, therefore, he would receive a pro-rated portion of the $100,000 that would have been credited to him had he remained employed through August 18, 2008.

Given that Mr. Langley’s last day of work was planned for the first quarter of 2008, the Committee determined that Mr. Langley would not receive an annual stock option grant in 2007 or a 2008 Leadership Stock grant, nor would he be eligible for a base salary increase or an EXCEL award for the 2008 performance year.

EXECUTIVE COMPENSATION POLICIES RELATING TO INCENTIVE PLANS

Share Ownership Program

Under our Share Ownership Program, our Section 16 Executive Officers are expected, over time, to acquire a significant ownership stake in the Company equal to at least one to five times their base salary amounts, depending on the executive’s position. Details regarding this program are on page 30 of this Proxy Statement. The Committee believes this program furthers its objective of closely aligning the interests of our executives with those of our shareholders. The Committee plans to revisit the terms of the Share Ownership Program during 2009.

Equity Award Policy

All equity awards granted to Named Executive Officers in 2008 were granted in accordance with our Board of Directors Policy on Equity Awards approved by the Board effective as of January 1, 2007. In accordance with this policy, our grant timing guidelines are as follows:

Annual Stock Option Award. Annual grants of stock options are approved at the Committee’s regularly scheduled December meeting. If grants of stock options are to be awarded, the grant date for such options will be the date of the December meeting in which the grants were approved.

Grant Dates for Ad Hoc and New Hire Equity Awards. For awards to Section 16 Executive Officers, the grant date for any ad hoc or new hire equity award approved in a meeting of the Committee will be:

  The date of the Committee meeting in which the award is approved in the case of an ad hoc equity award; or

  The next regularly scheduled Committee meeting following the first date of employment in the case of an equity award to a new hire.

The grant date of any ad hoc or new hire equity award approved by unanimous written consent of the Committee will be the next regularly scheduled Committee meeting following:

  The date of execution of the unanimous consent in the case of an ad hoc equity award; or

  The first date of employment in the case of an equity award to a new hire.

The exercise price of any stock options awarded will be the fair market value (defined as the average of the high and low value) of the Company’s common stock on the grant date as defined in the applicable equity compensation plan.

Methodology for converting dollar-denominated annual long-term incentive target opportunity into share equivalents

In December of each year, the Committee determines the target dollar value to be delivered in long-term equity incentives for each Named Executive Officer. To determine the number of stock options to be delivered, the average of the closing price of Kodak stock over 60 trading days ending on the last trading day of September is calculated. A Black-Scholes value is then calculated using the 60-day average stock price determined above. The target dollar value to be delivered in stock options (50% of the target total long-term equity value) is divided by the Black-Scholes value to determine the number of stock options, which may then be rounded to the nearest reasonable whole number. The stock option grant price is the fair market value of the Company’s stock on the grant date. The number of full value shares, Leadership Stock and/or restricted stock units are calculated using the intended dollar value (50% of the target total long-term equity value) divided by the average of the closing price of Kodak stock over the 60 trading days ending on the last trading day of September.

This same methodology is used annually to determine the number of stock options and shares of restricted stock to be granted to the directors under the Director Compensation Program.

This methodology was selected for administrative purposes and so that short-term fluctuations in stock price would not impact the conversion from dollar-denominated awards to shares. A change to the 60-day methodology was discussed as part of the annual strategy review, but since the strategy review took place during the 60-day period it was determined appropriate to continue this methodology for 2008 and revisit it again in 2009. Use of this approach in 2008 resulted in granting equity value equal to approximately 33% of the intended equity value because the Company’s stock price fell after determination of the 60-day average stock price and prior to the issuance of the equity awards.

Policy on Qualifying Compensation

When designing all aspects of compensation, the Company considers the deductibility of executive compensation under Section 162(m) of the Code, which provides that the Company may not deduct compensation of more than $1 million paid to certain executives, other than “performance-based” compensation meeting certain requirements. Annual variable pay under our EXCEL plan is designed to satisfy the requirements for “performance-based” compensation as defined in Section 162(m) of the Code. Stock options and Leadership Stock are also intended to satisfy the requirements for “performance-based” compensation under Section 162(m). While we design these plans to operate in a manner that is intended to qualify as “performance-based” under Section 162(m), the Committee may administer the plans in a manner that does not satisfy the requirements of Section 162(m) in order to achieve a result that the Committee determines to be appropriate.

While the Committee considers the impact of the tax treatment, the primary factor influencing program design is the support of business objectives. Generally, whether or not compensation will be deductible under Section 162(m) will be an important, but not the decisive factor, with respect to the Committee’s compensation determinations. In 2008 the Committee recognized that, while both stock options and Leadership Stock are 162(m) compliant, restricted stock units are not. The Committee nonetheless determined that the benefit to be derived from restricted stock units, namely their retentive value, outweighed any impact resulting from the inability to claim a deduction under Section 162(m) of the Internal Revenue Code.

Policy on Recoupment of Bonuses

The Company has a policy regarding the recoupment of bonuses in the event of financial restatements. Under this policy, the Board may seek to recover, to the extent permitted under applicable local law, any performance-based pay awarded to a Named Executive Officer under EXCEL if an executive’s fraud or misconduct caused or partially caused the need for significant financial restatement and if the bonuses would have been lower as a result of the restatement. The policy is more fully discussed on page 20 of this Proxy Statement.

OTHER COMPENSATION ELEMENTS

Retirement Plans

The Company offers a tax-qualified defined benefit plan comprised of a cash balance component and a traditional defined benefit component (KRIP) and tax-qualified 401(k) defined contribution plan (SIP), which cover virtually all U.S. employees. In addition to these tax-qualified retirement plans, the Company provides supplemental non-qualified retirement benefits to our Named Executive Officers under the Kodak Unfunded Retirement Income Plan (KURIP) and the Kodak Excess Retirement Income Plan (KERIP). KURIP and KERIP are unfunded retirement plans that are designed to provide our executives with pension benefits that make up for the Code’s limitations on allocations and benefits that may be paid under KRIP and SIP. None of our Named Executive Officers has an accumulated benefit under KERIP. The details of KRIP and KURIP are described under the Pension Benefits Table on page 63 of this Proxy Statement.

The Company believes that our tax-qualified retirement plans and non-qualified supplemental retirement plans enhance our executive compensation package. The primary objective of our retirement plans is to attract and retain our employees.

Supplemental Individual Retirement Arrangements

We have also entered into individual letter agreements with Messrs. Perez, Faraci and Sklarsky to provide additional retirement benefits beyond those available under our tax-qualified retirement plans and non-qualified supplemental retirement plans. For Messrs. Perez and Faraci, these agreements provide for additional years of service in calculating their benefits under KRIP and KURIP. Supplemental individual retirement arrangements were necessary to recruit these Named Executive Officers. The benefits provided to our Named Executive Officers under any individual retirement arrangement are described on page 65 of this Proxy Statement.

Deferred Compensation Plan

The Company maintains a non-qualified deferred compensation plan for its executives, known as the Eastman Kodak Company 1982 Executive Deferred Compensation Plan (EDCP). The plan permits the Company’s executives to defer a portion of their base salary and annual bonus awards. Each fall, the Company’s executives may elect to defer base salary for the following year and up to a portion of any bonus earned under EXCEL the following year. The plan is intended to promote retention by providing our executives with a long-term savings opportunity on a tax-deferred basis. The details of this plan are described under the Non-Qualified Deferred Compensation Table on page 66 of this Proxy Statement. In 2008, the Committee froze the receipt of new monies into this plan. This action was taken due to the plan’s low utilization and administrative costs.

Perquisites

The Company provides certain perquisites primarily for security related reasons, to maximize an executive’s time spent on Company business or to attract and retain our Named Executive Officers. The primary perquisites that our Named Executive Officers receive are financial counseling services, personal umbrella liability insurance coverage and occasional use of the Company’s driver service. Home security services are provided for Mr. Perez but were discontinued in December 2008 for Messrs. Faraci, Sklarsky and Berman and in January 2009 for Ms. Hellyar. The Company’s driver service was discontinued for all Named Executive Officers in October 2008. The elimination of these perquisites is in addition to the discontinuation of executive physicals in December 2007.

Our executive security program requires our CEO to use Company aircraft for all air travel, whether personal or business. Our Named Executive Officers, other than our CEO, are not permitted to use corporate aircraft for personal travel without approval from our CEO. This restriction applies to personal travel of these Named Executive Officers as well as the travel of a spouse when accompanying the Named Executive Officer on business travel.

The compensation attributed to our Named Executive Officers for 2008 for perquisites is included in the Summary Compensation Table on page 49 of this Proxy Statement.

SEVERANCE AND CHANGE-IN-CONTROL ARRANGEMENTS

Severance Arrangements

Our Named Executive Officers are responsible for the continued success of the Company and the execution of the Company’s strategic plan to grow our digital portfolio and to continue management of a sustainable business model for our traditional businesses. The Committee believes that it is important to provide our senior management some measure of financial security in the event their employment is terminated without cause.

Most of our Named Executive Officers have an individual letter agreement that provides various severance benefits in the event their employment is terminated under various circumstances. These individual letter agreements were established at the time each Named Executive Officer commenced employment with the Company or later in connection with entering into a retention arrangement. Additionally, when determining the appropriate severance arrangement for a Named Executive Officer, the Committee generally applies pre-established guidelines. Under these guidelines, our Named Executive Officers may be eligible to receive a severance allowance equal to one to two times their target cash compensation depending on their position, length of service and the circumstances surrounding their departure. The individual letter agreements for Named Executive Officers are approved by the Committee and are consistent with guidelines for executive severance that the Committee has established.

Our individual severance arrangements are designed to serve as a retention tool and to eliminate any reluctance of executives to implement any transformational components of the Company’s strategic plan. In certain instances, an executive’s successful completion of his or her responsibilities may result in the elimination of his/her job. These arrangements also provide an incentive for individuals to sign a release of claims against the Company, to refrain from competing with the Company and to cooperate with the Company both before and after their employment is terminated.

Mr. Perez’s individual severance arrangement provides him with severance benefits that are payable in the event his employment is terminated by the Company without “cause” or if he terminates for “good reason.” Under their individual severance arrangements, Messrs. Faraci and Sklarsky and Ms. Hellyar are entitled to severance benefits for termination by the Company without “cause.” The arrangements for Mr. Sklarsky and Ms. Hellyar also provide them with severance benefits upon their long-term disability. For purposes of these severance arrangements, the definitions of “cause” vary slightly among the relevant individual letter agreements negotiated between the Company and the Named Executive Officers. When approving any letter agreement for employment or retention, the Committee focuses on the severance triggers relative to each executive’s position and responsibilities.

Our severance arrangements with our Named Executive Officers also provide for the treatment of other compensation provided under the Company’s annual bonus plan, equity plans and retirement plans. For additional information regarding the potential severance benefits payable to our Named Executive Officers under various circumstances see the description under the Severance Benefits Tables beginning on page 72 of this Proxy Statement.

Change-in-Control Arrangements

Consistent with our compensation philosophy, we believe that the interests of our shareholders are best served if the interests of our senior management are aligned with theirs. To this end, our Executive Protection Plan, which the Company adopted in 1992, provides for enhanced change-in-control severance benefits for our Named Executive Officers to reduce any reluctance of our Named Executive Officers to support potential change-in-control transactions that may be in the best interest of shareholders and to promote the continued employment and dedication of our Named Executive Officers without distraction. The Committee believes that these change-in-control benefits also encourage smooth transition of management in the event of a change-in-control. The terms of the Executive Protection Plan are more fully described on page 76 of this Proxy Statement.

When determining the appropriate level of change-in-control benefits for a Named Executive Officer under the Executive Protection Plan, the Committee considers how to ensure that the plan continues to fulfill the objectives described above and, in doing so, it takes market practice and cost of the benefits into consideration. The Committee’s decisions concerning these benefits do not affect decisions made regarding other compensation elements.

Certain of our other employee benefit and compensation plans also provide enhanced benefits to our Named Executive Officers after a change-in-control. These benefits are designed to protect our Named Executive Officers against possible loss of benefits after a change-incontrol. Additional plan terms and the treatment of any benefits after a change-in-control under the Company’s retirement and welfare plans, deferred compensation plan, EXCEL plan and equity incentive plans are described beginning on page 76 of this Proxy Statement.

COMPENSATION OF NAMED EXECUTIVE OFFICERS

SUMMARY COMPENSATION TABLE

The table below summarizes the total compensation of each of our Named Executive Officers (NEO) for 2006, 2007 and 2008.

									Change in
									Pension
									Value and
									Non-
							Non-Equity		qualified
Name and							Incentive		Deferred
Principal					Stock	Option	Plan		Comp.	All Other
Position	Year	Salary (1)	Bonus		Awards (2)	Awards (3)	Comp. (4)		Earnings (5)	Comp. (6)		Total
A.M. Perez Chairman & CEO	2008	$1,096,168	—		$1,256,622	$2,560,101	$ —		$3,438,295	$285,442		$8,636,628
	2007	1,096,168	—		1,515,177	2,444,914	3,324,750		519,560	377,865		9,278,434
	2006	1,096,168	$690,525	(7)	1,801,792 (8)	1,704,007	—		3,214,598	269,020		8,776,110
F.S. Sklarsky EVP & CFO(9)	2008	597,911	—		599,729	611,143	—		119,720	10,369		1,938,872
	2007	597,911	—		649,584	383,486	900,000		104,165	37,504		2,672,650
	2006	91,986	75,000	(10)	74,781	78,333	—		18,303	2,539		340,942
P.J. Faraci President & COO	2008	697,561	—		193,936	536,849	—		341,208	27,947		1,797,501
	2007	606,879	—		257,987	503,845	1,066,158		386,094	31,362		2,852,325
	2006	518,188	130,572	(7)	179,631	381,227	—		319,305	42,614		1,571,537
M.J. Hellyar EVP & President, FPEG	2008	488,293	—		446,508	613,015	—		517	10,904		1,559,237
	2007	488,293	—		234,000	616,539	637,980		4,093	2,653		1,983,557
	2006	484,843	130,634	(7)	211,734	279,322	—		1,102,430	10,349		2,219,312
R.L. Berman SVP & CHRO	2008	383,658	—		112,065	267,163	—		100,757	6,117		869,760
Former Executive
J.T. Langley Former SVP(11)	2008	114,983	—		—	—	—		116,293	918,424	(12)	1,149,700
	2007	498,258	—		199,394	520,455	785,750	(13)	212,069	54,486		2,270,412
	2006	498,258	150,550	(14)	160,299	291,079	490,000		171,160	58,400		1,819,746

(1)	This column reports base salary earned by each of our Named Executive Officers. See page 38 of this Proxy Statement for a discussion and analysis of base salary levels.

(2)	This column reports the compensation cost recognized by the Company for financial statement reporting purposes in accordance with SFAS 123R, without any reduction for risk of forfeiture, for all stock awards (including Leadership Stock, restricted stock, restricted stock units and 2006 Executive Performance Share Program (EPSP) shares) during each year reported. The value disclosed represents the annual aggregate expense for stock awards granted in 2008 and in prior years as compensation cost is recognized for financial reporting purposes over the period in which the employee is required to provide service in exchange for the award. Compensation cost is initially measured based on the grant date fair value of an award, determined pursuant to SFAS 123R without any reduction for risk of forfeiture. The assumptions used to calculate the value of the awards are the same as those used for our stock-based compensation disclosure in Note 20 to our financial statements in our Annual Report on Form 10- K for the year ended December 31, 2008, as filed with the SEC on February 27, 2009.

(3)	This column reports the compensation cost recognized by the Company for financial statement reporting purposes in accordance with SFAS 123R, without any reduction for risk of forfeiture, in each year reported related to stock options, including stock options granted in 2008 and in prior years as compensation cost is recognized for financial reporting purposes over the period in which the employee is required to provide service in exchange for the award. The following table includes the assumptions used to calculate the compensation expense reported for 2006, 2007 and 2008 on a grant-date basis. Compensation cost is initially measured based on the grant date fair value of an award, determined pursuant to SFAS 123R without any reduction for risk of forfeiture.

		Grant Date		Expected		Expected
	NEOs	Fair Value of	Risk-Free	Option	Expected	Dividend
	Receiving	Award	Rate	Life	Volatility	Yield
Grant Date	Award	($)	(%)	(years)	(%)	(%)
12/6/2004	P.J. Faraci	9.20	3.34	4	36.470	1.56
12/10/2004	A.M. Perez	9.20	3.34	4	36.470	1.56
	M.J. Hellyar	9.20	3.34	4	36.470	1.56
	J.T. Langley	9.20	3.34	4	36.470	1.56
1/17/2005	M.J. Hellyar	9.27	3.57	4	35.700	1.53
5/12/2005	P.J. Faraci	7.46	3.59	4	35.190	1.82
6/1/2005	A.M. Perez	7.46	3.59	4	35.190	1.82
	P.J. Faraci	7.46	3.59	4	35.190	1.82
	M.J. Hellyar	7.46	3.59	4	35.190	1.82
	R.L. Berman	7.46	3.59	4	35.190	1.82
	J.T. Langley	7.46	3.59	4	35.190	1.82
12/7/2005	A.M. Perez	8.65	4.46	7	34.730	2.06
12/7/2005	P.J. Faraci	7.44	4.43	5	34.370	2.15
	M.J. Hellyar	7.44	4.43	5	34.370	2.15
	R.L. Berman	7.44	4.43	5	34.370	2.15
	J.T. Langley	7.44	4.43	5	34.370	2.15
2/1/2006	P.J. Faraci	7.82	4.83	5	34.090	1.86
12/12/2006	A.M. Perez	9.40	4.45	7	35.314	1.90
	F.S. Sklarsky	9.40	4.45	7	35.314	1.90
12/12/2006	P.J. Faraci	7.66	4.45	5	32.502	1.98
	M.J. Hellyar	7.66	4.45	5	32.502	1.98
	R.L. Berman	7.66	4.45	5	32.502	1.98
	J.T. Langley	7.66	4.45	5	32.502	1.98
10/16/2007	M.J. Hellyar	5.18	3.16	4	30.580	2.02
12/11/2007	A.M. Perez	7.70	3.59	7	35.150	1.90
	F.S. Sklarsky	7.70	3.59	7	35.150	1.90
12/11/2007	P.J. Faraci	5.18	3.16	4	30.580	2.02
	M.J. Hellyar	5.18	3.16	4	30.580	2.02
	R.L. Berman	5.18	3.16	4	30.580	2.02
12/9/2008	A.M. Perez	.91	1.82	6	32.170	7.42
	F.S. Sklarsky	.91	1.82	6	32.170	7.42
	P.J. Faraci	.91	1.82	6	32.170	7.42
	M.J. Hellyar	.91	1.82	6	32.170	7.42
	R.L. Berman	.91	1.82	6	32.170	7.42

(4)	Amounts represent incentive compensation paid under the EXCEL plan as well as any individual incentive plans in 2006, 2007 and 2008. See the Grants of Plan-Based Awards in 2008 table for the potential payouts for each Named Executive Officer depending on the outcome of performance. For a description of the performance criteria, see “2008 EXCEL Plan Design and Performance Results – Performance Metrics” under the Compensation Discussion and Analysis. In accordance with EXCEL and our share ownership program, Mr. Faraci and Ms. Hellyar received the above-target portion of their 2007 EXCEL bonus earned in 2007 in the form of fully-vested shares of common stock, which were settled on March 27, 2008. Named Executive Officers did not receive any non-equity incentive compensation in 2006 and 2008 because no EXCEL awards were earned for those years.

(5)	This column reports the aggregate change in the present value of the Named Executive Officer's accumulated benefits under KRIP, KURIP and supplemental individual retirement arrangements, to the extent a Named Executive Officer participates, and the estimated above-market interest, if any, earned during the year on deferred compensation balances. The breakdown of these figures is shown in the table below:

	2006			2007			2008
		Above-			Above-			Above-
	Pension	Market	Total	Pension	Market	Total	Pension	Market	Total
Executive	Value	Interest (a)	Value	Value	Interest (a)	Value	Value (b)	Interest (a)	Value
A.M.
Perez	$3,192,022	$22,576	$3,214,598	$491,469	$28,091	$519,560	$3,434,567	$3,728	$3,438,295
F.S.
Sklarsky	18,303	—	18,303	104,165	—	104,165	119,720	—	119,720
P.J.
Faraci	319,305	—	319,305	386,094	—	386,094	341,208	—	341,208
M.J.
Hellyar	1,098,877	3,553	1,102,430	0	4,093	4,093	0	517	517
R.L.
Berman	N/A	N/A	N/A	N/A	N/A	N/A	98,186	2,571	100,757
Former Executive
J.T.
Langley	144,232	26,928	171,160	167,844	44,225	212,069	110,470	5,823	116,293

(a)	A Named Executive Officer’s deferral account balances are credited with interest at the “prime rate” as reported in the Wall Street Journal, compounded monthly. Above-market interest is calculated as the difference between the prime rate and 120% of the Applicable Federal Rate (AFR) for the corresponding month.

(b)	With the exception of Mr. Perez, the 2008 Pension Values are generally consistent with the 2007 Pension Values. Mr. Perez’s 2008 Pension Value increased primarily due to the EXCEL bonus paid in 2008 (earned in 2007), as well as changes in actuarial assumptions. The primary actuarial assumption changes were an increase in the discount rate, a decrease in the lump sum interest rate, and an update to the lump sum mortality table. Due to the fact that Mr. Perez is close to age 65, the upward influence of the lump sum assumption changes greatly outweighed the downward influence of the increased discount rate. Neither Mr. Sklarsky nor Mr. Faraci were significantly impacted by the assumption changes due to their ages and specific pension provisions. Both Ms. Hellyar and Mr. Berman were impacted by the KURIP plan amendment to require distribution in the form of a lump sum, which eliminated potential early retirement subsidies. The KURIP amendment was adopted to comply with the terms of Section 409A of the Code, which triggers immediate taxation on deferred compensation if the receiving employee has control over the form of payment. To avoid this tax implication, KURIP now requires all participants to take their benefit in the form of a lump sum. For participants covered by the traditional defined benefit component of KURIP, such as Ms. Hellyar and Mr. Berman, the change eliminated potential early retirement subsidies that were only available if an annuity form of benefit was chosen. The plan change reduced Ms. Hellyar’s pension value by $177,018 from last year and Mr. Berman’s pension value by $64,154 from last year. Due to this plan change and the change in assumptions, Ms. Hellyar had negative pension values for 2008 so her accrual for 2008, in total, was ($210,064). Despite the KURIP amendment and the assumption changes, Mr. Berman still had a positive pension accrual for 2008, which totaled $98,186.

(6)	The table below shows the components of the All Other Compensation column for 2008:

			Security	Personal
		Financial	Services/	Aircraft
Name	401(k) Match	Counseling	Systems	Usage (a)	Other	Total
A.M. Perez	$0	$7,000	$9,410	$264,143	$4,889 (b)	$285,442
F.S. Sklarsky	6,750	0	770	0	2,849 (c)	10,369
P.J. Faraci	6,750	0	2,406	11,680	7,111 (d)	27,947
M.J. Hellyar	0	1,243	685	0	8,976 (e)	10,904
R.L. Berman	0	4,870	460	0	787 (f)	6,117
Former Executive
J.T. Langley	2,300	0	410	2,594	913,120 (g)	918,424

	(a)	The incremental cost to the Company for personal use of Company aircraft is calculated based on the direct operating costs to the Company, including fuel costs, FBO handling and landing fees, vendor maintenance costs, catering, travel fees and other miscellaneous direct costs. Fixed costs that do not change based on usage, such as salaries and benefits of crew, training of crew, utilities, taxes and general maintenance and repairs, are excluded.

Under our executive security program, the Company requires Mr. Perez to use Company aircraft for all travel, whether personal or business. Mr. Perez’s family members and guests occasionally accompany him on business trips and on trips when he uses the Company aircraft for personal purposes, at no additional cost to the Company.

Company policy provides that Company aircraft is to be used predominantly for the business of the Company. On rare occasions with the prior approval of the CEO, other Named Executive Officers may fly on Company aircraft for personal purposes. The incremental cost of Messrs. Faraci’s and Langley’s personal use of Company aircraft is reported in this column. At times, the executive’s spouse accompanied the executive on some of these trips and on some business trips at no additional cost to the Company.

	(b)	For Mr. Perez, this amount is for personal use of the Company’s driver services, employee discounts (available to all employees) on purchase of company products, personal executive protection services, personal IT support and personal umbrella liability insurance coverage. Mr. Perez reimbursed the Company for the expenses the Company paid for he and his guests to attend an event which the Company sponsored for promotional purposes.

	(c)	For Mr. Sklarsky, this amount is for Company paid expenses to attend an event which the Company sponsored for promotional purposes and personal umbrella liability insurance coverage.

	(d)	For Mr. Faraci, this amount is for Company paid expenses for Mr. and Mrs. Faraci to attend an event which the Company sponsored for promotional purposes, personal use of the Company’s driver services, personal executive protection services, and personal umbrella liability insurance coverage.

	(e)	For Ms. Hellyar, this amount is for Company paid expenses for Ms. Hellyar and her guests to attend an event which the Company sponsored for promotional purposes and for personal umbrella liability insurance coverage.

	(f)	For Mr. Berman, this amount is for personal use of the Company’s driver services, photographic equipment and personal umbrella liability insurance coverage.

	(g)	For Mr. Langley, this amount is for personal use of the Company’s driver services, relocation expenses of $98,455, commercial airfare for personal trips for Mr. and Mrs. Langley, personal umbrella liability insurance coverage and a severance payment of $810,000.

(7)	Represents a discretionary performance bonus received for 2006, granted by the Compensation Committee on February 27, 2007. One-half of the discretionary bonus was paid in cash, which is reported in this column. The remainder of the bonus was paid in shares of restricted stock each with a grant date fair value of $24.24 based on the closing market price of our shares of common stock on the date of grant. One-third of these shares will vest on each of the first three anniversaries of the grant date.

(8)	Represents the total compensation cost recognition by the Company for all stock awards held by Mr. Perez for 2006. The compensation cost recognized by the Company attributable to Mr. Perez’s stock awards reported in our 2006 proxy statement did not include any expense recognized for restricted stock units and was incorrectly reported as $1,299,982. As a result of this correction, the total compensation reported for Mr. Perez for 2006 increased from $8,374,300 to $8,776,110.

(9)	Mr. Sklarsky was hired by the Company in October 2006.

(10)	Represents a discretionary bonus received for 2006 pursuant to the terms of Mr. Sklarsky's offer letter dated September 19, 2006.

(11)	Mr. Langley’s employment with the Company terminated on March 14, 2008.

(12)	Includes a severance payment of $810,000 in connection with the termination of Mr. Langley’s employment with the Company.

(13)	Mr. Langley’s amount for 2007 included $212,250 paid under his individual bonus plan and $573,500 paid under EXCEL.

(14)	Includes a $25,000 payment, a portion of a sign-on bonus, per Mr. Langley's August 2003 agreement, and a discretionary performance bonus received for 2006, granted by the Compensation Committee on February 27, 2007. One-half of the discretionary bonus was paid in cash, which is reported in this column. The remainder of the bonus was paid in shares of restricted stock, each with a grant date fair value of $24.24 based on the closing market price of our common stock on the grant date. One-third of these shares will vest on each of the first three anniversaries of the grant date. The number of restricted shares awarded is shown in the Grants of Plan-Based Awards in the Company’s 2008 Proxy Statement.

EMPLOYMENT AND RETENTION ARRANGEMENTS

The material terms of each Named Executive Officer’s employment or retention arrangements with the Company are described below. The levels of salary, annual variable incentive compensation and long-term equity-based incentive compensation as well as the material considerations that the Compensation Committee takes into account in establishing those levels are described in the Compensation Discussion and Analysis on page 34 of this Proxy Statement.

Antonio M. Perez

The Company employed Mr. Perez as President and COO under a letter agreement dated March 3, 2003. On May 10, 2005, in connection with Mr. Perez’s election as Chief Executive Officer and Chairman of the Board, the Compensation Committee modified the compensation-related terms of his employment. In addition to the compensation described elsewhere in this Proxy Statement, Mr. Perez is eligible to receive a base salary of $1.1 million and a target award under the EXCEL plan of 155% of his base salary. Mr. Perez is eligible to participate in all incentive compensation, retirement, supplemental retirement and deferred compensation plans, policies and arrangements that are provided to other senior executives of the Company.

Under his March 3, 2003 letter agreement, Mr. Perez is also eligible to receive a supplemental unfunded retirement benefit, which is described on page 65 of this Proxy Statement. Mr. Perez’s letter agreement was amended by a letter agreement dated February 27, 2007 to provide that this supplemental retirement benefit will vest when he turns age 65, consistent with the Company’s mandatory retirement policy for our corporate officers. This February 27, 2007 letter agreement also provides lump sum payment of his supplemental retirement benefit following the six-month anniversary of his termination. Mr. Perez’s letter agreement was further amended by a letter agreement dated December 9, 2008 to specify how his surviving spouse’s pre-retirement survivor benefits related to his supplemental unfunded retirement benefit will be calculated, clarify what persons qualify as survivors, and provide for payment of pre-retirement survivor benefits in the form of a lump sum. With respect to the calculation of his surviving spouse’s pre-retirement survivor benefits, Section 409A of the Code triggers immediate taxation on Mr. Perez’s deferred compensation if his surviving spouse has control over which of two formulas would be used for this calculation. To avoid this tax implication, the December 9, 2008 letter agreement requires the surviving spouse’s pre-retirement survivor benefits to be the greater of the benefits calculated using either formula. With regard to the definition of survivor, the December 9, 2008 letter agreement clarifies that the only persons who qualify as survivors include Mr. Perez’s surviving spouse or domestic partner and, if none, his surviving child(ren) under age 19. This definition was added because both his March 3, 2003 and February 27, 2007 letter agreements did not specify the intended meaning of the term survivor. With regard to the lump sum payment of pre-retirement survivor benefits, the December 9, 2008 letter agreement provides for a form of payment because one was not specified in Mr. Perez’s March 3, 2003 and February 27, 2007 letter agreements. A lump sum form of payment was selected because it is consistent with the form of payment provided for Mr. Perez’s supplemental unfunded retirement benefit under his February 27, 2007 letter agreement.

The term of Mr. Perez’s employment is indefinite but, according to his March 3, 2003 letter agreement, as amended by his December 9, 2008 letter agreement, he will be eligible to receive certain severance benefits in connection with termination of his employment under various circumstances. For information regarding his potential severance payments and benefits, please read the narrative descriptions and tables beginning on page 69 of this Proxy Statement.

Frank S. Sklarsky

The Company employed Mr. Sklarsky as Chief Financial Officer under a letter agreement dated September 19, 2006. In addition to the compensation described elsewhere in this Proxy Statement, his letter agreement provides that Mr. Sklarsky is eligible to receive a base salary of $600,000 and a target award under the EXCEL plan of 75% of his base salary. He is also eligible under his letter agreement to participate in the annual Corporate Officer stock option program with a target value of approximately $800,000 and the annual Leadership Stock Program with a target value of approximately $800,000. The letter agreement was amended by a letter agreement dated September 26, 2006 to provide that Mr. Sklarsky was eligible to receive a cash award equal to $75,000, less any amount actually received under the EXCEL plan for the 2006 performance period. Mr. Sklarsky is eligible to participate in all incentive compensation, retirement, supplemental retirement and deferred compensation plans, policies and arrangements that are provided to other senior executives of the Company.

In addition, Mr. Sklarsky’s letter agreements provide that he is eligible to receive a supplemental retirement benefit, which is described under the Pension Benefits Table on page 63 of this Proxy Statement.

The term of Mr. Sklarsky’s employment is indefinite but, according to his September 19, 2006 letter agreement, he will be eligible to receive certain severance benefits in connection with termination of his employment under various circumstances. For information regarding his potential severance payments and benefits, please read the narrative descriptions and tables beginning on page 69 of this Proxy Statement.

Philip J. Faraci

The Company employed Mr. Faraci under a letter agreement dated November 3, 2004. In addition to the information provided elsewhere in this Proxy Statement, Mr. Faraci initially received a base salary of $520,000 and a target award under the EXCEL plan of 62% of his base salary. Mr. Faraci is eligible to participate in all incentive compensation, retirement, supplemental retirement and deferred compensation plans, policies and arrangements that are provided to other senior executives of the Company. Mr. Faraci’s letter agreement also provides him with a supplemental retirement benefit, as described on page 65 of this Proxy Statement.

Mr. Faraci’s letter agreement was amended by a letter agreement dated February 28, 2007 to provide for lump-sum payment of his supplemental retirement benefits following the six-month anniversary of his termination.

In connection with his promotion to co-lead the Chief Operating Office with Mr. Langley in March 2007, Mr. Faraci’s base salary was increased from $520,000 to $600,000 and his target EXCEL from 62% to 75% of his base salary. In September 2007, Mr. Faraci was promoted to President and Chief Operating Officer and his base salary was increased to $700,000 and his target award under the EXCEL plan was increased to 85% of his base salary.

The term of Mr. Faraci’s employment is indefinite but, according to his November 3, 2004 letter agreement, as amended by his December 9, 2008 letter agreement, he will be eligible for certain severance benefits in connection with termination of his employment under various circumstances. For information regarding his potential severance payments and benefits in connection with termination of his employment under various circumstances, please read the narrative descriptions and tables beginning on page 69 of this Proxy Statement.

Mary Jane Hellyar

The Company and Ms. Hellyar entered into a letter agreement dated August 18, 2006 to provide her with a restricted stock grant of 15,000 shares for retention purposes.

The term of Ms. Hellyar’s employment is indefinite but, according to her August 18, 2006 letter agreement, she will also be eligible for certain severance benefits in connection with termination of her employment under various circumstances. For information regarding her potential severance payments and benefits in connection with termination of her employment under various circumstances, please read the narrative descriptions and tables beginning on page 69 of this Proxy Statement.

On October 16, 2007, Ms. Hellyar was granted 20,000 stock options upon her election to Executive Vice President. There was no other change to her compensation associated with this election.

Robert L. Berman

Mr. Berman does not have a letter agreement concerning his employment or retention.

Former Executive: James T. Langley

Mr. Langley’s last day of employment with the Company was March 14, 2008. In connection with Mr. Langley’s planned separation from service with the Company, Mr. Langley received certain severance payments and other benefits under the terms of his August 12, 2003 and February 28, 2007 letter agreements and the terms of his leaving arrangement approved by the Compensation Committee on September 21, 2007. These payments and benefits are described on pages 65 and 71 of this Proxy Statement.

GRANTS OF PLAN-BASED AWARDS IN 2008

The compensation plans under which the grants were made in 2008 that are shown in the following table include the Company’s annual bonus plan (EXCEL), the 2005 Omnibus Long-Term Compensation Plan, which provides for the grant of stock options, restricted stock grants and performance stock units, and any individual non-equity incentive bonus plan in which a Named Executive Officer participated.

			Estimated Future Payouts Under				Estimated Future Payouts					Exercise	Grant Date
			Non-Equity Incentive Plan Awards				Under Equity Incentive			All Other		or Base	Fair Value
			(1)				Plan Awards (2)			Stock	All Other	Price of	of Stock &
			Thresh-				Thresh-			Awards	Option	Option	Option
	Award	Grant	old	Target		Max.	old	Target	Max.	Or Units	Awards	Awards	Awards
Name	Description	Date	($)	($)		($) (3)	(#)	(#)	(#)	(#)	(#)	($)	($) (4)
A.M.	EXCEL	2/26/08	—	$1,705,000		$5,000,000
Perez	2008 LS	1/1/08					—	106,140	212,280				$2,321,282
	Option Grant	12/9/08									751,540	$7.41	683,901
F.S.	EXCEL	2/26/08	—	450,000		3,000,000
Sklarsky	2008 LS	1/1/08					—	29,350	58,700				641,885
	Option Grant	12/9/08									207,800	7.41	189,098
P.J. Faraci	EXCEL	2/26/08	—	595,000		3,500,000
	2008 LS	1/1/08					—	34,850	69,700				762,170
	2007 EXCEL(5)	3/27/08								30,322			538,822
	Option Grant	12/9/08									246,750	7.41	224,543
M.J.	EXCEL	2/26/08	—	313,600	(6)	2,450,000
Hellyar	2008 LS	1/1/08					—	18,670	37,340				408,313
	2007 EXCEL(5)	3/27/08								18,806			334,183
	Option Grant	12/9/08									132,200	7.41	120,302
R.L.	EXCEL	2/26/08	—	246,400	(6)	1,925,000
Berman	2008 LS	1/1/08					—	14,230	28,460				311,210
	Option Grant	12/9/08									100,740	7.41	91,673
Former Executive
J.T.	EXCEL	2/26/08	—	—		—
Langley(7)	2008 LS	1/1/08					—	—	—				—
	Option Grant	12/9/08								—	—	—	—

(1)	The amounts shown for the "Threshold", "Target" and "Maximum" levels represent the possible payouts for 2008 under the EXCEL plan. There is no amount in the "threshold" level for either the EXCEL plan or the individual bonus plan as the potential payouts can range from zero to the maximum amount allowable under the respective plan based on performance. Due to Company results, the actual payout under the EXCEL plan for 2008 was $0.

(2)	The amounts shown represent the "threshold", "target" and "maximum" number of shares of common stock that Named Executive Officers can earn under the 2008 Leadership Stock (LS) performance cycle. There is no amount in the "threshold" level as participants can earn any amount between zero and the maximum award payable, depending on performance. Due to Company results, there were no shares of common stock earned under the 2008 LS performance cycle.

(3)	The maximum amounts for the EXCEL plan represent the maximum payout permitted under the plan in accordance with the formula established under the plan. The maximum bonus payout for the EXCEL plan is the lesser of: 1) 10% of the corporate funding pool determined in accordance with performance against pre-established performance targets; 2) 500% of a Named Executive Officer's annual base salary as of December 31, 2007; or 3) $5 million. The maximum amount shown for the EXCEL plan is the lesser of 500% of annual base salary or $5 million since the amount representing 10% of the corporate funding pool is not determinable as of the beginning of the year.

(4)	The amounts shown represent the full grant date fair value, as calculated in accordance with SFAS 123R.

(5)	In accordance with EXCEL and our share ownership program, Mr. Faraci and Ms. Hellyar received the above-target portion of their EXCEL bonus for 2007 in the form of fully-vested shares of common stock, which were awarded on March 27, 2008. The entire EXCEL bonus paid to Mr. Faraci and Ms. Hellyar was included in the Non-Equity Incentive Compensation Column in the Summary Compensation Table for 2007.

(6)	Ms. Hellyar and Mr. Berman had two target bonus percentages during fiscal 2008; in accordance with Company policy, the target bonus shown in the table above represents Ms. Hellyar's and Mr. Berman’s end-of-year salary multiplied by the weighted-average target bonus percentage during fiscal 2008.

(7)	Mr. Langley was not eligible for an EXCEL bonus for 2008 and did not receive long-term incentive awards due to his termination with the Company on March 14, 2008.

EXCEL Plan

EXCEL (Executive Compensation for Excellence and Leadership) is our short-term variable incentive plan for executives. For a discussion of the EXCEL plan, target allocations for our Named Executive Officers and performance under the plan for 2008, see the discussion in the “Compensation Discussion and Analysis” under the heading “Annual Variable Pay.”

In 2008, the Compensation Committee selected Net Cash Generation and Combined Consumer Digital Imaging Group (CDG) and Graphics Communication Group (GCG) Year-Over-Year Percent Revenue Growth as the two primary metrics for EXCEL, each of which was equally weighted. The definitions of both metrics, which are non-GAAP financial measures, are as follows:

Equally Weighted Metrics	Definition
Net Cash Generation	Net cash flow provided by operating activities from continuing operations excluding:

  Cash flow from the operating results of acquisitions or new strategic alliances having an annualized revenue of greater than $100 million
  Share issuance, share repurchases
  Debt actions
  Cash consideration paid for acquisitions or new strategic alliances along with the associated deal and integration costs
  Investments in unconsolidated entities

  Movements or transfers of case to marketable securities or other interest-bearing investments or accounts (e.g. VEBA)

Including:

  Net cash flow generated by any business divested in the year, through the date of divestiture
  Proceeds from asset sales, agreements, settlements and divestitures
  Dividend payments
  Capital expenditures

  Restructuring/rationalization payments

Combined CDG and GCG year-over-year percent revenue growth	The percent change in total combined segment net revenue, as reported, for the full 2008 year of CDG and GCG versus full year 2007 (as recast for changes in product structure).

In establishing the 2008 EXCEL performance matrix using these two performance metrics (as discussed on page 40 of this Proxy Statement), results between the goals shown in the performance matrix were interpolated to derive a percentage, except, however, that the revenue growth curve accelerated after 8.5% (the midpoint of the communicated guidance), and the net cash generation curve was flatter within the range of guidance and accelerated equally both positively and negatively for performance outside the range. Due to Company results in 2008, our Named Executive Officers did not earn an EXCEL award for 2008.

2008 Leadership Stock

On December 11, 2007, the Compensation Committee approved a performance stock allocation to each Named Executive Officer pursuant to the 2008 performance cycle of the Leadership Stock Program. The allocations became effective on January 1, 2008. Leadership Stock may be earned by our executives at the end of a performance cycle if the Company achieves the performance threshold established for the performance cycle. The actual number of stock units earned by an executive is based on the executive’s target allocation multiplied by the applicable performance percentage based on the Company’s performance. Any unearned units are forfeited at the end of the performance period. The performance metric established for the 2008 performance cycle is discussed in the “Compensation Discussion and Analysis” under the heading “Leadership Stock – 2008 Performance Cycle Awards.” The specific metric definition, which is a non-GAPP financial measure, is:

Metric	Definition
Total Segment Earnings from Operations (EFO)	Total earnings of all the Company’s segments included within earnings from continuing operations before:
Restructuring/rationalization Interest Other income and charges Income tax
Excluding:
EFO impact of acquisitions and new strategic alliances having an annualized revenue of greater than $100 million, along with associated deal and integrations costs.

For the 2008 Leadership Stock performance cycle, the payment of any stock units earned under the program for the 2008 performance cycle is delayed for two years contingent on the executive’s continued employment with the Company. During this two-year vesting period, dividend equivalents accrue on the stock units, but payment of the dividends is also subject to this two-year vesting period. At the end of the two-year period, the stock units and the dividend equivalents earned on these stock units are paid to the executive in the form of shares of Company common stock. All shares earned under the Leadership Stock program are granted under the Company’s 2005 Omnibus Long-Term Compensation Plan. Due to Company results, there were no shares of common stock earned under the 2008 Leadership Stock performance cycle.

2008 Option Grants

On December 9, 2008, the Compensation Committee approved a non-qualified stock option grant for each Named Executive Officer. Stock options granted in 2008 have a seven-year term and vest in three substantially equal annual installments beginning on the first anniversary of the grant date. Upon termination of employment, all unvested stock options will be forfeited, except in certain cases. If a Named Executive Officer’s employment is terminated as a result of death, disability, transfer or divestiture (as defined in the plan), all unvested stock options will fully vest and will expire on the third anniversary date of the Named Executive Officer’s termination of employment. If a Named Executive Officer’s employment is terminated as a result of retirement, layoff, pursuant to a special separation program or for an approved reason, any unvested stock options will continue to vest and will expire three years after termination of employment. The exercise price of the stock options granted to the Named Executive Officers on December 9, 2008 is $7.41, the mean between the high and low price at which the Kodak shares traded on the NYSE on the grant date. All options are granted under the Company’s 2005 Omnibus Long-Term Compensation Plan.

OUTSTANDING EQUITY AWARDS AT 2008 FISCAL YEAR-END TABLE (1)

The following table sets forth additional information concerning option awards and stock awards held by Named Executive Officers as of December 31, 2008, including awards granted during 2008 and described in the Grants of Plan-Based Awards Table.

	Option Awards					Stock Awards
										Equity
									Equity	Incentive
									Incentive	Plan Awards:
									Plan Awards:	Market or
									Number of	Payout Value
						Number of	Market Value		Unearned	of Unearned
	Number of	Number of				Shares or	of Shares or		Shares, Units	Shares, Units
	Securities	Securities				Units of	Units of		or Other	or Other
	Underlying	Underlying		Option		Stock Held	Stock that		Rights that	Rights that
	Unexercised	Unexercised		Exercise	Option	that Have Not	Have Not		Have Not	Have Not
	Options (#)	Options (#)		Price	Expiration	Vested (2)	Vested (3)		Vested (4)	Vested
Name	Exercisable	Unexercisable		($)	Date	(#)	($)		(#)	($)
A.M. Perez	500,000	0		$30.96	4/1/2013
	51,500	0		24.49	11/18/2010
	90,130	0		31.71	12/9/2011
	300,000	0		26.47	5/31/2012
	135,000	0		24.75	12/6/2012
	209,666	104,864	(5)	25.88	12/11/2013
	132,473	264,987	(6)	23.28	12/10/2014
	0	751,540	(7)	7.41	12/8/2015
						126,754	$834,041	(11)	0	$0
F.S. Sklarsky	66,660	33,340	(5)	25.88	12/11/2013
	36,626	73,264	(6)	23.28	12/10/2014
	0	207,800	(7)	7.41	12/8/2015
						49,723	327,177	(12)	0	0
P.J. Faraci	32,800	0		32.50	12/5/2011
	10,000	0		26.46	5/11/2012
	52,500	0		26.47	5/31/2012
	20,940	0		24.75	12/6/2012
	16,666	8,334	(8)	25.01	1/31/2013
	39,122	19,568	(5)	25.88	12/11/2013
	43,492	86,998	(6)	23.28	12/10/2014
	0	246,750	(7)	7.41	12/8/2015
						23,101	152,005	(13)	0	0

Option Awards	Stock Awards
Equity
Equity	Incentive
Incentive	Plan Awards:
Plan Awards:	Market or
Number of	Payout Value
Number of	Market Value	Unearned	of Unearned
Number of	Number of	Shares or	of Shares or	Shares, Units	Shares, Units
Securities	Securities	Units of	Units of	or Other	or Other
Underlying	Underlying	Option	Stock Held	Stock that	Rights that	Rights that
Unexercised	Unexercised	Exercise	Option	that Have Not	Have Not	Have Not	Have Not
Options (#)	Options (#)	Price	Expiration	Vested (2)	Vested (3)	Vested (4)	Vested
Name	Exercisable	Unexercisable	($)	Date	(#)	($)	(#)	($)
M.J. Hellyar	273	0	31.30	3/11/2009
3,750	0	31.30	3/31/2009
2,000	0	31.30	5/2/2009
8,000	0	31.30	3/29/2010
6,333	0	31.30	1/11/2011
13,800	0	31.30	11/15/2011
16,830	0	36.66	11/21/2012
5,000	0	24.49	11/18/2010
5,000	0	31.71	12/9/2011
10,000	0	31.52	1/16/2012
50,000	0	26.47	5/31/2012
16,750	0	24.75	12/6/2012
39,122	19,568	(5)	25.88	12/11/2013
6,666	13,334	(9)	28.44	10/15/2014
23,304	46,616	(6)	23.28	12/10/2014
0	132,200	(7)	7.41	12/8/2015
32,892	216,429	(14)	0	0

Option Awards	Stock Awards
Equity
Equity	Incentive
Incentive	Plan Awards:
Plan Awards:	Market or
Number of	Payout Value
Market Value	Unearned	of Unearned
Number of	Number of	Number of	of Shares or	Shares, Units	Shares, Units
Securities	Securities	Shares or	Units of	or Other	or Other
Underlying	Underlying	Option	Units of Stock	Stock that	Rights that	Rights that
Unexercised	Unexercised	Exercise	Option	Held that Have	Have Not	Have Not	Have Not
Options (#)	Options (#)	Price	Expiration	Not Vested (2)	Vested (3)	Vested (4)	Vested
Name	Exercisable	Unexercisable	($)	Date	(#)	($)	(#)	($)
R.L. Berman	256	0	31.30	3/11/2009
13,300	0	31.30	11/15/2011
4,934	0	31.30	3/29/2010
2,751	0	31.30	3/31/2009
8,867	0	31.30	1/11/2011
5,000	0	31.30	8/25/2012
19,125	0	36.66	11/21/2012
5,810	0	24.49	11/18/2010
5,810	0	31.71	12/9/2011
10,000	0	26.46	5/11/2012
32,083	0	26.47	5/31/2012
15,500	0	24.75	12/6/2012
29,384	14,696	(5)	25.88	12/11/2013
17,755	35,515	(6)	23.28	12/10/2014
0	100,740	(7)	7.41	12/8/2015
17,561	115,551	(15)	0	0
Former Executive
J.T. Langley(10)	13,400	0	24.49	11/18/2010
16,750	0	31.71	3/15/2011
62,500	0	26.47	3/15/2011
20,940	0	24.75	3/15/2011
39,122	19,568	(5)	25.88	3/15/2011
0	0	0	0

(1)	This table includes only those grants outstanding as of December 31, 2008; stock options that expired prior to the end of fiscal 2008 are excluded from this table.

(2)	This column represents outstanding grants of restricted stock and the earned 2007 Leadership Stock award (including dividend equivalents) held by our Named Executive Officers.

(3)	The market value of shares, units or other rights that have not vested was calculated using a stock price of $6.58 (closing price of Kodak stock on December 31, 2008, the last trading day of the year).

(4)	There are no unearned Leadership Stock awards outstanding as of December 31, 2008.

(5)	These options were granted on December 12, 2006 and will vest in equal annual installments on the first three anniversaries of the grant date.

(6)	These options were granted on December 11, 2007 and will vest in equal annual installments on the first three anniversaries of the grant date.

(7)	These options were granted on December 9, 2008 and will vest in equal annual installments on the first three anniversaries of the grant date.

(8)	These options were granted on February 1, 2006 and will vest in equal annual installments on the first three anniversaries of the grant date.

(9)	These options were granted on October 16, 2007 and will vest in equal annual installments on the first three anniversaries of the grant date.

(10)	Represents outstanding stock options for Mr. Langley: outstanding stock options continue to vest in accordance with their original vesting schedule for an involuntary termination with approved reason; all stock options must be exercised prior to the earlier of 1) the expiration date of original term of the stock option or 2) three years from Mr. Langley's termination date.

(11)	Mr. Perez's unvested stock awards include: 1) the remaining 30,000 unvested shares of a restricted stock award granted on June 1, 2005, which will vest on June 1, 2010; 2) the remaining 18,992 unvested shares of a restricted stock award granted on February 27, 2007, which will vest in substantially equal installments on February 27, 2009 and February 27, 2010; and 3) 77,762 shares resulting from the 2007 Leadership Stock cycle which will vest on December 31, 2009 (includes unvested dividend equivalents).

(12)	Mr. Sklarsky's unvested stock awards include: 1) the remaining 25,000 unvested shares of a restricted stock award granted on October 30, 2006, which will vest on October 30, 2010 and 2) 24,723 shares resulting from the 2007 Leadership Stock cycle which will vest on December 31, 2009 (includes unvested dividend equivalents).

(13)	Mr. Faraci's unvested stock awards include: 1) the remaining 5,000 unvested shares of a restricted stock award granted on December 6, 2004, which will vest on December 6, 2009; 2) the remaining 3,592 unvested shares of a restricted stock award granted on February 27, 2007, which will vest in substantially equal installments on February 27, 2009 and February 27, 2010; and 3) 14,509 shares resulting from the 2007 Leadership Stock cycle which will vest on December 31, 2009 (includes unvested dividend equivalents).

(14)	Ms. Hellyar’s unvested stock awards include: 1) a restricted stock award of 15,000 shares, granted on July 17, 2006, which will vest in substantially equal installments on July 17, 2009 and July 17, 2011; 2) the remaining 3,593 unvested shares of a restricted stock award granted on February 27, 2007, which will vest in substantially equal installments on February 27, 2009 and February 27, 2010; and 3) 14,299 shares resulting from the 2007 Leadership Stock cycle which will vest on December 31, 2009 (includes unvested dividend equivalents).

(15)	Mr. Berman’s unvested stock awards include: 1) the remaining 6,667 shares of a restricted stock award granted on December 10, 2004, which will vest in substantially equal installments on December 10, 2009 and December 10, 2011 and 2) 10,894 shares resulting from the 2007 Leadership Stock cycle which will vest on December 31, 2009 (includes unvested dividend equivalents).

OPTION EXERCISES AND STOCK VESTED TABLE

	Option Awards (1)		Stock Awards
	Number of Shares	Value Realized	Number of Shares		Value Realized
	Acquired on Exercise	On Exercise	Acquired on Vesting		On Vesting (2)
Name	(#)	($)	(#)		($)
A.M. Perez	0	$0	119,732	(3)	$1,996,480
F.S. Sklarsky	0	0	25,000		255,500
P.J. Faraci	0	0	32,117	(4)	565,478
M.J. Hellyar	0	0	20,602	(5)	363,045
R.L. Berman	0	0	438	(6)	3,317
Former Executive
J.T. Langley	0	0	19,688	(7)	343,539

(1)	None of the Named Executive Officers exercised stock options in 2008.

(2)	This column represents the value of vested restricted stock and restricted stock units during 2008 and, for Mr. Berman, the award of shares earned under the 2006-07 Leadership Stock cycle. All awards represented in this column were valued using a stock price equal to the closing price on the vesting date. This column also includes the value of dividends earned on vested and unvested restricted stock units, including deferred units disclosed in the Non-Qualified Deferred Compensation Table.

(3)	The amounts reported for Mr. Perez include 5,237 shares with a value of $46,400 representing vested in-kind dividends earned and deferred on vested and unvested restricted stock units.

(4)	The amounts reported for Mr. Faraci include the above-target portion of his 2007 EXCEL bonus that he received in unrestricted shares (30,322) on March 27, 2008 in accordance with our EXCEL and share ownership program.

(5)	The amounts reported for Ms. Hellyar include the above-target portion of her 2007 EXCEL bonus that she received in unrestricted shares (18,806) on March 27, 2008 in accordance with our EXCEL and share ownership program.

(6)	The amounts reported for Mr. Berman include 192 shares with a value of $1,698 representing vested in-kind dividends earned and deferred on vested restricted stock units.

(7)	The amounts reported for Mr. Langley include the following awards which were subject to accelerated vesting in connection with Mr. Langley's termination of employment with approved reason from the Company on March 14, 2008 (the value at vesting is calculated using a stock price of $17.39, Kodak's closing stock price on March 14, 2008):
  3,453 unvested shares of a restricted stock award that was granted on February 27, 2007; and

  14,509 unvested shares resulting from the 2007 Leadership Stock award (includes dividend equivalents); these shares will be paid on December 31, 2009.

PENSION BENEFITS FOR 2008

The Pension Benefits Table below shows the present value as of December 31, 2008 of the accumulated benefits payable to each of our Named Executive Officers, including the number of years of service credited to each Named Executive Officer, under KRIP, KURIP and, when applicable, their supplemental individual retirement arrangements. The methods and assumptions for calculating the present value of accumulated benefits generally follow those set forth in statement No. 87 under GAAP and are consistent with those used in our financial statements as described in Note 17 to the Notes to the Consolidated Financial Statements to the Company’s Form 10-K for the year ended December 31, 2008. The present value has been calculated for all Named Executive Officers, with the exception of Ms. Hellyar and Mr. Berman, assuming they will remain in service until the normal retirement age of 65, and that the benefit is payable as a lump sum. The present value of Ms. Hellyar’s and Mr. Berman’s accumulated benefit assumed a benefit commencement at age 60, when each of them would be entitled to retire without any benefit reduction, in the form of a straight life annuity.

		Number of Years	Present Value of	Payments During
		of Credited Service	Accumulated Benefit	Last Fiscal Year
Name	Plan Name	(#)	($)	($)
A.M. Perez	KRIP	5.75	$57,280	$0
	KURIP	5.75	918,494	0
	Individual Arrangement	18.91 (1)	8,958,240	0
F.S. Sklarsky	KRIP	2.17	16,192	0
	KURIP	2.17	83,732	0
	Individual Arrangement	2.17	142,263	0
P.J. Faraci	KRIP	4.08	29,111	0
	KURIP	4.08	136,823	0
	Individual Arrangement	9.92 (2)	985,714	0
M.J. Hellyar	KRIP	26.17	724,676	0
	KURIP	26.17	1,811,009	0
R.L. Berman	KRIP	26.67	530,616	0
	KURIP	26.67	1,192,239	0
Former Executive
J.T. Langley	KRIP	N/A	N/A	51,034
	KURIP	N/A	N/A	168,509
	Individual Arrangement	N/A	N/A	500,013

(1)	Mr. Perez has been employed with the Company for 5.75 years as of December 31, 2008. Under his individual arrangement, he has accumulated 18.91 years, representing a difference of 13.16 years of additional service. Of Mr. Perez’s total accumulated benefit shown above, $6,234,935 is attributable to his additional credited service as of December 31, 2008.

(2)	Mr. Faraci has been employed with the Company for 4.08 years as of December 31, 2008. Under his individual arrangement, he has accumulated 9.92 years, representing a difference of 5.84 years of additional service. Of Mr. Faraci's total accumulated benefit shown above, $579,832 is attributable to his additional credited service as of December 31, 2008.

Tax-Qualified Retirement Plan (KRIP)

The Company funds a tax-qualified defined benefit pension plan (KRIP) for virtually all U.S. employees. Effective January 1, 2000, the Company amended the plan to include a cash balance component. KRIP’s cash balance component covers all new employees hired after March 31, 1999, including Messrs. Perez, Sklarsky, Faraci and Langley. Ms. Hellyar and Mr. Berman are the only Named Executive Officers who participate in KRIP’s traditional defined benefit component.

Cash Balance Component

Under KRIP’s cash balance component, a hypothetical account is established for each participating employee and, for every month the employee works, the employee’s account is credited with an amount equal to 4% of the employee’s monthly pay (i.e., base salary and EXCEL awards, including allowances in lieu of salary for authorized periods of absence, such as illness, vacation or holidays). In addition, the ongoing balance of the employee’s account earns interest at the 30-year Treasury bond rate. Employees vest in their account balance after completing three years of service. Benefits under the cash balance component are payable upon normal retirement (age 65), vested termination or death. Participants in the cash balance component of the plan may choose from among optional forms of benefits such as a lump sum, a joint and survivor annuity, and a straight life annuity.

Traditional Defined Benefit Component

Under the traditional defined benefit component of KRIP, benefits are based upon an employee’s average participating compensation (APC). The plan defines APC as one-third of the sum of the employee’s participating compensation for the highest consecutive 39 periods of earnings over the 10 years ending immediately prior to retirement or termination of employment. Participating compensation, in the case of the Named Executive Officers, is base salary and any EXCEL award, including allowances in lieu of salary for authorized periods of absence, such as illness, vacation or holidays.

For an employee with up to 35 years of accrued service, the annual normal retirement income benefit is calculated by multiplying the employee’s years of accrued service by the sum of (a) 1.3% of APC, plus (b) 1.6% of APC in excess of the average Social Security wage base. For an employee with more than 35 years of accrued service, the amount is increased by 1% for each year in excess of 35 years.

The retirement income benefit is not subject to any deductions for Social Security benefits or other offsets. Participants in the traditional defined benefit component of the plan may choose from among optional forms of benefits such as a straight life annuity, a qualified joint and 50% survivor annuity, other forms of annuity or a lump sum.

An employee may be eligible for normal retirement, early retirement benefits, vested benefits or disability retirement benefits under the traditional defined benefit component depending on the employee’s age and total service when employment with the Company ends. An employee is entitled to normal retirement benefits at age 65. For early retirement benefits, an employee must have reached age 55 and have at least 10 years of service or have a combined age and total service equal to 75. Generally, the benefit is reduced if payment begins before age 65. As of January 1, 2008, an employee who has three or more years of vesting service with the Company will be entitled to a reduced vested benefit if employment with the Company is terminated before becoming eligible for normal retirement or early retirement benefits.

As of December 31, 2008, Ms. Hellyar and Mr. Berman are the only Named Executive Officers eligible for an early retirement benefit under the traditional defined benefit component of the plan.

Non-Qualified Supplemental Retirement Plans (KURIP and KERIP)

Each of our Named Executive Officers is eligible to receive benefits under the Kodak Unfunded Retirement Income Plan (KURIP). KURIP is an unfunded non-contributory retirement plan. It provides pension benefits where benefits cannot be paid under KRIP and matching contributions cannot be made to the Company’s Savings and Investment Plan (SIP)(a 401(k) defined contribution plan), because of the limitation on the inclusion of earnings in excess of limits contained in Section 401(a)(17) of the Code (for 2007 and 2008, $225,000 and $230,000, respectively) and because deferred compensation is ignored when calculating benefits under KRIP and SIP.

For Named Executive Officers participating in the traditional defined benefit component of KRIP, the annual benefit is calculated by determining the amount of the retirement benefit to which the employee would otherwise be entitled under KRIP if deferred compensation were considered when calculating such benefit and the limits under Section 401(a)(17) of the Code were ignored, less any benefits earned under KRIP or under the Company’s excess benefit plan (KERIP). KERIP is further described in the Compensation Discussion and Analysis on page 47 of this Proxy Statement. As of December 31, 2008, none of our Named Executive Officers had any accrued benefit under KERIP.

For Named Executive Officers participating in the cash balance component of KRIP, the annual benefit under KURIP is calculated by crediting an employee’s account with an amount equal to 7% of his/her compensation that is ignored under KRIP and SIP because it is either in excess of the Section 401(a)(17) compensation limit or deferred compensation. The ongoing balance of the executive’s account earns interest at the 30-year Treasury bond rate. For 2009, the amount of an employee’s compensation used to credit his/her KURIP account is reduced to 4% to parallel the Company’s suspension of matching contributions to SIP for that year.

Benefits due under KURIP are payable upon an employee’s termination of employment or death. Effective January 1, 2008, the plan administrator may select, in his/her sole discretion, the form of payment options available under KURIP for benefits not subject to Section 409A of the Code. For benefits subject to Section 409A of the Code, payments are made in a lump sum. If an employee’s benefit under KRIP is subject to actuarial reduction, then any benefit payable under KURIP will also be subject to actuarial reduction.

SUPPLEMENTAL INDIVIDUAL RETIREMENT ARRANGEMENTS

Antonio M. Perez

Mr. Perez is eligible for a supplemental unfunded retirement benefit under the terms of his March 3, 2003, February 27, 2007 and December 9, 2008 letter agreements. Under these agreements, because Mr. Perez has been employed for three years, he will be treated as if eligible for the traditional defined benefit component of KRIP. For this purpose, he will be considered to have completed eight years of service with the Company and attained age 65. If, instead, Mr. Perez actually remains employed until age 65, he will be considered to have completed 25 years of service with the Company. Mr. Perez’s supplemental retirement benefit will be offset by his cash balance benefit under KRIP, KERIP and KURIP, and any Company matching contributions contributed to his account under SIP. Mr. Perez will receive his supplemental retirement benefit in a lump sum after the six-month waiting period required for compliance under Section 409A of the Code.

Frank S. Sklarsky

In addition to the benefit Mr. Sklarsky may be eligible for under the cash balance component of KRIP, he is covered under a supplemental unfunded retirement benefit under the terms of his letter agreements dated September 19, 2006 and September 26, 2006. Under these agreements, the Company established a phantom cash balance account on behalf of Mr. Sklarsky. The Company agreed to credit the account by $100,000 each year for up to five years, beginning October 30, 2007. Any amounts credited to this account will earn interest at the same interest rate that amounts accrue interest under the cash balance benefit. In order to receive any of the amounts credited to this account, Mr. Sklarsky must remain continuously employed for at least five years unless the Company terminates his employment for a reason other than cause. Upon termination of employment, any vested amount will be payable in a lump sum after the six-month waiting period required for compliance under Section 409A of the Code.

Philip J. Faraci

Mr. Faraci is eligible for a supplemental unfunded retirement benefit under the terms of his November 3, 2004, February 28, 2007 and December 9, 2008 letter agreements. Under these agreements, he is eligible to receive an extra 1.5 years of credited service for each year he is employed, up to a maximum of 20 years of enhanced credited service. If Mr. Faraci remains employed for five years, he will be treated as if eligible for the traditional defined benefit component of KRIP, and will be considered to have completed 12.5 years of service with the Company. If, instead, he remains employed for 12 years, he will be considered to have completed 30 years of service with the Company. Mr. Faraci’s supplemental retirement benefit will be offset by his cash balance benefit under KRIP, KERIP and KURIP, any Company matching contributions contributed to his account under SIP and any retirement benefits provided to him pursuant to the retirement plan of any former employer. Mr. Faraci he will receive his supplemental retirement benefit in a lump sum after the six-month waiting period required for compliance under Section 409A of the Code.

Mary Jane Hellyar

Ms. Hellyar’s August 18, 2006 letter agreement does not provide supplemental retirement benefits.

Robert L. Berman

Mr. Berman does not have a letter agreement with the Company. He has no supplemental retirement benefits.

Former Executive: James T. Langley

In addition to the benefit Mr. Langley may be eligible for under the cash balance component of KRIP, he received a supplemental unfunded retirement benefit under the terms of his August 12, 2003 and February 28, 2007 letter agreements and the terms of his leaving arrangement approved by the Compensation Committee on September 21, 2007. Under the August 12, 2003 letter agreement, the Company established a phantom cash balance account on behalf of Mr. Langley. For each full year he was employed, the Company credited the account with $100,000. Since Mr. Langley was employed by the Company for four full years, the account was credited with $400,000.

Mr. Langley’s August 12, 2003 letter agreement was amended by a letter agreement dated February 28, 2007 to provide for a lump-sum payment of his supplemental retirement benefits. In addition, under the leaving arrangement approved by the Compensation Committee for Mr. Langley on September 21, 2007, Mr. Langley received service credit for the period beginning August 18, 2007 and ending on the date of his termination of employment, March 14, 2008. His phantom cash balance account was, therefore, credited with a pro-rated portion of the $100,000 that would have been credited to him if he remained employed through August 18, 2008. This pro-rated portion amounted to $57,534.

NON-QUALIFIED DEFERRED COMPENSATION FOR 2008

		Executive	Registrant	Aggregate		Aggregate	Aggregate
		Contributions	Contributions	Earnings in		Withdrawals/	Balance at
		in Last FY	in Last FY	in Last FY		Distributions	Last FYE
Name	Plan Name	($)	($)	($)		($)	($)
	Salary Deferral	$96,169 (1)	$0	$15,864	(2)	$0	$371,250	(3)
A.M. Perez	EDCP	0	0	57,308	(4)	0	1,149,623	(5)
	Deferred Stock Units	387,777 (6)	0	-1,185,496	(7)	0	623,726
F.S. Sklarsky	N/A	N/A	N/A	N/A		N/A	N/A
P.J. Faraci	N/A	N/A	N/A	N/A		N/A	N/A
M.J. Hellyar	EDCP	0	0	9,923	(8)	0	199,065	(9)
R.L. Berman	EDCP	0	0	49,346	(10)	0	989,908
	Deferred Stock Units	0	0	-49,012	(11)	0	22,871
Former Executive
J.T. Langley	Indiv. Bonus Deferral	0	0	57,432	(12)	0	1,152,104	(13)
	EDCP	0	0	54,350	(14)	0	1,090,288	(15)

(1)	This amount represents a salary deferral of $96,169, which is also reported in the Summary Compensation Table for fiscal 2008.

(2)	This amount represents interest earned during fiscal 2008 which includes $743 of above-market interest earned, which is also reported in the Summary Compensation Table for fiscal 2008.

(3)	This amount includes: 1) the 2006 salary deferral of $96,169 and the above-market interest earned of $2,054, and 2) the 2007 salary deferral of $96,169 and the above-market interest earned of $4,455.

(4)	This amount represents interest earned during fiscal 2008 which includes $2,985 of above-market interest earned, which is also reported in the Summary Compensation Table for fiscal 2008.

(5)	This amount includes the 2006 above-market interest earned of $20,522 and the 2007 above-market interest earned of $23,637.

(6)	This amount represents the aggregate value of net dividends paid on Mr. Perez’s unvested restricted stock units and the net value of the 25,000 restricted stock units that vested as of October 1, 2008.

(7)	Includes the aggregate value of net dividends on vested restricted stock units and on the earned and deferred 2004 - 2005 Leadership Stock award; also reflects earnings attributable to changes in Kodak's stock price during fiscal 2008 (i.e., the closing price of $21.87 as of December 31, 2007 vs. the closing price of $6.58 as of December 31, 2008).

(8)	This amount represents interest earned during fiscal 2008 which includes $517 of above-market interest earned, which is also reported in the Summary Compensation Table for fiscal 2008.

(9)	This amount includes the 2006 above-market interest earned of $3,553 and the 2007 above-market interest earned of $4,093.

(10)	This amount represents interest earned during fiscal 2008 which includes $2,571 of above-market interest earned, which is also reported in the Summary Compensation Table for fiscal 2008.

(11)	Includes the aggregate value of net dividends on the earned and deferred 2004 - 2005 Leadership Stock award; also reflects earnings attributable to changes in Kodak’s stock price during fiscal 2008 (i.e., the closing price of $21.87 as of December 31, 2007 vs. the closing price of $6.58 as of December 31, 2008).

(12)	This amount represents interest earned during fiscal 2008 which includes $2,992 of above-market interest earned, which is also reported in the Summary Compensation Table for fiscal 2008.

(13)	This amount includes the 2006 above-market interest earned of $9,946 and the 2007 above-market interest earned of $21,808.

(14)	This amount represents interest earned during fiscal 2008 which includes $2,831 of above-market interest earned, which is also reported in the Summary Compensation Table for fiscal 2008.

(15)	This amount includes the 2006 above-market interest earned of $16,982 and the 2007 above-market interest earned of $22,417.

Executive Deferred Compensation Plan

The Company maintains the Eastman Kodak Company 1982 Executive Deferred Compensation Plan (EDCP) for its executives. Near the end of each year, the Company’s executives may elect to defer any portion of their base salary in excess of $50,000 for the following year and a portion of any EXCEL award earned for the following year. In 2008, the Compensation Committee approved to continue to freeze the receipt of new monies into the plan in 2009 due to its low utilization and its administrative cost. The plan has only two investment options: an interest-bearing account that pays interest at the prime rate and a Kodak phantom stock account. Participants may only invest amounts in the Kodak phantom stock account if they are, or were, subject to our stock ownership guidelines. Dividend equivalents on amounts invested in an executive’s phantom stock account are credited to an executive’s account in the form of additional stock units at the same rate as dividends are paid on shares of Company common stock. The plan’s benefits are neither funded nor secured.

Executives may elect to defer amounts under the plan for a fixed period of time during employment. After the period of fixed deferment, any account balance may be paid in a cash lump-sum payment as soon as administratively possible coincident with a pay cycle in September after the account is valued in August following the end of the deferment. Upon termination of employment, for amounts not subject to Section 409A of the Code, the Compensation Committee has the sole discretion to pay such amounts in a lump sum or in annual installments, not to exceed ten annual installments. For amounts subject to Section 409A of the Code, most Named Executive Officers filed a distribution election to be paid in a lump sum or in installments, provided that payments begin no later than when the executive reaches age 71. If an executive has not filed an election, then any amounts subject to Section 409A of the Code will be paid in a lump sum. Any amounts subject to Section 409A of the Code are subject to a further six-month waiting period following termination of employment in order to ensure compliance with Section 409A of the Code. Withdrawals prior to termination of employment are not permitted under the plan except in cases of severe financial hardship not within the executive’s control, although amounts not subject to Section 409A of the Code may be withdrawn by an executive prior to termination of employment, provided that 10% of the amount withdrawn will be forfeited by the executive.

Salary and Bonus Deferral Program

To preserve the full deductibility for federal income tax purposes of our Chief Executive Officer’s base salary, Mr. Perez is required to defer that portion of his base salary that exceeds $1 million. The amount deferred each pay period bears interest at the same rate as described above for our EDCP. The deferred amounts and interest earned on these amounts are tracked through a notional account maintained by the Company. Amounts deferred are only payable upon Mr. Perez’s retirement from the Company in the form of a lump sum. The notional account is neither funded nor secured.

Under the terms of Mr. Langley’s offer letter, he participated in an individual bonus plan established to incent achievement of certain pre-established goals in GCG for 2007. In February 2007, the Compensation Committee determined that Mr. Langley earned $490,000 under the bonus plan as a result of achievement of the 2006 performance goals. This amount, less applicable withholding, was contributed in February 2007 to an unfunded, deferred compensation account established on behalf of Mr. Langley. Any bonus amounts contributed to this account by the Company continue to bear interest at the prime rate, compounded annually, until they are distributed. Distributions from the account are subject to the same distribution rules as those in effect under our EDCP described previously.

Deferral of Stock Awards

Under the Company’s prior equity award programs, Named Executive Officers were at times permitted to defer the receipt of various equity awards to a date later than the date they vest. Mr. Perez elected to defer awards earned under the Alternative Award of the Executive Incentive Plan under the 2002 - 2004 performance cycle of the Company’s Performance Stock Program, his restricted stock award granted on October 1, 2003 and the performance stock units earned under the 2004 - 2005 performance cycle of the Leadership Stock Program. Each of these awards has fully vested as of December 31, 2008.

All of these deferred awards are tracked through notional accounts maintained by the Company. For each share or unit deferred, the executive receives a phantom unit of our common stock in his account. Any stock dividends or amounts equivalent to dividends paid on our common stock are added to the executive’s notional account in the form of additional phantom units as they are paid at the same rate as dividends are paid on shares of our common stock. For these deferred awards, stock dividends were unrestricted, but are subject to the original payment terms of the underlying deferred award. The notional accounts are neither funded nor secured.

The payout, withdrawal and distribution terms are generally similar for each deferred award, other than the performance stock units earned under the 2004 - 2005 performance cycle of the Leadership Stock Program that were deferred by Mr. Perez. Pursuant to his deferral election, Mr. Perez will be entitled to receive a distribution following his termination of employment of all amounts in his deferred account attributable to these performance stock units (and any earnings thereon) in a lump-sum payment, in shares, as soon as administratively practicable in March of the following year after his termination of employment with the Company. If applicable, a six-month waiting period is required for compliance under Section 409A of the Code.

For all other deferred awards, upon termination of employment for any reason other than death, the amounts held in an executive’s notional accounts will be distributed in a single lump sum or in up to 10 annual installments as determined by the Compensation Committee at its sole discretion. The Compensation Committee will also have the discretion to pay the amounts in cash or in shares, or in any combination of both. Upon an executive’s death, the balance of an executive’s deferred account that is not subject to restriction will be paid in a lump-sum cash payment within 30 days after appointment of a legal representative of the deceased executive.

Withdrawals prior to termination of employment are not permitted under the terms of the deferral program except in cases of severe financial hardship not within the executive’s control, as determined at the Compensation Committee’s sole discretion.

TERMINATION AND CHANGE-IN-CONTROL ARRANGEMENTS

Potential Payments upon Termination or Change-in-Control

Each of our Named Executive Officers is eligible to receive certain severance payments and benefits in connection with termination of employment under various circumstances. The potential severance benefits payable to our Named Executive Officers in the event of termination of employment on December 31, 2008 pursuant to any individual arrangement with the Company are described below.

Actual amounts paid or distributed to our Named Executive Officers as a result of one of the separation events occurring in the future may be different than those described below due to the fact that many factors affect the amounts of any payments described under the various separation events discussed later. For example, factors that could affect the amounts payable include the executive’s base salary, the Company’s stock price and the executive’s age and service with the Company. At the time of separation of a Named Executive Officer, the Committee may approve severance terms that vary from those provided in the Named Executive Officer's pre-existing individual letter agreement(s), if any, or in relevant employee benefit plans, provided that such terms are consistent with the guidelines that the Committee establishes for executive severance.

In addition to benefits outlined in our Named Executive Officers’ individual severance arrangements, Named Executive Officers will be eligible to receive any benefits accrued under the Company’s broad-based benefit plans, such as distributions under SIP, disability benefits and accrued vacation pay, in accordance with those plans and policies. Our Named Executive Officers will also be eligible to receive any account balances at the 2008 fiscal year end under our non-qualified deferred compensation plans and programs as set forth in the Non-Qualified Deferred Compensation Table on page 66 of this Proxy Statement and any present value of accrued benefits as set forth in the Pension Benefits Table on page 63 of this Proxy Statement.

Following termination of employment, each of our Named Executive Officers is subject to compliance with the post-termination restrictive covenants set forth in their Eastman Kodak Company Employee’s Agreement, in addition to any covenants provided for in their individual arrangements with the Company. These covenants generally prohibit our Named Executive Officers from disclosing proprietary or confidential information of the Company and from competing with the Company for a certain period after termination of their employment. All of our Named Executive Officers are prohibited for one year after termination of their employment from soliciting any of our employees to leave employment with the Company or any of our customers or suppliers to do business with any of our competitors. All of our Named Executive Officers are prohibited from engaging in any work for a competitor of the Company in the field in which they were employed by Kodak for a period of not more than 18 months after their employment is terminated. As described further below, Mr. Perez is also subject to a two-year non-compete after termination of his employment under his letter agreement dated March 3, 2003.

For any unvested or restricted equity awards, related restriction periods may lapse and vesting may be accelerated automatically pursuant to the terms of the awards depending on the circumstances surrounding a Named Executive Officer’s termination of employment. The Compensation Committee may waive any restrictions or accelerate vesting if an executive’s termination is determined to be for an “approved reason.” An approved reason is defined as a termination of employment that is in the best interest of the Company, as determined by the Compensation Committee. Absent an employment agreement specifying different treatment, equity awards held by Named Executive Officers will generally be affected as follows:

  Stock Options: If the Compensation Committee determines that a Named Executive Officer’s termination is for an approved reason, then all unvested stock options will continue to vest as if employment continued and will expire on the third anniversary date of termination of employment. Upon termination of employment due to death or disability, all unvested stock options will immediately vest and remain exercisable until the third anniversary of employment termination.

  Leadership Stock Awards: Upon termination of employment due to death, disability, retirement or an approved reason, an executive will be eligible to receive an award earned under the performance cycle, provided the executive was employed for the entire year of the one-year performance cycle.

  Restricted Stock Awards: For termination due to an approved reason, subject to the Compensation Committee’s approval, restrictions will lapse and the executive will retain the shares upon termination. In the event of disability, restrictions will lapse and the executive will retain the shares upon termination. In the event of death, restrictions will lapse and the shares will be paid to the executive’s estate.

Named Executive Officers will also be eligible to receive a pro rata amount of any EXCEL bonus award if their employment is terminated due to death, disability, retirement or approved reason.

Individual Severance Arrangements

Antonio M. Perez

Under the terms of his letter agreement dated March 3, 2003, Mr. Perez will be eligible to receive certain severance benefits in the event his employment is terminated under various circumstances as described below. The amount and nature of the severance benefits he will be eligible to receive varies depending on the circumstances surrounding his termination. As a condition to receiving severance benefits, Mr. Perez must execute a general release and covenant not to sue in favor of the Company. He is not required to seek other employment to mitigate the amount of any severance payments payable to him. Mr. Perez will be subject to a two-year non-compete agreement after termination of his employment. To the extent he breaches this non-compete agreement, he will forfeit the right to receive certain severance benefits otherwise payable in connection with termination without cause and for good reason. He will also be obligated to repay the Company for any severance benefits received. Mr. Perez’s March 3, 2003 letter agreement was amended by a letter agreement dated December 9, 2008 to provide that any severance benefits payable under his letter agreements will begin after the six-month waiting period required for compliance under Section 409A of the Code.

Termination by the Company without Cause or by Mr. Perez for Good Reason. If Mr. Perez is terminated by the Company without cause or if Mr. Perez terminates his employment with the Company for good reason, he is eligible to receive (less applicable withholding):

  An amount equal to two times the sum of his current base salary and target EXCEL bonus award, payable over 24 months;

  A pro rata target bonus award under the EXCEL plan payable in a single installment on the normal payment date when awards are paid to other executives;

  Any earned, but unpaid, EXCEL award for the prior performance year;

  Waiver of the forfeiture provisions of any restricted stock award (other than unvested restricted shares granted at the time of his employment) outstanding;

  Waiver of the forfeiture provisions for a pro rata portion of any restricted shares granted at the time of his employment;

  The continued vesting of unvested stock option awards and all vested stock options will remain exercisable for the remainder of their term;

  Continuation of existing coverage under Kodak’s medical and dental plans for four months at the Company’s expense;

  Outplacement services;

  Services under Kodak’s financial counseling program for the two-year period immediately following his termination of employment (payment of which is subject to the six-month waiting period required for compliance under Section 409A of the Code); and

  His additional retirement benefit provided under his individual arrangement based on eight years of deemed service plus the supplemental retirement benefit provided under his individual arrangement as set forth in the Regular Severance Payments Table on page 72 of this Proxy Statement.

Termination by the Company for Cause. If Mr. Perez’s employment is terminated by the Company for cause, he is eligible to receive (less applicable withholding):

  Any earned, but unpaid, EXCEL award for the prior performance year;

  His additional retirement benefit provided under his individual arrangement as based on eight years of deemed service; and

  60 days to exercise any vested stock options (or through the expiration of the option’s original term, if earlier), unless the option is forfeited by its terms as a result of his termination for cause.

Termination by Mr. Perez without Good Reason. If Mr. Perez terminates his employment without good reason, he is eligible to receive (less applicable withholding):

  Any earned, but unpaid, EXCEL award for the prior performance year;

  His additional retirement benefit provided under his individual arrangement based on eight years of deemed service; and

  Any vested stock options granted at the time he commenced employment will remain exercisable for the remainder of their term and all other vested stock options will remain exercisable for 60 days (or through the expiration of the option’s original term, if earlier).

Termination for Death. In the event Mr. Perez’s employment is terminated due to his death, his estate will be eligible to receive (less applicable withholding):

  A pro rata annual target award under the EXCEL plan payable in a single installment on the normal payment date when awards are paid to other executives;

  Any earned, but unpaid, EXCEL award for the prior performance year;

  Waiver of the forfeiture provisions of any restricted stock award outstanding;

  Acceleration of the vesting of any unvested option award and all outstanding stock options will remain exercisable by his estate or transferee for the remainder of the original term;

  Services under Kodak’s financial counseling program for the two-year period immediately following his death; and

  A survivor benefit calculated by using his additional retirement benefit provided under his individual arrangement based on eight years of deemed service plus the supplemental retirement benefit provided under his individual arrangement as set forth in the Regular Severance Payments Table on page 72 of this Proxy Statement.

Termination for Disability. In the event Mr. Perez’s employment is terminated as a result of disability pursuant to the Company’s long-term disability plan, he will be eligible to receive (less applicable withholding):

  Applicable benefits under the Kodak long-term disability plan;

  A pro rata annual target award under the EXCEL plan payable in a single installment on the normal payment date when awards are paid to other executives;

  Any earned, but unpaid, EXCEL award for the prior performance year;

  Waiver of the forfeiture provisions on any restricted stock award outstanding for at least one year at the time of his termination;

  Waiver of the forfeiture provisions on a pro rata portion of the unvested restricted shares granted at the time of his employment;

  Continued vesting of any unvested stock option award granted prior to 2005 and such stock options will remain exercisable for the remainder of the term;

  Immediate vesting of any unvested option award (granted after 2004) outstanding and such stock options will remain exercisable for three years following termination;

  Services under Kodak’s financial counseling program for the two-year period following his termination of employment (payment of which is subject to the six-month waiting period required for compliance under Section 409A of the Code); and

  His additional retirement benefit provided under his individual arrangement based on eight years of deemed service plus the supplemental retirement benefit provided under his individual arrangement as set forth in the Regular Severance Payments Table on page 72 of this Proxy Statement.

Frank S. Sklarsky

Mr. Sklarsky’s September 19, 2006 letter agreement provides that he will be eligible to receive certain severance benefits if his employment is terminated prior to October 30, 2011 due to disability or if we terminate his employment without cause without offering him a reasonably comparable position. He will be eligible to receive a severance allowance equal to his current annual base salary plus target EXCEL award, less applicable withholding, payable over a 12-month period commencing after the six-month waiting period required for compliance under Section 409A of the Code. In addition to outplacement services, he will also be eligible for fully paid continued coverage under the Kodak medical and dental plan and basic coverage under the Kodak Life Insurance Plan for four months. If we terminate his employment without cause, Mr. Sklarsky will also be eligible for the supplemental retirement benefit provided under his individual arrangement as set forth in the Regular Severance Payments Table on page 72 of this Proxy Statement.

As a condition to receiving severance benefits, Mr. Sklarsky must execute a general waiver and release in favor of the Company. He will also be subject to the restrictive covenants under the Eastman Kodak Company Employee’s Agreement. To the extent he breaches the terms of the waiver agreement or the Employee’s Agreement, he will forfeit the right to receive certain severance benefits otherwise payable in connection with termination without cause.

Philip J. Faraci

Pursuant to his letter agreements dated November 3, 2004 and December 9, 2008, Mr. Faraci will be eligible to receive certain severance benefits if his employment is terminated by the Company prior to November 15, 2009 for any reason other than cause or disability. He will be entitled to a severance allowance equal to one times his current annual base salary plus target EXCEL award, payable over a 12-month period commencing after the six-month waiting period required for compliance under Section 409A of the Code. Additionally, Mr. Faraci will be entitled to a pro rated portion of his individual enhanced retirement benefit if his employment is terminated prior to November 15, 2009.

As a condition to receiving these severance benefits, Mr. Faraci must execute a general release in favor of the Company. He will also be subject to the restrictive covenants under the Eastman Kodak Company’s Employee’s Agreement. In the event Mr. Faraci breaches his waiver and release agreement or the Eastman Kodak Company’s Employee’s Agreement, all severance payments will cease and he will be required to repay all severance amounts previously paid by the Company.

Mary Jane Hellyar

Pursuant to her August 18, 2006 letter agreement, Ms. Hellyar will be entitled to certain severance benefits if her employment is terminated due to disability or if we terminate her employment without cause without offering her a reasonably comparable position. She will be entitled to a severance allowance equal to two times her current annual base salary plus target EXCEL award, payable over a 12-month period commencing after the six-month waiting period required for compliance under Section 409A of the Code. In addition to outplacement services, she will also be entitled to fully paid continued coverage under the Kodak medical and dental plan and for basic coverage under the Kodak Life Insurance Plan for four months.

If Ms. Hellyar’s employment is terminated without cause, Kodak will recommend that her termination be treated as an “approved reason” with respect to any outstanding restricted shares granted in connection with her 2006 retention award. As a condition to receive these severance benefits, Ms. Hellyar must execute a general waiver and release in favor of the Company. She will also be subject to the restrictive covenants under the Eastman Kodak Company’s Employee’s Agreement. In the event Ms. Hellyar breaches the waiver and release or the Eastman Kodak Company’s Employee’s Agreement, all severance payments will cease and she will be required to repay all severance amounts previously paid by the Company.

Robert L. Berman

Mr. Berman does not have a letter agreement with the Company. His severance benefits would be provided in accordance with applicable employee benefit and compensation plans for U.S. employees.

Former Executive: James T. Langley

Mr. Langley’s last day of employment with the Company was March 14, 2008. Under the terms of his leaving arrangement approved by the Compensation Committee on September 21, 2007, Mr. Langley received: 1) a cash severance of $810,000, an amount equal to Mr. Langley’s annual target total compensation; 2) “approved reason” and accelerated vesting of the 3,453 restricted shares of the Company’s common stock granted to him on February 27, 2007 as a performance award for 2006 performance; and 3) for purposes of his supplemental unfunded retirement benefit, Mr. Langley received service credit for the period beginning August 18, 2007 and ending of the date of his termination of employment and, therefore, received a pro-rated portion of the $100,000 that would have been credited to him had he remained employed through August 18, 2008.

In addition, Mr. Langley’s termination of employment was treated as an “approved reason” with respect to any unvested stock options he held upon his termination that were granted to him earlier than one year prior to termination.

Under this August 12, 2003 letter agreement, Mr. Langley received certain relocation benefits in connection with his termination of employment. These included the payment of expenses related to the sale of his house in Rochester, New York and the shipment of his household goods to his permanent residence. The amount of these expenses are reported in the “All Other Compensation” column of the Summary Compensation Table on page 49 of this Proxy Statement.

Regular Severance Payments Table (1)

The table below estimates the incremental amounts payable upon a termination of employment by the Company without cause and for an “approved reason” as if the Named Executive Officer’s employment was terminated as of December 31, 2008, using the closing price of our common stock as of December 31, 2008, which was $6.58.

	A.M.	F.S.	P.J.	M.J.	R.L.	J.T.
	Perez	Sklarsky	Faraci	Hellyar	Berman	Langley(2)
Cash Severance (3)	$5,610,000	$1,050,000	$1,295,000	$1,617,000	$476,438	N/A
Intrinsic Value of Stock Options (4)	0	0	0	0	0	N/A
Restricted Stock (5)	322,367	164,500	56,535	122,342	43,869	N/A
Leadership Stock (6)	511,676	162,679	95,472	94,088	71,680	N/A
Benefits/Perquisites (7)	25,997	12,017	12,017	12,017	12,017	N/A
Pension (8)	1,644,234	205,697	863,103	0	0	N/A
Total	$8,114,275	$1,594,893	$2,322,127	$1,845,447	$604,004	N/A

(1)	The values in this table: 1) reflect incremental payments associated with an involuntary termination without cause with approved reason; 2) assume a stock price of $6.58 (except where otherwise noted); and 3) include all outstanding grants through the assumed termination date of December 31, 2008.

(2)	Mr. Langley terminated his employment with the Company as of March 14, 2008. Please see page 71 of this Proxy Statement for a discussion of the payments made to Mr. Langley in connection with his termination.

(3)	The cash severance amounts disclosed above were calculated for each Named Executive Officer other than Mr. Berman, by multiplying the Named Executive's target cash compensation by a multiplier set forth in the Named Executive Officer’s letter agreement(s). Mr. Perez's cash severance equation is two times his target cash compensation. Mr. Sklarsky's cash severance equation is one times his target cash compensation. Mr. Faraci's cash severance equation is one times his target cash compensation. Ms. Hellyar's cash severance equation is two times her target cash compensation. Mr. Berman's severance equation is equal to 39 weeks of his target cash compensation (base salary plus target award under EXCEL) in accordance with the Company’s Termination Allowance Plan (TAP). At the time of separation of a Named Executive Officer, the Committee may approve severance terms that vary from those provided in the Named Executive Officer’s pre-existing individual agreement(s), if any, or under TAP, provided that such terms are consistent with the guidelines that the Committee establishes for executive severance.

(4)	All outstanding stock options that would vest in the event of an involuntary termination without cause with approved reason do not have any intrinsic value as of December 31, 2008 because the exercise price of these stock options is above the closing market price of our common stock on December 31, 2008.

(5)	The amounts in this row report the value of unvested shares of restricted stock that would automatically vest upon a termination with approved reason.

(6)	The values in this row reflect a 73% earnout for the 2007 Leadership Stock performance cycle (including dividend equivalents) and a 0% earnout for the 2008 Leadership Stock performance cycle.

(7)	Mr. Perez would be entitled to $25,997 in benefits/perquisites, which include: 1) four months of continued medical and dental benefits, valued at $2,997; 2) outplacement benefits, valued at $9,000; and 3) two years of financial counseling benefits, valued at $7,000 per year. All the other NEOs would each be entitled to $12,017 in benefits/perquisites, which include: 1) four months of continued medical, dental and life insurance benefits, valued at $3,017; and 2) outplacement benefits, valued at $9,000. The outplacement benefits provided to Messrs. Faraci and Berman would be provided under TAP while the continued medical, dental and life insurance benefits would be provided under other employee benefit plans covering U.S. employees.

(8)	The amounts included in this row report the incremental value of supplemental retirement benefits to which the Named Executive Officers would have been entitled. The amounts reported assume that all affected Named Executive Officers would receive their supplemental retirement benefits in a lump sum.

Severance Benefits Based on Termination Due to Disability Table (1)

The table below estimates the incremental amounts payable upon a termination of employment due to disability, as if the Named Executive Officer’s employment was terminated as of December 31, 2008, using the closing price of our common stock as of December 31, 2008, which was $6.58.

	A.M.	F.S.	P.J.	M.J.	R.L.	J.T.
	Perez	Sklarsky	Faraci	Hellyar	Berman	Langley(2)
Cash Severance (3)	$0	$1,050,000	$0	$1,617,000	$0	N/A
Intrinsic Value of Stock Options (4)	0	0	0	0	0	N/A
Restricted Stock (5)	322,367	164,500	56,535	122,342	43,869	N/A
Leadership Stock (6)	511,676	162,679	95,472	94,088	71,680	N/A
Benefits/Perquisites (7)	14,000	12,017	0	12,017	0	N/A
Pension (8)	1,644,234	0	0	0	0	N/A
Total	$2,492,278	$1,389,196	$152,008	$1,845,447	$115,549	N/A

(1)	The values in this table: 1) reflect incremental payments associated with a termination due to disability; 2) assume a stock price of $6.58 (except where otherwise noted); and 3) includes all outstanding grants through the assumed termination date of December 31, 2008.

(2)	Mr. Langley terminated his employment with the Company as of March 14, 2008. Please see page 71 of this Proxy Statement for a discussion of the payments made to Mr. Langley in connection with his termination.

(3)	The cash severance amounts disclosed above were calculated for each Named Executive Officer by multiplying the named Executive's target cash compensation by a multiplier unique for each Named Executive Officer. Mr. Sklarsky's cash severance equation is one times his target cash compensation. Ms. Hellyar's cash severance equation is two times her target cash compensation.

(4)	All outstanding stock options that would vest in the event of termination due to disability do not have any intrinsic value as of December 31, 2008 because the exercise price of these stock options is above the closing market price of our common stock on December 31, 2008.

(5)	The amounts in this row report the value of unvested shares of restricted stock that would automatically vest upon a termination due to disability.

(6)	The values in this row reflect a 73% earnout for the 2007 Leadership Stock performance cycle (including dividend equivalents) and a 0% earnout for the 2008 Leadership Stock performance cycle.

(7)	Mr. Perez would be entitled to $14,000 in perquisites, which includes two years of financial counseling benefits, valued at $7,000 per year. Mr. Sklarsky and Ms. Hellyar would be entitled to $12,017 in benefits/perquisites, which include: 1) four months of continued medical, dental and life insurance benefits, valued at $3,017 and 2) outplacement benefits, valued at $9,000.

(8)	The amounts included in this row report the incremental value of pension benefits to which Mr. Perez would have been entitled assuming he would receive his pension benefit in the form of a lump sum.

Severance Benefits Based on Termination Due to Death Table (1)

The table below estimates the incremental amounts payable upon a termination of employment due to death, as if the Named Executive Officer’s employment was terminated as of December 31, 2008, using the closing price of our common stock as of December 31, 2008, which was $6.58.

	A.M.	F.S.	P.J.	M.J.	R.L.	J.T.
	Perez	Sklarsky	Faraci	Hellyar	Berman	Langley(2)
Cash Severance	$0	$0	$0	$0	$0	N/A
Intrinsic Value of Stock Options (3)	0	0	0	0	0	N/A
Restricted Stock (4)	322,367	164,500	43,375	122,342	43,869	N/A
Leadership Stock (5)	511,676	162,679	95,472	94,088	71,680	N/A
Benefits/Perquisites (6)	14,000	0	0	0	0	N/A
Pension (7)	1,644,234	0	0	0	0	N/A
Total	$2,492,278	$327,179	$138,848	$216,430	$115,549	N/A

(1)	The values in this table: 1) reflect incremental payments associated with a termination due to death; 2) assume a stock price of $6.58 (except where otherwise noted); and 3) includes all outstanding grants through the assumed termination date of December 31, 2008.

(2)	Mr. Langley terminated his employment with the Company as of March 14, 2008. Please see page 71 of this Proxy Statement for a discussion of the payments made to Mr. Langley in connection with his termination.

(3)	All outstanding stock options that would vest in the event of a termination due to death do not have any intrinsic value as of December 31, 2008 because the exercise price of these stock options is above the closing market price of our common stock on December 31, 2008.

(4)	For all Named Executive Officers, except Mr. Faraci, the values in this row report the value of unvested shares of restricted stock that would automatically vest upon a termination due to death. For Mr. Faraci, the value in this row includes the value of unvested shares of restricted stock that vest on a pro rata basis pursuant to the terms of Mr. Faraci’s signing bonus, included in his offer letter, discussed on page 54 of this Proxy Statement.

(5)	The values in this row reflect a 73% earnout for the 2007 Leadership Stock performance cycle (including dividend equivalents) and a 0% earnout for the 2008 Leadership Stock performance cycle.

(6)	Mr. Perez's estate would be entitled to $14,000 in perquisites, which represents two years of financial counseling services, valued at $7,000 per year.

(7)	The amounts included in this row report the incremental value of pension benefits to which Mr. Perez would have been entitled assuming he would receive his pension benefit in the form of a lump sum.

Severance Benefits Based on Termination with Good Reason Table(1)(2)

The table below estimates the incremental amounts payable upon a termination of employment by Mr. Perez with good reason, as if the Named Executive Officer’s employment was terminated as of December 31, 2008, using the closing price of our common stock as of December 31, 2008, which was $6.58.

	A.M.	F.S.	P.J.	M.J.	R.L.	J.T.
	Perez	Sklarsky	Faraci	Hellyar	Berman	Langley(3)
Cash Severance (4)	$5,610,000	N/A	N/A	N/A	N/A	N/A
Intrinsic Value of Stock Options (5)	0	N/A	N/A	N/A	N/A	N/A
Restricted Stock (6)	322,367	N/A	N/A	N/A	N/A	N/A
Leadership Stock (7)	511,676	N/A	N/A	N/A	N/A	N/A
Benefits/Perquisites (8)	25,997	N/A	N/A	N/A	N/A	N/A
Pension (9)	1,644,234	N/A	N/A	N/A	N/A	N/A
Total	$8,114,275	N/A	N/A	N/A	N/A	N/A

(1)	This table only includes Mr. Perez because no other Named Executive Officer will receive severance benefits upon their voluntary termination.

(2)	The values in this table: 1) reflect incremental payments associated with a voluntary termination with good reason; 2) assume a stock price of $6.58 (except where otherwise noted); and 3) include all outstanding grants through the assumed termination date of December 31, 2008.

(3)	Mr. Langley terminated his employment with the Company as of March 14, 2008. Please see page 71 of this Proxy Statement for a discussion of the payments made to Mr. Langley in connection with his termination.

(4)	The cash severance amount for Mr. Perez was calculated by multiplying two times Mr. Perez's target cash compensation.

(5)	All outstanding stock options that would vest in the event of a termination due to good reason do not have any intrinsic value as of December 31, 2008 because the exercise price of these stock options is above the closing market price of our common stock on December 31, 2008.

(6)	The amount in this row represents the value of unvested shares of restricted stock that would automatically vest upon voluntary termination for good reason.

(7)	The values in this row reflect a 73% earnout for the 2007 Leadership Stock performance cycle (including dividend equivalents) and a 0% earnout for the 2008 Leadership Stock performance cycle.

(8)	Mr. Perez would be entitled to $25,997 in benefits/perquisites, which include: 1) four months of continued medical and dental benefits, valued at $2,997; 2) outplacement benefits, valued at $9,000; and 3) two years of financial counseling benefits, valued at $7,000 per year.

(9)	The amounts included in this row report the incremental value of pension benefits to which Mr. Perez would have been entitled assuming he would receive his pension benefit in the form of a lump sum.

Change-in-Control Severance Payments

Executive Protection Plan

The Company maintains the Executive Protection Plan to provide severance pay and continuation of certain welfare benefits for Named Executive Officers in the event 1) a change-in-control occurs and 2) the Named Executive Officer’s employment is terminated by the Company for reasons other than cause or by the Named Executive Officer for good reason within two years after a change-in-control. A change-in-control is generally defined under the plan as:

  The incumbent directors cease to constitute a majority of the Board, unless the election of the new directors was approved by at least two-thirds of the incumbent directors then on the Board;

  The acquisition of 25% or more of the combined voting power of the Company’s then outstanding securities;

  A merger, consolidation, statutory share exchange or similar form of corporate transaction involving the Company or any of its subsidiaries that requires the approval of the Company’s shareholders; or

  A vote by the shareholders to completely liquidate or dissolve the Company.

The plan provides that, in the event of a termination of employment, either voluntarily with “good reason” or involuntarily without “cause,” within two years following a change-in-control, each of the Named Executive Officers will receive a lump-sum severance payment equal to 1) three times their base salary and target EXCEL bonus and 2) continued participation in the Company’s medical, dental, disability and life insurance plans for 12 months at no cost to the executive. The plan also requires, subject to certain limitations, tax gross-up payments to all employees to mitigate any excise tax imposed upon the employee under the Code. If it is determined that an executive would not be subject to an excise tax if the payments received in connection with the change-in-control were reduced by 10%, then amounts payable to the executive under the plan will be reduced to the maximum amount the executive could be paid without giving rise to an excise tax.

“Good reason” is defined under the plan for our Named Executive Officers to mean:

  The assignment of, or change in, the duties or responsibilities of the Named Executive Officer that are not comparable in any adverse respect with his or her duties prior to the change-in-control, other than a change in the executive’s title or reporting relationship;

  A reduction of the Named Executive Officer’s pay, target bonus opportunities or benefits;

  A material reduction in the perquisites or fringe benefits provided;

  The failure of any successor to the Company to assume the plan; or

  Any amendment or termination of the plan not permitted by its terms.

“Cause” is defined under the program for our Named Executive Officers to mean:

  The willful and continued failure of the executive to substantially perform his or her duties (other than due to physical or mental illness) after a written demand by the Board; or

  The willful engaging in illegal conduct or gross misconduct which is materially injurious to the Company or its affiliates.

In addition to the above, the plan provides that both Mr. Perez and Mr. Faraci would also be entitled to these severance benefits if they voluntarily terminate their employment for any reason during the 30-day period commencing 23 months after the change-in-control. A Named Executive Officer will also receive severance benefits under the plan if his or her employment is terminated prior to a change-incontrol if they are able to demonstrate that their employment was terminated in contemplation of a change-in-control and a change-incontrol occurs.

Other Benefit Plans

As a result of the Company’s review in 2007 of the change-in-control benefits under various Company plans, the Compensation Committee determined to gradually phase out over a five-year period beginning January 1, 2008 the change-in-control pension enhancements under the Company’s defined benefit pension plan (KRIP) and unfunded supplemental retirement plan (KURIP). For 2008, the additional age and service resulting from the change-in-control pension enhancement was a maximum of four years and the maximum will thereafter decrease by one year for every additional year that transpires until the enhancement is fully phased out effective January 1, 2012.

Previously under KRIP and KURIP, any participant in the traditional defined benefit component, including the affected Named Executive Officers, whose employment is terminated for a reason other than death, disability, cause or voluntary resignation, within five years of a change-in-control was provided up to five additional years of service to determine eligibility for a vested right, to calculate the amount of the accrued benefit, and to determine any applicable early retirement factors. In addition, a participant was deemed to have up to five additional years of age in determining any applicable early retirement factors. For participants age 50 or older as of the date of the change-in-control, the enhanced age and service was used to determine eligibility for retirement.

The actual additional number of years of service and age that are given to a participant decreases proportionately depending upon the number of years that elapsed between the date of a change-in-control and the date of the participant’s termination of employment. If the plan is terminated within five years after a change-in-control, the benefit for each participant would be calculated as indicated previously.

Participants in the cash balance component of KRIP and KURIP, including the affected Named Executive Officers, are entitled to a benefit equal to 7% of the participant’s annual compensation at the time of the termination times the number of additional years of service that the executive is entitled to under the plan’s change-in-control pension enhancement.

Compensation Programs

Upon a change-in-control (as defined in EDCP and by Section 409A of the Code to the extent applicable), each Named Executive Officer who participates in EDCP will be entitled to a lump-sum cash payment of his or her account balance under the plan. For amounts not subject to Section 409A of the Code, this rule will not apply if the executive elects in writing no later than prior to the beginning of the year preceding the year in which a change-in-control occurs that payment shall be made in equal installments over a period not longer than 11 years.

Under the EXCEL plan, if a Named Executive Officer’s employment is terminated within two years following a change-in-control other than as a result of death, disability, voluntary termination or for cause, the executive will be entitled to be paid any earned but unpaid award and a pro rata target award for the year in which their employment is terminated. If, upon a change-in-control, Kodak’s common stock ceases to be actively traded on the NYSE, then each Named Executive Officer will be entitled to receive any earned but unpaid award and a pro rata target award for the year in which the change-in-control occurs.

In the event of a change-in-control which causes the Company’s stock to cease active trading on the NYSE, the Company’s compensation plans (with the exception of the 2005 Omnibus Long-Term Compensation Plan) will generally be affected as follows, when Kodak common stock is not exchanged solely for common stock of the surviving company or the surviving company does not assume all Plan awards:

  Under the Company’s stock option plans, all outstanding stock options will vest in full and be cashed out based on the difference between the change-in-control price and the option’s exercise price.

  Under the Company’s restricted stock programs, all of the restrictions on the stock will lapse and the stock will be cashed out based on the change-in-control price.

Under the Company’s 2005 Omnibus Long-Term Compensation Plan, upon a change-in-control (as defined in the plan), if outstanding stock option and restricted stock awards are assumed or substituted by the surviving company, as determined by the Compensation Committee, then the awards will not immediately vest or be exercisable. If the awards are so assumed or substituted, then the awards will be subject to accelerated vesting and exercisability upon certain terminations of employment within the first two years after the change-in-control. Only if the awards are not so assumed or substituted will they become immediately vested, exercisable and cashed out. For performance awards, if more than 50% of the performance cycle has elapsed when a change-in-control occurs, the award will vest and be paid out at the greater of target performance or performance to date. If 50% or less of the performance cycle has elapsed when a change-in-control occurs, the award will vest and be paid out at 50% of target performance, regardless of actual performance to date.

Change-in-Control Severance Payments Table (1)

The table below estimates the incremental amounts payable upon a termination of employment by the Company in connection with a change-in-control, as if the Named Executive Officer’s employment was terminated as of December 31, 2008 using the closing price of our common stock as of December 31, 2008, which was $6.58.

	A.M.	F.S.	P.J.	M.J.	R.L.	J.T.
	Perez	Sklarsky	Faraci	Hellyar	Berman	Langley(2)
Cash Severance (3)	$ 8,415,000	$3,150,000	$3,885,000	$2,425,500	$1,905,750	N/A
Intrinsic Value of Stock Options (4)	0	0	0	0	0	N/A
Restricted Stock (5)	322,367	164,500	56,535	122,342	43,869	N/A
Leadership Stock (6)	511,676	162,679	95,472	94,088	71,680	N/A
Benefits/Perquisites (7)	9,050	9,050	9,050	9,050	9,050	N/A
Pension (8)	1,644,234	769,590	1,976,349	809,754	792,159	N/A
Excise Tax Gross-Up	4,487,822	1,922,694	2,982,354	1,451,334	1,197,107	N/A
Total	$15,390,150	$6,178,513	$9,004,761	$4,912,068	$4,019,616	N/A

(1)	The values in this table: 1) reflect incremental payments associated with a termination in connection with a change-in-control; 2) assume a stock price of $6.58 (except where otherwise noted); and 3) include all outstanding grants through the assumed change-in-control/termination date of December 31, 2008.

(2)	Mr. Langley terminated his employment with the Company as of March 14, 2008. Please see page 71 of this Proxy Statement for a discussion of the payments made to Mr. Langley in connection with his termination.

(3)	The cash severance amounts disclosed above were calculated for each Named Executive Officer by multiplying the Named Executive Officer's target cash compensation by three.

(4)	All outstanding stock options that would vest in the event of a termination following a change-in-control do not have any intrinsic value as of December 31, 2008 because the exercise price of these stock options is above the closing market price of our common stock on December 31, 2008.

(5)	The values in this row report the value of unvested shares of restricted stock that would automatically vest upon a termination subsequent to a change-in-control.

(6)	The values in this row reflect a 73% earnout for the 2007 Leadership Stock performance cycle (including dividend equivalents) and a 0% earnout for the 2008 Leadership Stock performance cycle.

(7)	All Named Executive Officers would be entitled to $9,050 in benefits, which represents one year of continued medical, dental and life insurance.

(8)	The amounts included in this row represent the incremental value of pension benefits to which the Named Executive Officers would have been entitled.

REPORTING COMPLIANCE

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16 of the Securities Exchange Act of 1934, as amended, requires our Section 16 Executive Officers, directors and persons who beneficially own greater than 10% of a registered class of our equity securities to file reports of ownership and changes in ownership with the SEC. We are required to disclose any failure of these Section 16 Executive Officers, directors and 10% shareholders to file these reports by the required deadlines. Based solely on our review of the copies of these forms received by us or written representations furnished to us, we believe that, for the reporting period covering our 2008 fiscal year, due to a clerical error on the part of the Company, one SEC Form 4 filed on the behalf of William Parrett was not filed timely.

By Order of the Board of Directors

Laurence L. Hickey
Secretary and Assistant General Counsel
Eastman Kodak Company
April 2, 2009

EXHIBITS

EXHIBIT I — DIRECTOR INDEPENDENCE STANDARDS

Pursuant to the NYSE Listing Standards, the Board of Directors has adopted Director Independence Standards to assist in its determination of director independence. To be considered “independent” for purposes of these standards, a director must be determined, by resolution of the Board as a whole, after due deliberation, to have no material relationship with the Company other than as a director. In each case, the Board will broadly consider all relevant facts and circumstances and will apply the following standards.

1)	A director will not be considered “independent” if:

  The director is or was within the preceding three years an employee, or an immediate family member of the director is or was within the preceding three years an executive officer of the Company; or

  The director, or an immediate family member of the director, received, during any twelve-month period within the preceding three years, more than $120,000 in direct compensation from the Company, other than director fees and pension or other forms of deferred compensation for prior service (provided that such compensation is not contingent in any way of continued service with the Company); except that compensation received by an immediate family member of the director for services as a non-executive employee of the Company or received by the director for former services as an interim Chairman or CEO or other executive officer need not be considered in determining independence under this test; or

  The director or an immediate family member is a current partner of a firm that is the Company’s internal or external auditor; the director is a current employee of such a firm; the director has an immediate family member who is a current employee of such a firm and personally works on the Company’s audit; or, the director or an immediate family member was, in the last three years, a partner or employee of such a firm and personally worked on the Company’s audit within that time; or

  The director, or an immediate family member of the director, is or was within the preceding three years employed as an executive officer of another company where any of the Company’s present executive officers serve or served on that company’s compensation committee; or

  The director is a current employee, or an immediate family member of the director is a current executive officer of, a company (other than a charitable organization) that makes payments to, or receives payments from, the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of: a) $1 million or b) 2% of such other company’s consolidated gross revenues; provided, however, that, in applying this test, both the payments and the consolidated gross revenues to be measured will be those reported in the last completed fiscal year; and provided, further, that this test applies solely to the financial relationship between the Company and the director’s (or immediate family member’s) current employer — the former employment of the director or immediate family member need not be considered.
2)	The following relationships will not preclude the Board from determining that a director is independent:

Commercial Relationship: if a director of the Company is an executive officer or an employee, or whose immediate family member is an executive officer of another company that makes payments to, or receives payments from, the Company for property or services in an amount which, in any single fiscal year, does not exceed the greater of: a) $1,000,000 or b) 2% of such other company’s consolidated gross revenues;

Indebtedness Relationship: if a director of the Company is an executive officer of another company that is indebted to the Company, or to which the Company is indebted, and the total amount of either company’s indebtedness does not exceed the greater of: a) $1,000,000 or b) 2% of the consolidated assets of the company wherein the director serves as an executive officer;

Equity Relationship: if the director is an executive officer of another company in which the Company owns a common stock interest, and the amount of the common stock interest is less than 5% of the total shareholders’ equity of the company where the director serves as an executive officer; or

Charitable Relationship: if a director of the Company, or the spouse of a director of the Company, serves as a director, officer or trustee of a charitable organization, and the Company’s contributions to the organization in any single fiscal year are less than the greater of: a) $1,000,000 or b) 2% of that organization’s gross revenues.

3)	For relationships not covered by Section 2 above, the determination of whether the relationship is material or not, and therefore whether the director would be independent, will be made by the directors who satisfy the independence guidelines set forth in Sections 1 and 2 above.

4)	For purposes of these standards, an “immediate family member” includes a person’s spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than domestic employees) who shares such person’s home; except that, when applying the independence tests described above, the Company need not consider individuals who are no longer immediate family members as a result of legal separation or divorce, or those who have died or have become incapacitated.

EXHIBIT II — DIRECTOR QUALIFICATION STANDARDS

In addition to any other factors described in the Company’s Corporate Governance Guidelines, the Board should, at a minimum, consider the following factors in the nomination or appointment of members of the Board:

Integrity. Directors should have proven integrity and be of the highest ethical character and share the Company’s values.

Reputation. Directors should have reputations, both personal and professional, consistent with the Company’s image and reputation.

Judgment. Directors should have the ability to exercise sound business judgment on a broad range of issues.

Knowledge. Directors should be financially literate and have a sound understanding of business strategy, business environment, corporate governance and board operations.

Experience. In selecting directors, the Board should generally seek active and former CEOs, CFOs, international operating executives, presidents of large and complex divisions of publicly held companies and leaders of major complex organizations, including scientific, accounting, government, educational and other non-profit institutions.

Maturity. Directors should value board and team performance over individual performance, possess respect for others and facilitate superior board performance.

Commitment. Directors should be able and willing to devote the required amount of time to the Company’s affairs, including preparing for and attending meetings of the Board and its committees. Directors should be actively involved in the Board and its decision making.

Skills. Directors should be selected so that the Board has an appropriate mix of skills in core areas such as accounting and finance, technology, management, marketing, crisis management, strategic planning, international markets and industry knowledge.

Track Record. Directors should have a proven track record of excellence in their field.

Diversity. Directors should be selected so that the Board of Directors is a diverse body, with diversity reflecting gender, ethnic background, country of citizenship and professional experience.

Age. Given the Board’s mandatory retirement age of 72, directors must be able to, and should be committed to, serve on the Board for an extended period of time.

Independence. Directors should be independent in their thought and judgment and be committed to represent the long-term interests of all of the Company’s shareholders.

Ownership Stake. Directors should be committed to having a meaningful, long-term equity ownership stake in the Company.

EXHIBIT III — DIRECTOR SELECTION PROCESS

The entire Board of Directors is responsible for nominating members for election to the Board and for filling vacancies on the Board that may occur between annual meetings of the shareholders. The Corporate Responsibility and Governance Committee is responsible for identifying, screening and recommending candidates to the Board for Board membership. The Chair of the Corporate Responsibility and Governance Committee will oversee this process.

The Corporate Responsibility and Governance Committee will generally use the following process when recruiting, evaluating and selecting director candidates. The various steps outlined in the process may be performed simultaneously and in an order other than that presented below. Throughout the process, the Committee will keep the full Board informed of its progress.

The Company is committed to maintaining its tradition of inclusion and diversity within the Board, and confirms that its policy of non-discrimination based on sex, race, religion or national origin applies in the selection of Directors.

1)	The Committee will assess the Board’s current and projected strengths and needs by, among other things, reviewing the Board’s current profile, its Director Qualification Standards and the Company’s current and future needs.

2)	Using the results of this assessment, the Committee will prepare a target candidate profile.

3)	The Committee will develop an initial list of director candidates by retaining a search firm, utilizing the personal network of the Board and senior management of the Company, and considering any nominees previously recommended.

4)	The Committee will screen the resulting slate of director candidates to identify those individuals who best fit the target candidate profile and the Board’s Director Qualification Standards. From this review, the Committee will prepare a list of preferred candidates and present it to the full Board and the CEO for input.

5)	The Committee will determine if any director has a business or personal relationship with any of the preferred candidates that will enable the director to initiate contact with the candidate to determine his or her interest in being considered for membership to the Board. If necessary, the search firm will be used to initiate this contact.

6)	Whenever possible, the Chair of the Committee, the Presiding Director, at least one other independent member of the Board and the CEO will interview each interested preferred candidate.

7)	Based on input received from the candidate interviews, the Committee will determine whether to extend an invitation to a candidate to join the Board.

8)	A reference check will be performed on the candidate.

9)	Depending on the results of the reference check, the Committee will extend the candidate an invitation to join the Board, subject to election by the Board.

10)	The full Board will vote on whether to elect the candidate to the Board.

11)	The Secretary of the Company will arrange for orientation sessions for newly elected directors, including briefings by senior managers, to familiarize new Directors with the Company’s overall business and operations, strategic plans and goals, financial statements and key policies and practices, including corporate governance matters.

EXHIBIT IV — AUDIT AND NON-AUDIT SERVICES PRE-APPROVAL POLICY

I. Statement of Principles

The Audit Committee is responsible for the appointment, compensation and oversight of the work of the independent auditor. As part of this responsibility, the Audit Committee is required to pre-approve the audit and non-audit services performed by the independent auditor in order to assure that they do not impair the auditor’s independence from the Company. Accordingly, the Audit Committee has adopted this Pre-Approval Policy, which sets forth the procedures and the conditions pursuant to which services proposed to be performed by the independent auditor may be pre-approved.

This Pre-Approval Policy establishes two different approaches to pre-approving services: proposed services either may be pre-approved without specific consideration by the Audit Committee (general pre-approval) or require the specific pre-approval of the Audit Committee (specific pre-approval). The Audit Committee believes that the combination of these two approaches in this policy will result in an effective and efficient procedure to pre-approve services performed by the independent auditor. As set forth in this policy, unless a type of service has received general pre-approval, it will require specific pre-approval by the Audit Committee. Any proposed services exceeding pre-approved budgeted amounts will also require specific pre-approval by the Audit Committee. For both types of pre-approval, the Audit Committee shall consider whether such services are consistent with the SEC’s rules on auditor independence. The Audit Committee shall determine whether the audit firm is best positioned to provide the most effective and efficient service.

The non-audit services that have the general pre-approval of the Audit Committee will be reviewed on an annual basis unless the Audit Committee considers a different period and states otherwise. The Audit Committee shall annually review and pre-approve the audit, audit-related and tax services that can be provided by the independent auditor without obtaining specific pre-approval from the Audit Committee. The Audit Committee will revise the list of general pre-approved services from time to time, based upon subsequent determinations. The Audit Committee does not delegate its responsibilities to pre-approve services performed by the independent auditor to management or to others.

The independent auditor has reviewed this policy and believes that implementation of the policy will not adversely affect the auditor’s independence.

II. Audit Services

The Audit Committee shall approve the annual audit services engagement terms and fees no later than its review of the independent auditor’s audit plan. Audit services may include the annual financial statement audit (including required quarterly reviews), subsidiary audits and other procedures required to be performed by the independent auditor to be able to form an opinion on the Company’s consolidated financial statements. These other procedures include information systems and procedural reviews and testing performed in order to understand and place reliance on the systems of internal control, and consultations occurring during, and as a result of, the audit. Audit services also include the attestation engagement for the independent auditor’s report on management’s report on internal control over financial reporting. The Audit Committee shall also approve, if necessary, any significant changes in terms, conditions and fees resulting from changes in audit scope, company structure or other items.

In addition to the annual audit services engagement approved by the Audit Committee, the Audit Committee may grant general pre-approval to other audit services, which are those services that only the independent auditor reasonably can provide. Other audit services may include statutory audits or financial audits for subsidiaries or affiliates of the Company and services associated with SEC registration statements, periodic reports and other documents filed with the SEC or other documents issued in connection with securities offerings.

III. Audit-Related Services

Audit-related services are assurance and related services that traditionally are performed by the independent auditor. Because the Audit Committee believes that the provision of audit-related services does not impair the independence of the auditor and is consistent with the SEC’s rules on auditor independence, the Audit Committee may grant general pre-approval to audit-related services. Audit-related services include, among others, due diligence services pertaining to potential business acquisitions/dispositions, accounting consultations for significant or unusual transactions not classified as “audit services,” assistance with understanding and implementing new accounting and financial reporting guidance from rulemaking authorities, financial audits of employee benefit plans, agreed-upon or expanded audit procedures performed at the request of management and assistance with internal control reporting requirements.

IV. Tax Services

The Audit Committee believes that the independent auditor can provide traditional tax services to the Company such as U.S. and international tax planning and compliance. The Audit Committee will not pre-approve the retention of the independent auditor in connection with a transaction initially recommended by the independent auditor, the purpose of which may be tax avoidance and the tax treatment of which may not be supported in the Code and related regulations.

V. Other Permissible Non-Audit Services

The Audit Committee may grant general pre-approval to those permissible non-audit services (other than tax services, which are addressed above) that it believes are routine and recurring services, would not impair the independence of the auditor and are consistent with the SEC’s rules on auditor independence.

A list of the SEC’s prohibited non-audit services is attached to the end of this policy as Attachment 1. The SEC’s rules and relevant guidance should be consulted to determine the precise definitions of these services and the applicability of exceptions to certain of the prohibitions.

VI. Pre-Approval Budgeted Amounts

Pre-approval budgeted amounts for all services to be provided by the independent auditor shall be reviewed and approved annually by the Audit Committee. Any proposed services exceeding these levels or amounts shall require specific pre-approval by the Audit Committee. On a quarterly basis, the Audit Committee will be provided with updates regarding actual projects and fees by category in comparison to the pre-approved budget.

VII. Procedures

All requests or applications from the independent auditor to provide services that do not require specific approval by the Audit Committee shall be submitted to the Corporate Controller and must include a detailed description of the services to be rendered. The Corporate Controller will determine whether such services are included within the list of services that have received the general pre-approval of the Audit Committee.

Requests or applications to provide services that require specific approval by the Audit Committee shall be submitted to the Audit Committee for approval by the Corporate Controller.

VIII. Delegation

The Committee Chair is authorized to pre-approve specific engagements or changes to engagements when it is not practical to bring the matter before the Committee as a whole.

Attachment 1

Prohibited Non-Audit Services

  Bookkeeping or other services related to the accounting records or financial statements of the audit client

  Financial information systems design and implementation

  Appraisal or valuation services, fairness opinions, or contribution-in-kind reports

  Actuarial services

  Internal audit outsourcing services

  Management functions

  Human resources

  Broker-dealer, investment adviser or investment banking services

  Legal services

  Expert services unrelated to the audit

ANNUAL MEETING INFORMATION

2009 ANNUAL MEETING DIRECTIONS AND PARKING INFORMATION

Embassy Suites Hotel Walnut Creek
1345 Treat Boulevard, Walnut Creek, CA 94596-2184

Directions

From 680 Freeway North
Exit at Treat Boulevard.
Turn right onto Treat Boulevard for ¼ mile.
Turn left onto Oak Road to hotel entrance.

From 680 Freeway South
Exit at Oak Park Boulevard.
Proceed left on North Main to Treat Boulevard.
Turn left onto Treat Boulevard for ¼ mile.
Turn left onto Oak Road to hotel entrance.

From Oakland International Airport
Head north on 880 towards downtown Oakland.
Follow 880 to 24 East toward Walnut Creek.
Follow 24 East to 680 junction.
Take 680 North towards Sacramento.
Exit at Treat Boulevard.
Turn right onto Treat Boulevard for ¼ mile.
Turn left onto Oak Road to hotel entrance.

From San Francisco International Airport
Head north on 101 toward San Francisco to 80 East.
Cross the Bay Bridge and follow signs to 24 Walnut Creek.
Follow 24 East to 680 junction.
Take 680 North towards Sacramento.
Exit at Treat Boulevard.
Turn right onto Treat Boulevard for ¼ mile.
Turn left onto Oak Road to hotel entrance.

Parking
All parking at the Embassy Suites Hotel Walnut Creek is Valet only. Shareholders attending the Annual Meeting will be charged a discounted rate of $9.00 for Valet parking for the Annual Meeting. In order to receive the discounted parking rate, shareholders must notify the Valet attendant that you are attending the Annual Meeting before checking in your vehicle.

NOTICE OF THE 2009 ANNUAL MEETING OF SHAREHOLDERS

The Annual Meeting of Shareholders of Eastman Kodak Company will be held on Wednesday, May 13, 2009 at 9:00 a.m., local time, at the Embassy Suites Hotel Walnut Creek, 1345 Treat Boulevard, Walnut Creek, CA. The following proposals will be voted on at the Annual Meeting:

1.	Election of 11 directors named in the Proxy Statement for a term of one year or until their successors are duly elected and qualified.

2.	Ratification of the Audit Committee’s selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm.

The Board of Directors recommends a vote FOR Items 1 and 2.

If you were a shareholder of record at the close of business on March 16, 2009, you are entitled to vote at the Annual Meeting.

Again this year, we are taking advantage of the Securities and Exchange Commission “e-proxy” rules that allow public companies to furnish proxy materials to their shareholders over the internet. We believe the rules will allow us to provide you with the information you need, while lowering the cost of delivery and reducing the environmental impact of our Annual Meeting.

If you have any questions about the Annual Meeting, please contact: Coordinator, Shareholder Services, Eastman Kodak Company, 343 State Street, Rochester, NY 14650-0218, (585) 724-5492, e-mail: shareholderservices@kodak.com.

The Annual Meeting will be accessible by the handicapped. If you require special assistance, contact the Coordinator, Shareholder Services.

By Order of the Board of Directors

Laurence L. Hickey Secretary and Assistant General Counsel Eastman Kodak Company April 2, 2009

▼IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

 Proxy — Eastman Kodak Company

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Antonio M. Perez and Laurence L. Hickey, and each of them, as Proxies with full power of substitution, to vote, as designated on the reverse side, for director substitutes if any nominee becomes unavailable, and in their discretion, on matters properly brought before the Annual Meeting and on matters incident to the conduct of the Annual Meeting, all of the shares of common stock of Eastman Kodak Company which the undersigned has power to vote at the Annual Meeting of Shareholders to be held on May 13, 2009, or any adjournment thereof.

NOMINEES FOR DIRECTOR: Richard S. Braddock, Timothy M. Donahue, Michael J. Hawley, William H. Hernandez, Douglas R. Lebda, Debra L. Lee, Delano E. Lewis, William G. Parrett, Antonio M. Perez, Dennis F. Strigl and Laura D’Andrea Tyson.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL NOMINEES FOR DIRECTOR AND FOR THE RATIFICATION OF THE AUDIT COMMITTEE’S SELECTION OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

This Proxy will be voted as directed. If no direction to the contrary is indicated, it will be voted as follows:
FOR the election of all nominees for director; and
FOR the ratification of the Audit Committee’s selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm.

A	Proposals — The Board of Directors recommends a vote FOR all the nominees listed in Item 1 and FOR Item 2.

1.	Election of Directors:	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain

	01 - Richard S. Braddock				02 - Timothy M. Donahue				03 - Michael J. Hawley

	04 - William H. Hernandez				05 - Douglas R. Lebda				06 - Debra L. Lee

	07 - Delano E. Lewis				08 - William G. Parrett				09 - Antonio M. Perez

	10 - Dennis F. Strigl				11 - Laura D’Andrea Tyson

		For	Against	Abstain

2.	Ratification of the Audit Committee’s Selection of PricewaterhouseCoopers LLP as Our Independent Registered Public Accounting Firm

B	Non-Voting Items
Meeting Attendance		Change of Address — Please print new address below.
I plan to attend the Annual Meeting.	I plan to bring a guest.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
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